    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        CSG SYSTEMS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                47-0783182
                                          (I.R.S. EMPLOYER IDENTIFICATION NO.)
   (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)

     7887 EAST BELLEVIEW, SUITE 1000        NEAL C. HANSEN, CHIEF EXECUTIVE
 ENGLEWOOD, COLORADO 80111 (303) 796-      OFFICER CSG SYSTEMS INTERNATIONAL,
                 2850                     INC. 7887 EAST BELLEVIEW, SUITE 1000
                                          ENGLEWOOD, COLORADO 80111 (303) 796-
  (ADDRESS, INCLUDING ZIP CODE, AND                       2850
          TELEPHONE NUMBER,               (NAME, ADDRESS, INCLUDING ZIP CODE,
 INCLUDING AREA CODE, OF REGISTRANT'S     AND TELEPHONE NUMBER, INCLUDING AREA
     PRINCIPAL EXECUTIVE OFFICES)             CODE, OF AGENT FOR SERVICE)

           IT IS REQUESTED THAT COPIES OF COMMUNICATIONS BE SENT TO:
  NEAL A. KLEGERMAN BAKER & MCKENZIE       JEFFREY SMALL DAVIS POLK & WARDWELL
    ONE PRUDENTIAL PLAZA 130 EAST          450 LEXINGTON AVENUE NEW YORK, NEW
   RANDOLPH DRIVE CHICAGO, ILLINOIS                    YORK 10017
                60601                                (212) 450-4000
            (312) 861-8000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities from an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                            PROPOSED
                                             PROPOSED        MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM        AGGREGATE     AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED         REGISTERED(1)    PER UNIT(2)      PRICE(2)         FEE
-------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......  4,023,505 shares     $37.44     $150,640,027.20   $44,439

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(1) Includes 524,805 shares subject to an option to be granted to the
    Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant's Common Stock on March 12, 1998, as reported on the Nasdaq National Market.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

                               EXPLANATORY NOTE

  This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an aggregate of 2,798,960 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of 699,740 shares of Common Stock (the "International Offering" and, together with the U.S. Offering, the "Offering"). The prospectuses for each of the U.S. Offering and the International Offering will be identical with the exception of the alternate front cover page for the International Offering. Such alternate page appears in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject To Completion)
Issued March 17, 1998

                                3,498,700 Shares

                                      LOGO

                        CSG SYSTEMS INTERNATIONAL, Inc.
                                  COMMON STOCK

                                --------------

 ALL OF THE  3,498,700 SHARES OF  COMMON STOCK BEING OFFERED  HEREBY ARE BEING
  SOLD BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS."
   THE COMPANY WILL NOT RECEIVE ANY OF  THE PROCEEDS FROM THE SALE OF SHARES
    OF COMMON STOCK BY THE SELLING STOCKHOLDERS. OF THE 3,498,700 SHARES OF
     COMMON STOCK BEING OFFERED HEREBY, 2,798,960 SHARES ARE BEING OFFERED
      INITIALLY IN THE UNITED STATES  AND CANADA BY THE U.S. UNDERWRITERS
       AND 699,740 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED
        STATES  AND  CANADA  BY  THE  INTERNATIONAL  UNDERWRITERS.  SEE
         "UNDERWRITERS." THE COMMON STOCK  OF THE COMPANY IS QUOTED ON
          THE  NASDAQ NATIONAL  MARKET  UNDER THE  SYMBOL "CSGS."  ON
           MARCH  16, 1998,  THE  REPORTED LAST  SALE  PRICE OF  THE
            COMMON STOCK ON THE  NASDAQ NATIONAL MARKET WAS $39 3/4
             PER SHARE.

                                --------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                --------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

                               PRICE $    A SHARE

                                --------------

                                                 UNDERWRITING     PROCEEDS TO
                                       PRICE TO  DISCOUNTS AND      SELLING
                                        PUBLIC  COMMISSIONS (1) STOCKHOLDERS (2)
                                       -------- --------------- ----------------
Per Share.............................   $           $                 $
Total (3).............................  $           $                 $

-----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
(2) See "Underwriters" for information relating to the payment of expenses in connection with the Offering.
(3) Certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 524,805 additional Shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
    commissions and proceeds to selling stockholders will be $        ,
    $         and $        , respectively. The Company will not receive any
    proceeds from the sale of Shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriters."

                                --------------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about     , 1998 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                --------------

MORGAN STANLEY DEAN WITTER                                        BT ALEX. BROWN

     , 1998

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREIN SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Use of Proceeds..........................................................  12
Price Range of Common Stock and Dividend Policy..........................  12
Dilution.................................................................  12
Capitalization...........................................................  13
Selected Financial and Operating Data....................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  26
Management...............................................................  33
Principal and Selling Stockholders.......................................  35
Description of Capital Stock.............................................  38
Certain United States Federal Tax Consequences for Non-U.S. Holders......  41
Underwriters.............................................................  44
Legal Matters............................................................  47
Experts..................................................................  47
Available Information....................................................  47
Incorporation of Certain Information by Reference........................  48
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  CSG Phoenix(TM), CSG Vantage(TM), Advanced Customer Service Representative(TM), ACSR(TM), CCS(TM), Customer Interaction Tracking(TM), CIT(TM), Enhanced Statement Presentation(TM), ESP(TM), CSG VantagePoint(TM), CSG Dispatch(TM), CSG TechNet(TM), CSG.web(TM), IVR(TM), UHS(TM) and SUMMITrak(TM) are trademarks of the Company. All other trademarks, service marks, or trade names referred to in this Prospectus are the property of the respective owners.

                               ----------------

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus. Unless the context otherwise requires, "CSG" or the "Company" refers to CSG Systems International, Inc. and its subsidiaries.

                                  THE COMPANY

  The Company is a leading provider of customer care and billing solutions for cable television and direct broadcast satellite ("DBS") providers, and also serves on-line services and telecommunications providers. The Company's products and services enable its clients to focus on their core businesses, improve customer service, and enter new markets and operate more efficiently. The Company offers its clients a full suite of processing and related services, and software and professional services which automate customer care and billing functions. These functions include set-up and activation of customer accounts, sales support, order processing, invoice calculation, production and mailing, management reporting, and customer analysis for target marketing. The Company's products and services combine the reliability and high volume transaction processing capabilities of a mainframe platform with the flexibility of client/server architecture. The Company generated revenue of $171.8 million in 1997 compared to $132.3 million in 1996, an increase of 29.9%, and revenue grew at a compound annual growth rate of 27.0% over the three year period ended December 31, 1997.

  The Company has established a leading presence by developing strategic relationships with major participants in the cable television and DBS industries, and derived approximately three-quarters of its revenues in 1997 from the U.S. cable television industry. The Company's U.S. clients include six of the ten largest cable television service providers, four Regional Bell Operating Companies ("RBOCs") for video services, two DBS service providers, and an on-line services company. During 1997, the Company derived approximately 77% of its total revenues from processing and related services. At December 31, 1997, the Company was servicing client sites having an aggregate of 21.1 million customers in the U.S., compared to 19.2 million customers serviced as of December 31, 1996. The Company has contracts to convert a significant number of additional customers to its customer care and billing systems. From January 1, 1998 through February 28, 1998, the Company converted and processed approximately 1.6 million additional customers on its systems.

  The convergence of communications markets and growing competition are increasing the complexity and cost of managing the interaction between communications service providers and their customers. Customer care and billing systems coordinate all aspects of the customer's interaction with a service provider, from initial set-up and activation, to service activity monitoring, through billing and accounts receivable management. The growing complexity of communications services and the manner in which they are packaged and priced, has created increased demand for customer care and billing systems which deliver enhanced flexibility and functionality. Because of the significant level of technological expertise and capital resources required to develop and implement such systems successfully, the majority of cable television, DBS, and wireless service providers have elected to outsource customer care and billing.

  The Company entered into a 15-year contract (the "TCI Contract") with a Tele-Communications, Inc. ("TCI") affiliate during the third quarter of 1997. Subject to performance of the Company's obligations, the contract provides for:
(i) the Company to be TCI's exclusive provider of customer care and billing solutions for analog and digital cable television, on-line services, wireline residential telephony, and print and mail services; and (ii) minimum financial commitments by TCI based on a minimum of 13.0 million TCI cable television customers, of which approximately 4 million were on the Company's system prior to the execution of the TCI Contract.

  The Company expanded its operations internationally through the acquisition of Bytel Limited ("Bytel") in June 1996. Bytel, established in 1992, is the leading provider of customer care and billing solutions in the United Kingdom to providers of combined cable television and telephony (business and residential) services. Bytel serves a total of approximately 1 million customers, approximately 75% of whom receive multiple services. During 1997, the Company derived 9.6% of its total revenues from international sources.

GROWTH STRATEGY

  The Company's growth strategy is designed to provide revenue and profit growth. The key elements of the strategy include:

  Expand Core Processing Business. The Company will continue to leverage its investment and expertise in high-volume transaction processing to expand its processing business. The processing business provides highly predictable recurring revenues through multi-year contracts with a client base which includes leading communications service providers in growing markets. The Company increased the number of customers processed on its systems from 16.4 million as of December 31, 1994 to 21.1 million as of December 31, 1997, with approximately 11 million additional customers under contract to be converted. The Company's approach to customer care and billing provides a full suite of products and services which combines the reliability and high volume transaction processing capabilities of a mainframe platform with the flexibility of client/server architecture.

  Introduce New Products and Services. The Company has a significant installed client base to which it can sell additional value-added products and services. Through the introduction of new client/server software applications, including Advanced Customer Service Representative ("ACSR"), Enhanced Statement Presentation ("ESP") and CSG VantagePoint, the Company has increased its annual revenue per customer from $5.30 in 1994 to $7.73 in 1997. The Company will continue to develop software applications, which will enhance and extend the functionality of its customer care and billing solution and also provide additional revenue opportunities.

  Enter New Markets. As communications markets converge, the Company's products and services can facilitate efficient entry into new markets by existing or new clients. For example, as the cable television providers expand into on-line services and telephony, the Company will continue to offer the customer care and billing solutions necessary to meet their needs. The Company also seeks to identify other industries, such as utilities, that with modifications to the Company's existing technology, could be served by the Company's customer care and billing solutions.

  Enhance Growth Through Focused Acquisitions. The Company follows a disciplined approach to acquire assets and businesses which provide the technology and technical personnel to expedite the Company's product development efforts, provide complementary products or services, or provide access to new markets or clients.

  Continue Technology Leadership. The Company believes that its technology in customer care and billing solutions gives communications service providers a competitive advantage. The Company's continuing investment in research and development is designed to position the Company to meet the growing and evolving needs of existing and potential clients.

  Pursue International Opportunities. The Company believes that privatization and deregulation in international markets presents new opportunities for customer care and billing providers. In the United Kingdom, Bytel is the leading provider of customer care and billing solutions to providers of combined cable television and telephony (business and residential) services. The Company expects to complete major project enhancements to Bytel's customer care and billing system in 1998, including UNIX/Oracle platform conversion and internationalization to accommodate various currencies, postal codes, and tax requirements. The Company intends to market the product in European and other international markets.

                                  THE OFFERING

Common Stock offered by:
  The Selling Stockholders.............  3,498,700 shares (1)
Common Stock offered in:
  U.S. Offering........................  2,798,960 shares (1)
  International Offering...............    699,740 shares

    Total..............................  3,498,700 shares (1)


Common Stock outstanding..............  25,485,780 shares (2)
Use of Proceeds.......................  The Company will not receive any of the net proceeds
                                        from the Offering.
Nasdaq National Market Symbol.........  CSGS

--------
(1) Assumes the over-allotment option granted to the U.S. Underwriters will not be exercised.
(2) As of January 31, 1998. Excludes: (i) 2,540,835 shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock incentive plans, of which options to purchase 2,148,645 shares are currently outstanding but not exercisable and options to purchase 392,190 shares are currently outstanding and exercisable; and (ii) warrants to purchase up to 1,500,000 shares at $24.00 per share issued to a TCI affiliate, which are currently outstanding but not exercisable.

                                  RISK FACTORS

  Prior to making an investment in the Common Stock offered hereby, prospective purchasers of the Common Stock should take into account the specific considerations set forth under "Risk Factors" as well as the other information included or incorporated by reference in this Prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA

  The summary financial and operating data presented below for the year ended December 31, 1993, the eleven months ended November 30, 1994, the one month ended December 31, 1994, and the years ended December 31, 1995, 1996 and 1997 have been derived from the Company's and the Predecessor's (as defined below) audited consolidated financial statements. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto (the "Consolidated Financial Statements") included and incorporated by reference in this Prospectus.

                               PREDECESSOR (1)                    COMPANY (1) (2)
                          ------------------------- ----------------------------------------------
                                        11 MONTHS    ONE MONTH
                           YEAR ENDED     ENDED        ENDED         YEAR ENDED DECEMBER 31,
                          DECEMBER 31, NOVEMBER 30, DECEMBER 31, ---------------------------------
                              1993         1994         1994       1995        1996        1997
                          ------------ ------------ ------------ ---------  ----------  ----------
                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
 Processing and related
  services..............    $75,578      $76,081     $   7,757   $  96,343  $  113,422  $  131,399
 Software license and
  maintenance fees......        --           --            --           57      14,736      26,880
 Professional services..        --           --            --            4       4,139      13,525
                            -------      -------     ---------   ---------  ----------  ----------
   Total revenues.......     75,578       76,081         7,757      96,404     132,297     171,804
                            -------      -------     ---------   ---------  ----------  ----------
Expenses:
 Cost of revenues:
 Cost of processing and
  related services:
  Direct costs..........     34,503       34,977         3,647      46,670      52,027      58,259
  Amortization of
   acquired software
   (1)..................          2          --            917      11,000      11,003      10,596
  Amortization of
   client contracts and
   related intangibles
   (1)..................      1,518        1,594           341       4,092       4,092       4,293
                            -------      -------     ---------   ---------  ----------  ----------
   Total cost of
    processing and
    related services....     36,023       36,571         4,905      61,762      67,122      73,148
 Cost of software
  license and
  maintenance fees......        --           --            --          --        5,040       9,787
 Cost of professional
  services..............        --           --            --          --        2,083       7,047
                            -------      -------     ---------   ---------  ----------  ----------
   Total cost of
    revenues............     36,023       36,571         4,905      61,762      74,245      89,982
                            -------      -------     ---------   ---------  ----------  ----------
Gross margin............     39,555       39,510         2,852      34,642      58,052      81,822
                            -------      -------     ---------   ---------  ----------  ----------
Operating expenses:
 Research and
  development:
 Research and
  development...........      5,591        7,680         1,044      14,278      20,206      22,586
 Charge for purchased
  research and
  development (1) (5)...        --           --         40,953         --          --      105,484
 Impairment of
  capitalized software
  development costs
  (6)...................        --           --            --          --          --       11,737
 Selling and marketing..      2,012        3,054           293       3,770       8,213      10,198
 General and
  administrative:
 General and
  administrative........     11,431        9,461         3,073      11,406      13,702      19,385
 Amortization of
  goodwill and other
  intangibles (1).......      1,052          826           547       5,680       6,392       6,927
 Impairment of
  intangible assets
  (7)...................        --           --            --          --          --        4,707
 Stock-based employee
  compensation (1)......        --           --            --          841       3,570         449
 Depreciation...........      3,847        3,520           433       5,687       5,121       6,884
                            -------      -------     ---------   ---------  ----------  ----------
   Total operating
    expenses............     23,933       24,541        46,343      41,662      57,204     188,357
                            -------      -------     ---------   ---------  ----------  ----------
Operating income
 (loss).................     15,622       14,969       (43,491)     (7,020)        848    (106,535)
                            -------      -------     ---------   ---------  ----------  ----------
 Other income (expense):
 Interest expense.......     (1,941)      (1,067)         (769)     (9,070)     (4,168)     (5,324)
 Interest income........        205          227            39         663         844       1,294
 Other..................        --           --            --          --          --          349
                            -------      -------     ---------   ---------  ----------  ----------
   Total other..........     (1,736)        (840)         (730)     (8,407)     (3,324)     (3,681)
                            -------      -------     ---------   ---------  ----------  ----------
Income (loss) before
 income taxes,
 extraordinary item and
 discontinued
 operations.............     13,886       14,129       (44,221)    (15,427)     (2,476)   (110,216)
 Income tax (provision)
  benefit...............     (5,539)      (5,519)        3,757         --          --          --
                            -------      -------     ---------   ---------  ----------  ----------
Income (loss) before
 extraordinary item and
 discontinued
 operations.............      8,347        8,610       (40,464)    (15,427)     (2,476)   (110,216)
 Extraordinary loss from
  early extinguishment
  of debt (3) (5).......        --           --            --          --       (1,260)       (577)
                            -------      -------     ---------   ---------  ----------  ----------
Income (loss) from
 continuing operations..      8,347        8,610       (40,464)    (15,427)     (3,736)   (110,793)
Discontinued operations
 (4):
 Loss from operations...        --           --           (239)     (3,093)        --          --
 Gain (loss) from
  disposition...........        --           --            --         (660)        --        7,922
                            -------      -------     ---------   ---------  ----------  ----------
   Total gain (loss)
    from discontinued
    operations..........        --           --           (239)     (3,753)        --        7,922
                            -------      -------     ---------   ---------  ----------  ----------
Net income (loss).......    $ 8,347      $ 8,610     $ (40,703)  $ (19,180) $   (3,736) $ (102,871)
                            =======      =======     =========   =========  ==========  ==========
Net loss per common
 share (basic and
 diluted) (8):
 Loss attributable to common stockholders.........   $  (15.75)  $   (5.51) $     (.14) $    (4.32)
 Extraordinary loss from early extinguishment of
  debt............................................         --          --         (.06)       (.02)
 Gain (loss) from discontinued operations.........        (.09)      (1.09)        --          .31
                                                     ---------   ---------  ----------  ----------
 Net loss attributable to common stockholders.....   $  (15.84)  $   (6.60) $     (.20) $    (4.03)
                                                     =========   =========  ==========  ==========
Weighted average common shares (basic and diluted)
 (8)..............................................   2,587,500   3,450,415  21,872,860  25,497,033
                                                     =========   =========  ==========  ==========

                                        (footnotes appear on the following page)

                              PREDECESSOR (1)                  COMPANY (1) (2)
                         ------------------------- ----------------------------------------
                                       11 MONTHS    ONE MONTH
                          YEAR ENDED     ENDED        ENDED      YEAR ENDED DECEMBER 31,
                         DECEMBER 31, NOVEMBER 30, DECEMBER 31, ---------------------------
                             1993         1994         1994       1995      1996     1997
                         ------------ ------------ ------------ --------  -------- --------
                                                  (IN THOUSANDS)
OTHER DATA (AT PERIOD
 END):
 Number of clients'
  customers processed...    15,410       16,347        16,435     17,975    19,212   21,146
BALANCE SHEET DATA (AT
 PERIOD END):
 Cash and cash
  equivalents...........   $    61      $    22      $  6,650   $  3,603  $  6,134 $ 20,417
 Working capital........     7,570        8,356         4,681      2,359     4,430    3,518
 Total assets  (5)......    64,298       65,695       130,160    105,553   114,910  179,793
 Long-term obligations
  (3) (5)...............    16,375       10,438        95,000     85,068    32,500  135,000
 Redeemable convertible
  preferred stock  (3)..       --           --         59,363     62,985       --       --
 Stockholders' equity
  (deficit)  (1) (3) (5)
  (6)...................    35,980       43,031       (40,429)   (61,988)   41,964  (33,086)

--------
(1) The Company was formed in October 1994 and acquired all of the outstanding shares of CSG Systems, Inc., formerly Cable Services Group, Inc. (the "Predecessor"), from First Data Corporation ("FDC") on November 30, 1994 (the "Acquisition"). The Company did not have any substantive operations prior to the Acquisition. The Acquisition was accounted for as a purchase and the Consolidated Financial Statements since the date of the Acquisition are presented on the new basis of accounting established for the purchased assets and liabilities. The Company incurred certain acquisition-related charges as a result of the Acquisition. These acquisition-related charges included an immediate charge of $40.9 million as of the Acquisition date for purchased research and development and recurring, periodic amortization of acquired software, client contracts and related intangibles, noncompete agreement and goodwill, and stock-based employee compensation.
(2) On June 28, 1996, the Company acquired all of the outstanding shares of Bytel. The acquisition was accounted for using the purchase method of accounting.
(3) The Company completed an initial public offering ("IPO") of its Common Stock in March 1996. The Company sold 3,335,000 shares of Common Stock resulting in net proceeds to the Company of $44.8 million. Such proceeds were used to repay long-term debt of $40.3 million and to pay accrued dividends of $4.5 million on Redeemable Convertible Preferred Stock ("Preferred Stock"). As of the closing of the IPO, all of the Preferred Stock was automatically converted into 17,999,998 shares of Common Stock. The Company incurred an extraordinary loss of $1.3 million for the write-off of deferred financing costs attributable to the portion of the long-term debt repaid.
(4) Contemporaneously with the Acquisition, the Company purchased from FDC all of the outstanding capital stock of Anasazi Inc. ("Anasazi"). On August 31, 1995, the Company completed a substantial divestiture of Anasazi, resulting in the Company owning less than 20% of Anasazi. In September 1997, the Company sold its remaining ownership interest in Anasazi for $8.6 million in cash. The Company accounted for its ownership in Anasazi as discontinued operations after its acquisition in 1994.
(5) In September 1997, the Company purchased certain SUMMITrak assets from TCI and entered into the TCI Contract. The total purchase price for the assets was approximately $159 million, $106.0 million of which was paid in cash at closing, with approximately $105 million allocated to purchased research and development with the remaining amount allocated to long-lived assets. See Note 4 to the Consolidated Financial Statements for a description of the balance of the purchase price. The purchased research and development was charged to operations in the fourth quarter of 1997. The Company financed the asset acquisition with a $150.0 million term credit facility (the "Term Credit Facility"), of which $27.5 million was used to retire the Company's previously outstanding debt, resulting in an extraordinary loss of $.6 million for the write-off of deferred financing costs attributable to such debt.
(6) During the fourth quarter of 1997, the Company recorded a non-recurring charge of $11.7 million to reduce certain CSG Phoenix assets to their net realizable value as of December 31, 1997.
(7) During the fourth quarter of 1997, the Company recorded a non-recurring charge of $4.7 million for the impairment of certain intangible assets related to software systems which the Company decided to no longer market and support.
(8) Net loss per common share and the shares used in the per share computation have been computed on the basis described in Note 2 to the Consolidated Financial Statements.

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

NET LOSSES

  The Company has recorded annual net losses since inception (October 17, 1994) through December 31, 1997. These net losses have resulted from several factors, including: (i) amortization of intangible assets (acquired software, client contracts and related intangibles, and noncompete agreements and goodwill); (ii) charge for purchased research and development; (iii) charge for impairment of software development costs; (iv) charge for impairment of intangible assets; (v) interest expense; (vi) stock-based employee compensation expense; (vii) extraordinary losses from early extinguishment of debt; and (viii) discontinued operations. There can be no assurance that the Company will achieve or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON CCS

  The Company derived approximately 77.3% and 76.7% of its total revenues from its primary product, Communications Control System ("CCS"), and related products and services in the years ended December 31, 1996 and 1997, respectively. CCS and related products and services are expected to provide the substantial majority of the Company's total revenues in the foreseeable future. The Company's results will depend upon continued market acceptance of CCS and related products and services, as well as the Company's ability to continue to adapt and modify them to meet the changing needs of its clients. Any reduction in demand for CCS would have a material adverse effect on the financial condition and results of operations of the Company. See "Business-- CSG Services and Products."

DEPENDENCE ON MAJOR CLIENTS

  During the years ended December 31, 1996 and 1997, revenues from TCI represented approximately 25.9% and 32.9% of total revenues, respectively, and revenues from Time Warner Cable and its affiliated companies ("Time Warner") represented approximately 22.9% and 20.1% of total revenues, respectively. As a result of the TCI Contract, revenues derived from TCI are expected to increase significantly as a percentage of revenue. Loss of all or a significant part of the business of either TCI or Time Warner would have a material adverse effect on the financial condition and results of operations of the Company. See "Business--Clients."

REQUIREMENTS OF THE TCI CONTRACT

  The TCI Contract requires the conversion of a significant number of additional TCI customers onto the Company's customer care and billing system. See "--Conversion to the Company's Systems." The TCI Contract provides certain performance criteria and other obligations to be met by the Company. The Company is subject to various remedies and penalties if it fails to meet the performance criteria or other obligations. The Company is also subject to an annual technical audit to determine whether the Company's products and services include innovations in features and functions that have become standard in the industry. If an audit determines the Company is not providing such an innovation and it fails to do so within the schedule required by the contract, then TCI would be released from its exclusivity obligation to the extent necessary to obtain the innovation from a third party. To fulfill the TCI Contract and to remain competitive, the Company believes it will be required to develop new and advanced features to existing products and services, new products and services, and new technologies, all of which will require substantial research and development. TCI also would have the right to terminate the TCI Contract in the event of certain defaults by the Company. The termination of the TCI Contract or of any of TCI's commitments under the contract would have a material adverse effect on the financial condition and results of operations of the Company.

RENEWAL OF TIME WARNER CONTRACTS

  The Company provides services to Time Warner under multiple, separate contracts with various Time Warner affiliates. These contracts are scheduled to expire at various times. The failure of Time Warner to renew contracts representing a significant part of its business with the Company would have a material adverse effect on the financial condition and results of operations of the Company.

CONVERSION TO THE COMPANY'S SYSTEMS

  The Company's ability to convert new client sites to its customer care and billing systems on a timely and accurate basis is necessary to meet the Company's contractual commitments and to achieve its business objectives. Converting multiple sites under the schedules required by contracts or business requirements is a difficult and complex process. One of the difficulties in the conversion process is that competition for the necessary qualified personnel is intense and the Company may not be successful in attracting and retaining the personnel necessary to complete conversions on a timely and accurate basis. The inability of the Company to perform the conversion process timely and accurately would have a material adverse effect on the results of operations of the Company.

DEPENDENCE ON CABLE TELEVISION INDUSTRY

  The Company's business is concentrated in the cable television industry, making the Company susceptible to a downturn in that industry. During the years ended December 31, 1996 and 1997, the Company derived 77% and 73%, respectively, of its revenues from companies in the U.S. cable television industry. A decrease in the number of customers served by the Company's clients would result in lower revenues for the Company. In addition, cable television providers are consolidating, decreasing the potential number of buyers for the Company's products and services. Furthermore, there can be no assurance that cable television providers will be successful in expanding into other segments of the converging communications markets. There can be no assurance that new entrants into the cable television market will become clients of the Company.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

  The market for customer care and billing systems is characterized by rapid changes in technology and is highly competitive with respect to the need for timely product innovations and new product introductions. The Company believes that its future success depends upon continued market acceptance of its current products, including CCS and related products and services, and its ability to enhance its current products and develop new products that address the increasingly complex and evolving needs of its clients. In particular, the Company believes that it must respond quickly to clients' needs for additional functionality and distributed architecture for data processing. Substantial research and development will be required to maintain the competitiveness of the Company's products and services in the market. Development projects can be lengthy and costly, and are subject to changing requirements, programming difficulties, a shortage of qualified personnel, and unforeseen factors which can result in delays. There can be no assurance of continued market acceptance of the Company's current products or that the Company will be successful in the timely development of product enhancements or new products that respond to technological advances or changing client needs.

CONVERGING COMMUNICATIONS MARKETS

  The Company's growth strategy is based in large part on the continuing convergence and growth of the cable television, DBS, telecommunications, and on-line services markets. If these markets fail to converge, grow more slowly than anticipated, or if providers in the converging markets do not accept the Company's products and services, there could be a material adverse effect on the Company's growth.

COMPETITION

  The market for the Company's products and services is highly competitive. The Company directly competes with both independent providers of products and services and in-house systems developed by existing and potential clients. Many of the Company's current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources than the Company, and many already have significant international operations. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. See "Business--Competition."

CLIENT FAILURE TO RENEW OR UTILIZE CONTRACTS

  Substantially all of the Company's revenues are derived from the sale of services or products under contracts with its clients. The Company does not have the option to extend unilaterally the contracts upon expiration of their terms. Many of the Company's contracts do not require clients to make any minimum purchases, and contracts are cancelable by clients under certain conditions.

ATTRACTION AND RETENTION OF PERSONNEL

  The Company's future success depends in large part on the continued service of its key management, sales, product development, and operational personnel. The Company is particularly dependent on its executive officers. Only one of those executive officers is party to an employment agreement with the Company, and such agreement is terminable upon 30 days' notice.

  The Company believes that its future success also depends on its ability to attract and retain highly skilled technical, managerial, and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense, particularly in the areas of research and development and technical support. The Company may not be successful in attracting and retaining the personnel it requires.

VARIABILITY OF QUARTERLY RESULTS

  The Company's quarterly revenues and results, particularly relating to software and professional services, may fluctuate depending on various factors, including the timing of executed contracts and the delivery of contracted services or products, the cancellation of the Company's services and products by existing or new clients, the hiring of additional staff, new product development and other expenses, and changes in sales commission policies. No assurance can be given that results will not vary due to these factors. Fluctuations in quarterly results may result in volatility in the market price of the Company's Common Stock.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company relies on a combination of trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary rights in its products. There can be no assurance that these provisions will be adequate to protect its proprietary rights. Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients. See "Business--Proprietary Rights and Licenses."

INTERNATIONAL OPERATIONS

  The Company's business strategy includes a commitment to the marketing of its products and services internationally, and the Company has acquired and established operations outside of the U.S. The Company is subject to certain inherent risks associated with operating internationally. Risks include product development to meet local requirements such as the conversion to EURO currency, difficulties in staffing and management, reliance on independent distributors or strategic alliance partners, fluctuations in foreign currency exchange rates, compliance with foreign regulatory requirements, variability of foreign economic conditions, changing restrictions imposed by U.S. export laws, and competition from U.S.-based companies which have firmly established significant international operations. There can be no assurance that the Company will be able to manage successfully the risks related to selling its products and services in international markets.

INTEGRATION OF ACQUISITIONS

  As part of its growth strategy, the Company seeks to acquire assets, technology, and businesses which would provide the technology and technical personnel to expedite the Company's product development efforts, provide complementary products or services or provide access to new markets and clients. Acquisitions involve a number of risks and difficulties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management's attention to the assimilation of acquired operations and personnel, potential adverse short-term effects on the Company's operating results, and the amortization of acquired intangible assets.

YEAR 2000

  The Company's business is dependent upon various computer software programs and operating systems that utilize dates and process data beyond the year 2000. If the actions taken by the Company to mitigate its risks associated with the year 2000 are inadequate, there could be a material adverse effect on the financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

RELATIONSHIP WITH FIRST DATA CORPORATION

  The Company has entered into a data processing services agreement with FDC. The Company is dependent upon FDC to perform these services for the operation of CCS. The inability of FDC to perform these services satisfactorily could have a material adverse effect on the financial condition and results of operations of the Company. The existing agreement is scheduled to expire in December 2001.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock offered hereby will suffer an immediate and
substantial dilution of $   in the net tangible book value per share of the
Common Stock. See "Dilution."

                                USE OF PROCEEDS

  All of the shares of Common Stock offered hereby are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares being offered.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is quoted on the Nasdaq National Market under the symbol "CSGS." The following table sets forth, for the periods indicated, the range of high and low sale prices per share of the Common Stock as reported on the Nasdaq National Market since February 28, 1996, the date trading of the Common Stock began in connection with the Company's IPO.

                                                                  HIGH     LOW
                                                                 ------- -------
   1996
    First Quarter (from February 28)............................ $25 1/2 $20 1/2
    Second Quarter..............................................  37 1/4  22 3/8
    Third Quarter...............................................  26 1/4  19 1/2
    Fourth Quarter..............................................  21 3/8  14 3/8
   1997
    First Quarter...............................................  20 1/4  15
    Second Quarter..............................................  31      14 3/4
    Third Quarter...............................................  40 1/4  22
    Fourth Quarter..............................................  49 3/4  30 5/8
   1998
    First Quarter (through March 16)............................  44 3/4  35

  On March 16, 1998, the reported last sale price of the Company's Common Stock as reported on the Nasdaq National Market was $39 3/4 per share. On January 31, 1998, the number of holders of record of the Common Stock was 253.

  The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The Company's debt agreement also contains restrictions on the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 6 to the Consolidated Financial Statements. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of the Company, as well as other factors the Board of Directors may deem relevant.

                                   DILUTION

  The net tangible book value of the Company as of December 31, 1997 was approximately ($116.6 million) or ($4.57) per share. Net tangible book value per share is determined by subtracting the Company's total amount of liabilities from its total amount of tangible assets and dividing the remainder by the number of shares of Common Stock outstanding. The Company's net tangible book value per share will not be affected by the Offering. The price per share to the public of the shares of Common Stock offered hereby exceeds the net tangible book value per share prior to the Offering. Therefore, purchasers of shares of Common Stock in the Offering will realize immediate and substantial dilution in the net tangible book value of their shares. The following table, based upon the net tangible book value of the Company as of December 31, 1997, illustrates the dilution to purchasers of shares of Common Stock sold in the Offering, based on the public offering price.

     Public offering price per share.................................... $
     Net tangible book value per share..................................  (4.57)
                                                                         ------
     Dilution per share purchased in the Offering (1)................... $
                                                                         ======

--------
(1) Excludes as of January 31, 1998: (i) 2,540,835 shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock incentive plans, of which options to purchase 2,148,645 shares are currently outstanding but not exercisable and options to purchase 392,190 shares are currently outstanding and exercisable; and (ii) warrants to purchase up to 1,500,000 shares at $24.00 per share issued to a TCI affiliate, which are currently outstanding but not exercisable. To the extent that any of these options or warrants are exercised, there could be further dilution to new investors.

                                CAPITALIZATION

  The following table sets forth the current portion of long-term debt and the total capitalization of the Company at December 31, 1997. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                    AS OF
                                                              DECEMBER 31, 1997
                                                              -----------------
                                                                   ACTUAL
                                                              -----------------
                                                               (IN THOUSANDS)
Current portion of long-term debt............................     $   6,750
                                                                  =========
Long-term debt, net of current portion.......................     $ 128,250
                                                                  ---------
Stockholders' deficit:
  Preferred stock, $.01 par value per share; 10,000,000
   shares authorized; no shares issued and outstanding.......           --
  Common stock, $.01 par value per share; 100,000,000 shares
   authorized; 25,479,968 shares issued and outstanding (1)..           255
  Common stock warrants; 1,500,000 warrants outstanding ($24
   per share exercise price).................................        26,145
  Additional paid-in capital.................................       112,870
  Deferred employee compensation.............................          (636)
  Notes receivable from employee stockholders................          (685)
  Cumulative translation adjustments.........................            (1)
  Accumulated deficit........................................      (171,034)
                                                                  ---------
    Total stockholders' deficit..............................       (33,086)
                                                                  ---------
      Total capitalization...................................     $  95,164
                                                                  =========

--------
(1) Excludes as of January 31, 1998: (i) 2,540,835 shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock incentive plans, of which options to purchase 2,148,645 shares are currently outstanding but not exercisable and options to purchase 392,190 shares are currently outstanding and exercisable; and (ii) warrants to purchase up to 1,500,000 shares at $24.00 per share issued to a TCI affiliate, which are currently outstanding but not exercisable.

                     SELECTED FINANCIAL AND OPERATING DATA
  The selected financial and operating data presented below for the year ended December 31, 1993, the eleven months ended November 30, 1994, the one month ended December 31, 1994, and the years ended December 31, 1995, 1996 and 1997 have been derived from the Company's and the Predecessor's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, whose report on the years ended December 31, 1995, 1996 and 1997 is included elsewhere in this Prospectus. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included and incorporated by reference in this Prospectus.

                               PREDECESSOR (1)                    COMPANY (1) (2)
                          ------------------------- ----------------------------------------------
                                        11 MONTHS    ONE MONTH
                           YEAR ENDED     ENDED        ENDED         YEAR ENDED DECEMBER 31,
                          DECEMBER 31, NOVEMBER 30, DECEMBER 31, ---------------------------------
                              1993         1994         1994       1995        1996        1997
                          ------------ ------------ ------------ ---------  ----------  ----------
                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
 Processing and related
  services..............    $75,578      $76,081     $   7,757   $  96,343    $113,422  $  131,399
 Software license and
  maintenance fees......        --           --            --           57      14,736      26,880
 Professional services..        --           --            --            4       4,139      13,525
                            -------      -------     ---------   ---------  ----------  ----------
   Total revenues.......     75,578       76,081         7,757      96,404     132,297     171,804
                            -------      -------     ---------   ---------  ----------  ----------
Expenses:
 Cost of revenues:
 Cost of processing and
  related services:
  Direct costs..........     34,503       34,977         3,647      46,670      52,027      58,259
  Amortization of
   acquired software
   (1)..................          2          --            917      11,000      11,003      10,596
  Amortization of
   client contracts and
   related intangibles
   (1)..................      1,518        1,594           341       4,092       4,092       4,293
                            -------      -------     ---------   ---------  ----------  ----------
   Total cost of
    processing and
    related services....     36,023       36,571         4,905      61,762      67,122      73,148
 Cost of software
  license and
  maintenance fees......        --           --            --          --        5,040       9,787
 Cost of professional
  services..............        --           --            --          --        2,083       7,047
                            -------      -------     ---------   ---------  ----------  ----------
   Total cost of
    revenues............     36,023       36,571         4,905      61,762      74,245      89,982
                            -------      -------     ---------   ---------  ----------  ----------
Gross margin............     39,555       39,510         2,852      34,642      58,052      81,822
                            -------      -------     ---------   ---------  ----------  ----------
Operating expenses:
 Research and
  development:
 Research and
  development...........      5,591        7,680         1,044      14,278      20,206      22,586
 Charge for purchased
  research and
  development (1) (5)...        --           --         40,953         --          --      105,484
 Impairment of
  capitalized software
  development costs
  (6)...................        --           --            --          --          --       11,737
 Selling and marketing..      2,012        3,054           293       3,770       8,213      10,198
 General and
  administrative:
 General and
  administrative........     11,431        9,461         3,073      11,406      13,702      19,385
 Amortization of
  goodwill and other
  intangibles (1).......      1,052          826           547       5,680       6,392       6,927
 Impairment of
  intangible assets
  (7)...................        --           --            --          --          --        4,707
 Stock-based employee
  compensation (1)......        --           --            --          841       3,570         449
 Depreciation...........      3,847        3,520           433       5,687       5,121       6,884
                            -------      -------     ---------   ---------  ----------  ----------
   Total operating
    expenses............     23,933       24,541        46,343      41,662      57,204     188,357
                            -------      -------     ---------   ---------  ----------  ----------
Operating income
 (loss).................     15,622       14,969       (43,491)     (7,020)        848    (106,535)
                            -------      -------     ---------   ---------  ----------  ----------
 Other income (expense):
 Interest expense.......     (1,941)      (1,067)         (769)     (9,070)     (4,168)     (5,324)
 Interest income........        205          227            39         663         844       1,294
 Other..................        --           --            --          --          --          349
                            -------      -------     ---------   ---------  ----------  ----------
   Total other..........     (1,736)        (840)         (730)     (8,407)     (3,324)     (3,681)
                            -------      -------     ---------   ---------  ----------  ----------
Income (loss) before
 income taxes,
 extraordinary item and
 discontinued
 operations.............     13,886       14,129       (44,221)    (15,427)     (2,476)   (110,216)
 Income tax (provision)
  benefit...............     (5,539)      (5,519)        3,757         --          --          --
                            -------      -------     ---------   ---------  ----------  ----------
Income (loss) before
 extraordinary item and
 discontinued
 operations.............      8,347        8,610       (40,464)    (15,427)     (2,476)   (110,216)
 Extraordinary loss from
  early extinguishment
  of debt (3) (5).......        --           --            --          --       (1,260)       (577)
                            -------      -------     ---------   ---------  ----------  ----------
Income (loss) from
 continuing operations..      8,347        8,610       (40,464)    (15,427)     (3,736)   (110,793)
Discontinued operations
 (4):
 Loss from operations...        --           --           (239)     (3,093)        --          --
 Gain (loss) from
  disposition...........        --           --            --         (660)        --        7,922
                            -------      -------     ---------   ---------  ----------  ----------
   Total gain (loss)
    from discontinued
    operations..........        --           --           (239)     (3,753)        --        7,922
                            -------      -------     ---------   ---------  ----------  ----------
Net income (loss).......    $ 8,347      $ 8,610     $ (40,703)  $ (19,180) $   (3,736) $ (102,871)
                            =======      =======     =========   =========  ==========  ==========
Net loss per common
 share (basic and
 diluted) (8):
 Loss attributable to common stockholders.........   $  (15.75)  $   (5.51) $     (.14) $    (4.32)
 Extraordinary loss from early extinguishment of
  debt............................................         --          --         (.06)       (.02)
 Gain (loss) from discontinued operations.........        (.09)      (1.09)        --          .31
                                                     ---------   ---------  ----------  ----------
 Net loss attributable to common stockholders.....   $  (15.84)  $   (6.60) $     (.20) $    (4.03)
                                                     =========   =========  ==========  ==========
Weighted average common shares (basic and diluted)
 (8)..............................................   2,587,500   3,450,415  21,872,860  25,497,033
                                                     =========   =========  ==========  ==========

                                       (footnotes appear on the following page)

                               PREDECESSOR (1)                  COMPANY (1) (2)
                          ------------------------- ----------------------------------------
                                        11 MONTHS    ONE MONTH
                           YEAR ENDED     ENDED        ENDED      YEAR ENDED DECEMBER 31,
                          DECEMBER 31, NOVEMBER 30, DECEMBER 31, ---------------------------
                              1993         1994         1994       1995      1996     1997
                          ------------ ------------ ------------ --------  -------- --------
                                                   (IN THOUSANDS)
OTHER DATA (AT PERIOD
 END):
 Number of clients'
  customers processed ..     15,410       16,347        16,435     17,975    19,212   21,146
BALANCE SHEET DATA (AT
 PERIOD END):
 Cash and cash
  equivalents...........    $    61      $    22      $  6,650   $  3,603  $  6,134 $ 20,417
 Working capital........      7,570        8,356         4,681      2,359     4,430    3,518
 Total assets (5).......     64,298       65,695       130,160    105,553   114,910  179,793
 Long-term
  obligations (3) (5)...     16,375       10,438        95,000     85,068    32,500  135,000
 Redeemable convertible
  preferred stock (3)...        --           --         59,363     62,985       --       --
 Stockholders' equity
  (deficit) (1) (3) (5)
  (6)...................     35,980       43,031       (40,429)   (61,988)   41,964  (33,086)

--------
(1) The Company was formed in October 1994 and acquired all of the outstanding shares of CSG Systems, Inc., formerly Cable Services Group, Inc., from FDC on November 30, 1994 (the "Acquisition"). The Company did not have any substantive operations prior to the Acquisition. The Acquisition was accounted for as a purchase and the Consolidated Financial Statements since the date of the Acquisition are presented on the new basis of accounting established for the purchased assets and liabilities. The Company incurred certain acquisition-related charges as a result of the Acquisition. These acquisition-related charges included an immediate charge of $40.9 million as of the Acquisition date for purchased research and development and recurring, periodic amortization of acquired software, client contracts and related intangibles, noncompete agreement and goodwill, and stock-based employee compensation.
(2) On June 28, 1996, the Company acquired all of the outstanding shares of Bytel. The acquisition was accounted for using the purchase method of accounting.
(3) The Company completed an initial public offering of its Common Stock in March 1996. The Company sold 3,335,000 shares of Common Stock resulting in net proceeds to the Company of $44.8 million. Such proceeds were used to repay long-term debt of $40.3 million and to pay accrued dividends of $4.5 million on Preferred Stock. As of the closing of the IPO, all of the Preferred Stock was automatically converted into 17,999,998 shares of Common Stock. The Company incurred an extraordinary loss of $1.3 million for the write-off of deferred financing costs attributable to the portion of the long-term debt repaid.
(4) Contemporaneously with the Acquisition, the Company purchased from FDC all of the outstanding capital stock of Anasazi. On August 31, 1995, the Company completed a substantial divestiture of Anasazi, resulting in the Company owning less than 20% of Anasazi. In September 1997, the Company sold its remaining ownership interest in Anasazi for $8.6 million in cash. The Company accounted for its ownership in Anasazi as discontinued operations after its acquisition in 1994.
(5) In September 1997, the Company purchased certain SUMMITrak assets from TCI and entered into the TCI Contract. The total purchase price for the assets was approximately $159 million, $106.0 million of which was paid in cash at closing, with approximately $105 million allocated to purchased research and development with the remaining amount allocated to long-lived assets. See Note 4 to the Consolidated Financial Statements for a description of the balance of the purchase price. The purchased research and development was charged to operations in the fourth quarter of 1997. The Company financed the asset acquisition with the Term Credit Facility, of which $27.5 million was used to retire the Company's previously outstanding debt, resulting in an extraordinary loss of $.6 million for the write-off of deferred financing costs attributable to such debt.
(6) During the fourth quarter of 1997, the Company recorded a non-recurring charge of $11.7 million to reduce certain CSG Phoenix assets to their net realizable value as of December 31, 1997.
(7) During the fourth quarter of 1997, the Company recorded a non-recurring charge of $4.7 million for the impairment of certain intangible assets related to software systems which the Company decided to no longer market and support.
(8) Net loss per common share and the shares used in the per share computation have been computed on the basis described in Note 2 to the Consolidated Financial Statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

GENERAL

  Acquisition of CSG Systems, Inc. The Company was formed in October 1994 and acquired all of the outstanding stock of CSG Systems, Inc. (formerly Cable Services Group, Inc.) from FDC in November 1994 (the "Acquisition"). CSG Systems, Inc. had been a subsidiary or division of FDC from 1982 until the Acquisition. The Company acquired CSG Systems, Inc. for approximately $137 million in cash and accounted for the Acquisition using the purchase method of accounting. See Note 3 to the Consolidated Financial Statements for additional discussion.

  Public Offering. The Company completed the IPO in March 1996. The Company sold 3,335,000 shares of Common Stock at a price of $15 per share, resulting in net proceeds to the Company, after deducting the underwriting discount and offering expenses, of approximately $44.8 million. The net proceeds from the IPO were used to repay long-term debt of $40.3 million and to pay accrued dividends of $4.5 million on Preferred Stock. As of the closing of the IPO, all of the 8,999,999 outstanding shares of Preferred Stock were automatically converted into 17,999,998 shares of Common Stock and all accrued dividends were paid. See Notes 5 and 6 to the Consolidated Financial Statements for additional information regarding the Company's Preferred Stock and long-term debt.

  Acquisition of Bytel Limited. On June 28, 1996, the Company acquired all of the outstanding shares of Bytel for $3.1 million in cash and assumption of certain liabilities of $1.6 million. The acquisition was accounted for using the purchase method of accounting. The cost in excess of the fair value of the net tangible assets acquired of $4.2 million was allocated to goodwill and is being amortized over seven years on a straight-line basis. The Consolidated Financial Statements include Bytel's results of operations since the acquisition date. Bytel, established in 1992, is the leading provider of customer care and billing solutions in the United Kingdom to providers of combined cable television and telephony (business and residential) services.

  Acquisition of SUMMITrak Assets and TCI Contract. In September 1997, the Company purchased certain SUMMITrak assets from TCI and entered into the TCI Contract. The Company completed the accounting for these transactions in the fourth quarter of 1997. The total purchase price was approximately $159 million, with approximately $105 million allocated to purchased research and development ("R&D") and the remaining amount allocated to long-lived assets. Purchased R&D represents R&D of software technologies which had not reached technological feasibility as of the acquisition date, and had no other alternative future use. Purchased R&D was charged to operations in the fourth quarter of 1997. The Company financed the SUMMITrak asset acquisition with the Term Credit Facility, of which $27.5 million was used to retire the Company's previously outstanding debt. See Notes 4 and 6 to the Consolidated Financial Statements for additional information regarding the SUMMITrak asset acquisition and the related financing.

  The Company intends to continue the development of certain software technologies acquired from TCI and integrate such technologies into its current products. The Company is currently developing several additional products using the SUMMITrak next-generation, open system technologies to increase the functionality of CCS. These products use a modern architecture with relational databases, UNIX servers, object-oriented logic, and graphical user interfaces, and are expected to be sold as optional add-on software components to CCS, and include CSG Dispatch, CSG TechNet, IVR Services, and Closed Loop Inventory. CSG Dispatch provides automated work order routing and technician assignment and provides the dispatcher with a geographic information system (GIS)-based method for monitoring and reassigning work orders throughout the day. CSG TechNet is an optional add-on component to CSG Dispatch that provides two-way data communications to the technician in the field, allowing the technician to close work orders, send and receive messages, and perform other functions. IVR Services allows customers to make pay-per-view orders and perform other transactions over the telephone by interacting with an Interactive Voice Response system ("IVR"). Closed Loop Inventory provides a method for tracking client equipment in the field, primarily the set top boxes that are used in the field for communication services. The Company expects to complete these products by the end of 1998 and early 1999.

OVERVIEW

  The Company. The Company is a leading provider of customer care and billing solutions for cable television and direct broadcast satellite providers, and also serves on-line services and telecommunications providers. The Company's products and services enable its clients to focus on their core businesses, improve customer service, and enter new markets and operate more efficiently. The Company offers its clients a full suite of processing and related services, and software and professional services which automate customer care and billing functions. These functions include set-up and activation of customer accounts, sales support, order processing, invoice calculation, production and mailing, management reporting, and customer analysis for target marketing. The Company's products and services combine the reliability and high volume transaction processing capabilities of a mainframe platform with the flexibility of client/server architecture.

  Revenues. The Company's revenues are derived principally from processing and related services, which represented 99.9%, 85.8% and 76.5% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. As a result of the expected conversions in 1998 of TCI's and other clients' customers onto the Company's customer care and billing system, the Company expects processing and related services as a percentage of total revenues in 1998 to increase when compared to 1997. Processing and related services consist of processing fees, ancillary services and certain customized print and mail services. Processing fees are typically billed based on the number of a client's customers serviced, ancillary services are typically billed on a per transaction basis, and customized print and mail services are billed on a usage basis. Typically, the Company signs multi-year processing contracts with its clients which include provisions for annual price increases, and many of which include financial minimums. The Company's processing and related services are derived principally from its CCS product and services ancillary to CCS.

  The Company passes through to its clients the cost of postage and the cost of communication lines between client sites and the mainframe data processing facility. Such reimbursements of cost are netted against the expense and are not included in total revenues.

  Although the Company believes that the majority of its revenues will continue to come from processing and related services over the next several years, the Company has developed new software products and professional services. The software products include, among others, ACSR, ACSR Telephony, CSG Vantage, and CSG VantagePoint. Revenue from these software products and professional services, including revenue from the acquired software products and related services of Bytel, were $.1 million, $18.9 million, and $40.4 million, or .1%, 14.2% and 23.5% of total revenues, for the years ended December 31, 1995, 1996 and 1997, respectively. Software products and professional services as a percentage of total revenues in 1998 are expected to decrease when compared to 1997, due to the increased percentage of revenues expected to be generated from processing and related services in 1998, as discussed above. The Company licenses its software products under both perpetual and multi-year term licenses. See "Business" for additional discussion of the Company's products and services.

  Cost of Revenues. Direct costs for processing and related services consist primarily of: (i) the salaries and benefits of employees involved in certain systems and programming, client and product support, and statement production;
(ii) the cost of data processing; and (iii) statement and envelope costs. The Company's data processing services for CCS are provided by FDC under a five-year agreement which expires December 31, 2001. The cost of such services provided by FDC are based on usage and/or actual costs and were $16.9 million, $19.6 million and $19.2 million for the years ended December 31, 1995, 1996 and 1997, respectively. The amortization of acquired software, client contracts and related intangibles relates primarily to amortization of assets acquired in the Acquisition. The acquired software was fully amortized in November 1997.

  The cost of software license and maintenance fees consists primarily of the salaries and benefits of the systems and programming employees supporting the Company's software products. The cost of professional services consists primarily of the salaries and benefits of the employees performing such services.

  Operating Expenses. R&D expense consists primarily of the salaries and benefits of the employees involved in internal software and product development. Software and product development costs have increased significantly as resources have been added to develop new software products and enhance existing products.

  Selling and marketing expense consists primarily of the salaries, commissions, and benefits of those employees involved in sales and marketing activities, as well as travel, convention, and advertising expenses.

  General and administrative expense consists primarily of the salaries and benefits of management and administrative personnel and general office administration expense. Amortization of noncompete agreements and goodwill consists primarily of amortization of assets acquired in the Acquisition. Stock-based employee compensation expense relates to purchases of the Company's Common Stock by executive officers and key employees in 1994 and 1995, prior to the Company's IPO. See Notes 3 and 11 of the Consolidated Financial Statements for additional discussion of these items.

  Income Taxes. Although the Company has incurred net losses for the years ended 1995, 1996, and 1997, the Company has paid U.S. income taxes for each of these years and expects to pay United Kingdom income taxes for 1997, due primarily to differences in the timing of recognition of the amortization of intangible assets for financial reporting and tax purposes. For income tax purposes, the amortization of the intangible assets related to the Acquisition and the charge for purchased research and development related to the SUMMITrak asset acquisition, are principally deductible over 15 years on a straight-line basis. Based on its current projections, the Company expects to pay U.S. income taxes for 1998.

  At December 31, 1997, the Company concluded that it was more likely than not that certain of the Company's deferred tax assets would be realized. Accordingly, the Company has recognized a net deferred tax asset of $7.4 million. The Company has recorded a valuation allowance of approximately $61.3 million against the remaining net deferred tax assets since realization of these future benefits is not sufficiently assured as of December 31, 1997. The Company intends to analyze the realizability of the net deferred tax assets at each future quarterly reporting period. The current quarterly results of operations, as well as the Company's projected results of operations, will determine the required valuation allowance at the end of each quarter. Based on its current projections of operating results for 1998, the Company expects to realize additional deferred tax assets in 1998. As a result, the Company does not expect income tax expense for 1998 to be significant.

ACQUISITION CHARGES

  Acquisition Charges. As a result of the Acquisition, the Company has recorded recurring, periodic amortization of acquired software, client contracts and related intangibles, noncompete agreement, goodwill and stock-based employee compensation (collectively, the "Acquisition Charges"). The Acquisition Charges totaled $21.6 million, $24.4 million, and $20.7 million, for the years ended December 31, 1995, 1996 and 1997, respectively. See Notes 3 and 11 to the Consolidated Financial Statements for additional information regarding the Acquisition and the Acquisition Charges.

  Discontinued Operations. Contemporaneously with the Acquisition, the Company purchased from FDC all of the outstanding shares of Anasazi for $6.0 million cash. Anasazi provides central reservation systems and services for the hospitality and travel industries. The Company accounted for its ownership in Anasazi as discontinued operations after its acquisition in 1994. On August 31, 1995, the Company completed a substantial divestiture of Anasazi, resulting in the Company owning less than 20% of Anasazi. As a result, the $3.1 million loss from discontinued operations included in the Company's 1995 financial statements consists of the net losses of Anasazi from January 1 to August 31, 1995. Anasazi's results of operations subsequent to August 31, 1995 are not included in the Company's results of operations as the Company accounted for its investment in Anasazi under the cost method subsequent to August 31, 1995. In September 1997, the Company sold its remaining interest in Anasazi for $8.6 million in cash. The loss of $.7 million in August 1995 and the gain of $7.9 million in September 1997 relate to the Company's substantial and then final disposition of its ownership interest in Anasazi. See Note 10 to the Consolidated Financial Statements for additional information regarding Anasazi.

NON-RECURRING CHARGES

  Charge for Purchased Research and Development. During the fourth quarter of 1997, the Company recorded a charge of $105.5 million related primarily to the portion of the SUMMITrak asset acquisition purchase price allocated to purchased research and development related to software technologies which had not reached technological feasibility and had no other alternative future use as of the acquisition date. See Note 4 to the Consolidated Financial Statements for additional discussion.

  Impairment of Capitalized Software Development Costs. During the fourth quarter of 1997, the Company recorded a charge of $11.7 million related to certain CSG Phoenix assets. After the consideration of multiple factors and events, consisting primarily of an increase in demand for the Company's outsourced processing services and previously announced delays in the delivery of CSG Phoenix, such assets were reduced to their estimated net realizable value as of December 31, 1997. The charge primarily includes previously capitalized internal development costs and purchased software incorporated into the product. The Company intends to continue its development of CSG Phoenix. See Notes 2 and 13 to the Consolidated Financial Statements for additional discussion.

  Impairment of Intangible Assets. During the fourth quarter of 1997, the Company recorded a charge of $4.7 million for the impairment of certain intangible assets related to software systems which the Company has decided to no longer market and support. This impairment charge relates principally to the Company's CableMAX product. CableMAX is a personal computer-based customer management system targeted at smaller cable systems of 2,500 customers or less. During the fourth quarter of 1997, the Company decided not to invest the resources necessary to make the software year 2000 compliant, resulting in the impairment of the CableMAX intangible assets. See Note 2 to the Consolidated Financial Statements for additional discussion.

  Extraordinary Loss From Early Extinguishment Of Debt. In September 1997, the Company retired its outstanding bank indebtedness of $27.5 million in conjunction with obtaining financing for the SUMMITrak asset acquisition. Upon repayment of the outstanding debt, the Company recorded an extraordinary loss of $.6 million for the write-off of deferred financing costs. In March 1996, the Company recorded an extraordinary charge of $1.3 million for the write-off of deferred financing costs related to repayment of $40.3 million of long-term debt with proceeds from the IPO. See Note 6 to the Consolidated Financial Statements for additional discussion.

ADJUSTED RESULTS OF OPERATIONS

  Impact of Acquisition Charges and Non-recurring Charges on Earnings. As discussed above, the Company has incurred Acquisition Charges and non-recurring charges in each of the last three years. The total of these charges was $25.4 million, $25.7 million and $135.3 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's adjusted results of operations excluding these items is shown in the following table. In addition to the exclusion of these expenses from the calculation, the adjusted results of operations were computed using an effective income tax rate of 38.0%, and outstanding shares on a diluted basis.

                                          FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------------------------------
                                         1995          1996          1997
                                     ------------- ------------- -------------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Adjusted Results of Operations:
    Operating income................       $14,593       $25,194       $36,131
    Income before income taxes......         6,186        21,870        32,450
    Net income......................         3,835        13,559        20,119
    Earnings per diluted common
     share..........................           .18           .54           .77
    Weighted average diluted common
     shares.........................        21,533        25,294        26,069

RESULTS OF OPERATIONS

  The following table sets forth certain financial data and the percentage of total revenues of the Company for the periods indicated. The results of Bytel's operations since its acquisition on June 28, 1996 are included in the following table and considered in the discussion of the Company's operations that follows:

                                   TWELVE MONTHS ENDED DECEMBER 31,
                          -------------------------------------------------------
                                1995               1996              1997
                          -----------------  ----------------- ------------------
                                     % OF               % OF               % OF
                           AMOUNT   REVENUE   AMOUNT   REVENUE  AMOUNT    REVENUE
                          --------  -------  --------  ------- ---------  -------
                                        (DOLLARS IN THOUSANDS)
Revenues:
 Processing and related
  services..............  $ 96,343    99.9%  $113,422    85.8% $ 131,399    76.5%
 Software license and
  maintenance fees......        57      .1     14,736    11.1     26,880    15.6
 Professional services..         4     --       4,139     3.1     13,525     7.9
                          --------  ------   --------   -----  ---------  ------
   Total revenues.......    96,404   100.0    132,297   100.0    171,804   100.0
                          --------  ------   --------   -----  ---------  ------
Expenses:
 Cost of revenues:
 Cost of processing and
  related services:
  Direct costs..........    46,670    48.4     52,027    39.3     58,259    33.9
  Amortization of
   acquired software....    11,000    11.4     11,003     8.3     10,596     6.2
  Amortization of
   client contracts and
   related
   intangibles..........     4,092     4.2      4,092     3.1      4,293     2.5
                          --------  ------   --------   -----  ---------  ------
   Total cost of
    processing and
    related services....    61,762    64.0     67,122    50.7     73,148    42.6
 Cost of software
  license and
  maintenance fees......       --      --       5,040     3.8      9,787     5.7
 Cost of professional
  services..............       --      --       2,083     1.6      7,047     4.1
                          --------  ------   --------   -----  ---------  ------
   Total cost of
    revenues............    61,762    64.0     74,245    56.1     89,982    52.4
                          --------  ------   --------   -----  ---------  ------
 Gross margin...........    34,642    36.0     58,052    43.9     81,822    47.6
                          --------  ------   --------   -----  ---------  ------
 Operating expenses:
 Research and
  development:
  Research and
   development..........    14,278    14.8     20,206    15.3     22,586    13.2
  Charge for purchased
   research and
   development..........       --      --         --      --     105,484    61.4
  Impairment of
   capitalized software
   development costs....       --      --         --      --      11,737     6.8
 Selling and marketing..     3,770     3.9      8,213     6.2     10,198     5.9
 General and
  administrative:
 General and
  administrative........    11,406    11.8     13,702    10.4     19,385    11.3
 Amortization of
  noncompete agreements
  and goodwill..........     5,680     5.9      6,392     4.8      6,927     4.0
 Impairment of
  intangible assets.....       --      --         --      --       4,707     2.7
 Stock-based employee
  compensation..........       841      .9      3,570     2.7        449      .3
 Depreciation...........     5,687     5.9      5,121     3.9      6,884     4.0
                          --------  ------   --------   -----  ---------  ------
   Total operating
    expenses............    41,662    43.2     57,204    43.3    188,357   109.6
                          --------  ------   --------   -----  ---------  ------
Operating income
 (loss).................    (7,020)   (7.2)       848      .6   (106,535)  (62.0)
                          --------  ------   --------   -----  ---------  ------
 Other income (expense):
 Interest expense.......    (9,070)   (9.4)    (4,168)   (3.1)    (5,324)   (3.1)
 Interest income........       663      .7        844      .6      1,294      .7
 Other..................       --      --         --      --         349      .2
                          --------  ------   --------   -----  ---------  ------
   Total other..........    (8,407)   (8.7)    (3,324)   (2.5)    (3,681)   (2.2)
                          --------  ------   --------   -----  ---------  ------
Loss before income
 taxes, extraordinary
 item and discontinued
 operations.............   (15,427)  (15.9)    (2,476)   (1.9)  (110,216)  (64.2)
 Income tax provision...       --      --         --      --         --      --
                          --------  ------   --------   -----  ---------  ------
Loss before
 extraordinary item and
 discontinued
 operations.............   (15,427)  (15.9)    (2,476)   (1.9)  (110,216)  (64.2)
 Extraordinary loss from
  early extinguishment
  of debt...............       --      --      (1,260)    (.9)      (577)    (.3)
                          --------  ------   --------   -----  ---------  ------
Loss from continuing
 operations.............   (15,427)  (15.9)    (3,736)   (2.8)  (110,793)  (64.5)
                          --------  ------   --------   -----  ---------  ------
Discontinued operations:
 Loss from operations...    (3,093)   (3.2)       --      --         --      --
 Gain (loss) from
  disposition...........      (660)    (.7)       --      --       7,922     4.6
                          --------  ------   --------   -----  ---------  ------
   Total gain (loss)
    from discontinued
    operations..........    (3,753)   (3.9)       --      --       7,922     4.6
                          --------  ------   --------   -----  ---------  ------
Net loss................  $(19,180) (19.8)%  $ (3,736)  (2.8)% $(102,871) (59.9)%
                          ========  ======   ========   =====  =========  ======

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 1996

  Revenues. Total revenues increased $39.5 million, or 29.9%, to $171.8 million in 1997, from $132.3 million in 1996, due primarily to increased revenues from the Company's processing and related services, as well as increased revenues from software and related product sales and professional consulting services.

  Revenues from processing and related services increased $18.0 million, or 15.8%, to $131.4 million in 1997, from $113.4 million in 1996, due primarily to an increase in the number of customers of the Company's clients which were serviced by the Company and increased revenue per customer. Customers serviced as of December 31, 1997 and 1996 were 21.1 million and 19.2 million, respectively, an increase of 10.1%. The increase in the number of customers serviced was due primarily to internal customer growth experienced by existing clients and the addition of new clients. Revenue per customer increased due to price increases included in client contracts and increased usage of ancillary services by existing clients.

  Revenues from software and related product sales and professional consulting services increased $21.5 million, or 114.1%, to $40.4 million in 1997, from $18.9 million in 1996. This increase relates to the introduction of the Company's new software products, primarily ACSR and CSG VantagePoint, and professional consulting services in early 1996 with continued expansion throughout 1996 and 1997, and the inclusion of revenues from Bytel's operations for all of 1997, whereas six months of revenues for Bytel were included for 1996.

  Amortization of Acquired Software. Amortization of acquired software decreased $.4 million, or 3.7%, to $10.6 million in 1997, from $11.0 million in 1996, due primarily to acquired software from the Acquisition becoming fully amortized as of November 30, 1997. See Note 3 to the Consolidated Financial Statements for additional discussion of the Acquisition and its impact on operations.

  Amortization of Client Contracts and Related Intangibles. Amortization of client contracts and related intangibles increased $.2 million, or 4.9%, to $4.3 million in 1997, from $4.1 million in 1996 due primarily to amortization from the TCI Contract executed in September 1997.

  Gross Margin. Gross margin increased $23.7 million, or 40.9%, to $81.8 million in 1997, from $58.1 million in 1996, due primarily to revenue growth. The gross margin as a percentage of total revenues increased to 47.6% in 1997, compared to 43.9% in 1996. The increase in the gross margin as a percentage of total revenues is due primarily to: (i) a favorable change in revenue mix which included more higher-margined software products; (ii) the increase in revenues while the overall amount of amortization of acquired software and the amortization of client contracts and related intangibles remained relatively constant; and (iii) the increase in processing and related services revenue per customer while controlling the cost of delivering such services.

  Research and Development Expense. Research and development expense increased $2.4 million, or 11.8%, to $22.6 million in 1997, from $20.2 million in 1996. As a percentage of total revenues, R&D expense decreased to 13.2% in 1997 from 15.3% in 1996. The Company capitalized software development costs, related primarily to CSG Phoenix, of approximately $9.7 million during 1997, which consisted of $8.4 million of internal development costs and $1.3 million of purchased software. The Company capitalized software development costs, related primarily to CSG Phoenix, ACSR Telephony and CSG VantagePoint, of approximately $3.1 million in 1996, which consisted of $2.5 million of internal development costs and $.6 million of purchased software. As a result, total R&D expenditures (i.e., the total R&D costs expensed, plus the capitalized internal development costs) for 1997 and 1996 were $31.0 million, or 18.0% of total revenues, and $22.7 million, or 17.2% of total revenues, respectively. The overall increase in R&D expenditures is due primarily to continued efforts on several products which are in development and enhancements of the Company's existing products. The increased R&D expenditures consist primarily of increases in salaries, benefits and other programming-related expenses.

  Selling and Marketing Expense. Selling and marketing expense increased $2.0 million, or 24.2%, to $10.2 million in 1997, from $8.2 million in 1996. As a percentage of total revenues, selling and marketing expense decreased to 5.9% in 1997, compared to 6.2% in 1996. The increase in expense is due primarily to continued growth of the Company's direct sales force throughout 1996 and most of 1997. The Company began building a new direct sales force in mid-1995 and continued to expand its sales force until reaching its present level as of the end of 1997.

  General and Administrative Expense. General and administrative ("G&A") expense increased $5.7 million, or 41.5%, to $19.4 million in 1997, from $13.7 million in 1996. As a percentage of total revenues, G&A expense increased to 11.3% in 1997, from 10.4% in 1996. The increase in expense relates primarily to: (i) the continued expansion of the Company's management team and related administrative staff, added throughout 1996 and 1997, to support the Company's overall growth; (ii) an increase in facility costs to support employee growth, including the cost of relocating the Company's corporate headquarters; (iii) expenses of $.7 million related to the closing of the TCI Contract and the SUMMITrak asset purchase agreement; and (iv) the inclusion of G&A expenses from Bytel's operations for all of 1997, whereas six months of G&A expenses for Bytel were included for 1996.

  Amortization of Noncompete Agreements and Goodwill. Amortization of noncompete agreements and goodwill increased $.5 million, or 8.4%, to $6.9 million in 1997, from $6.4 million in 1996. The increase in expense relates to amortization of goodwill from the Bytel acquisition and amortization of an additional noncompete agreement executed in April 1996.

  Stock-Based Employee Compensation. During 1995 and 1994, the Company sold Common Stock to executive officers and key employees pursuant to performance stock agreements and recorded deferred compensation of $5.8 million related to these purchases. Prior to the completion of the IPO, the deferred compensation was being recognized as stock-based employee compensation expense on a straight-line basis from the time the shares were purchased through November 30, 2001, as the shares became vested as of this date. Upon completion of the IPO, shares owned by certain executive officers of the Company became fully vested. In addition, the vesting for the remaining performance stock shares decreased to 20.0% annually over a five-year period. As a result, approximately $3.2 million of stock-based employee compensation expense was recorded when the IPO was completed in March 1996. Amortization of the stock-based deferred compensation subsequent to 1997 will be approximately $.3 million per year. See Note 11 to the Consolidated Financial Statements for additional discussion.

  Depreciation Expense. Depreciation expense increased $1.8 million, or 34.4%, to $6.9 million in 1997, from $5.1 million in 1996, with the increase attributed to capital expenditures throughout 1996 and 1997 in support of the overall growth of the Company.

  Operating income (loss). Operating loss was $106.5 million for 1997, compared to operating income of $.8 million for 1996. The change between years relates primarily to the non-recurring charges recorded in the fourth quarter of 1997, as discussed above.

  Interest Expense. Interest expense increased $1.1 million, or 27.7%, to $5.3 million in 1997, from $4.2 million in 1996, with the increase attributable primarily to new debt incurred under the Term Credit Facility. This increase was partially offset by the effects of: (i) scheduled principal payments on the Company's long-term debt; (ii) the retirement of $40.3 million of long-term debt with the proceeds from the IPO in March 1996; and (iii) a decrease in the Company's interest rate spread on LIBOR, as a result of the Company favorably amending its long-term credit facility in April 1996.

TWELVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 1995

  Revenues. Total revenues increased $35.9 million, or 37.2%, to $132.3 million in 1996, from $96.4 million in 1995, due primarily to increased revenues from the Company's processing and related services, as well as increased revenues from software and related product sales and professional consulting services.

  Revenues from processing and related services increased $17.1 million, or 17.7%, to $113.4 million in 1996, from $96.3 million in 1995, due primarily to an increase in the number of customers of the Company's clients which were serviced by the Company and increased revenue per customer. Customers serviced as of December 31, 1996 and 1995 were 19.2 million and 18.0 million, respectively, an increase of 6.9%. The increase in the number of customers serviced was due primarily to internal customer growth experienced by existing clients and the addition of new clients. Revenue per customer increased due to annual price increases included in client contracts and increased usage of ancillary services by existing clients.

  Revenue from the Company's new software products introduced in early 1996, primarily ACSR and CSG VantagePoint, and professional services, as well as revenue from the software products and related services of Bytel for six months in 1996, were $18.9 million in 1996 compared to $.1 million in 1995.

  Gross Margin. Gross margin increased $23.5 million, or 67.6%, to $58.1 million in 1996, from $34.6 million in 1995, due primarily to revenue growth. The gross margin as a percentage of total revenues increased to 43.9% in 1996, compared to 36.0% in 1995. The increase in the gross margin as a percentage of total revenues is due primarily to: (i) a favorable change in revenue mix which included more higher-margined software products; (ii) the increase in revenues while the overall amount of amortization of acquired software and the amortization of client contracts and related intangibles remained relatively constant; and (iii) the increase in processing and related services revenue per customer while controlling the cost of delivering such services.

  Research and Development Expense. Research and development expense increased $5.9 million, or 41.5%, to $20.2 million in 1996, from $14.3 million in 1995. As a percentage of total revenues, R&D expense increased to 15.3% in 1996 from 14.8% in 1995. The Company capitalized software development costs, related primarily to CSG Phoenix, ACSR Telephony and CSG VantagePoint, of approximately $3.1 million in 1996, which consisted of $2.5 million of internal development costs and $.6 million of purchased software. No software development costs were capitalized during 1995. As a result, total R&D expenditures (i.e., the total R&D costs expensed, plus the capitalized internal development costs) for 1996 were $22.7 million, or 17.2% of total revenues. The overall increase in R&D expenditures is due primarily to continued efforts on several products which are in development and enhancements of the Company's existing products. The increased R&D expenditures consist primarily of increases in salaries, benefits, and other programming-related expenses.

  Selling and Marketing Expense. Selling and marketing expense increased $4.4 million, or 117.9%, to $8.2 million in 1996, from $3.8 million in 1995. As a percentage of total revenues, selling and marketing expense increased to 6.2% in 1996, from 3.9% in 1995. The increase in expense is due primarily to a realignment of the Company's sales force. Subsequent to the Acquisition, a substantial portion of the previous sales force was terminated during the three months ended March 31, 1995, and senior management focused on sales responsibilities in 1995. The Company began building a new direct sales force in mid-1995 and continued to expand its sales force throughout 1996.

  General and Administrative Expense. G&A expense increased $2.3 million, or 20.1%, to $13.7 million in 1996, from $11.4 million in 1995. The increase in expense relates primarily to the development of the Company's management team and to related administrative staff added during 1996 and 1995 to support the Company's growth. As a percentage of total revenues, G&A expense decreased to 10.4% in 1996, from 11.8% in 1995.

  Amortization of Noncompete Agreements and Goodwill. Amortization of noncompete agreements and goodwill increased $.7 million, or 12.5%, to $6.4 million in 1996, from $5.7 million in 1995. The increase in expense relates to amortization of goodwill from the Bytel acquisition and amortization of an additional noncompete agreement acquired in April 1996.

  Stock-Based Employee Compensation. Stock-based employee compensation expense for the years ended December 31, 1996 and 1995, of $3.6 million and $.8 million, respectively, relates to purchases of the Company's Common Stock by executive officers and key employees. The increase between years relates to the accelerated vesting for certain employees effective as of the closing of the IPO in March 1996, as discussed above.

  Depreciation Expense. Depreciation expense decreased $.6 million, or 10.0%, to $5.1 million in 1996, from $5.7 million in 1995, with the decrease attributed to certain fixed assets becoming fully depreciated in 1995.

  Operating income (loss). Operating income was $.8 million for 1996, compared to an operating loss of $7.0 million for 1995. The change between years relates to the factors discussed above.

  Interest Expense. Interest expense decreased $4.9 million, or 54.0%, to $4.2 million in 1996, from $9.1 million in 1995. The decrease was attributable to:
(i) scheduled principal payments on the Company's long-term debt; (ii) the retirement of $40.3 million of long-term debt with proceeds from the IPO in March 1996; and (iii) a decrease in the Company's interest rate spread on LIBOR, as a result of the Company favorably amending its long-term credit facility in April 1996.

LIQUIDITY AND CAPITAL RESOURCES

  As of December 31, 1997, the Company's principal sources of liquidity included cash and cash equivalents of $20.4 million. The Company's working capital as of December 31, 1996 and 1997 was $4.4 million and $3.5 million, respectively. The Company also has a revolving credit facility with a bank in the amount of $40.0 million, of which there were no borrowings outstanding as of December 31, 1997. The Company's ability to borrow under the revolving credit facility is subject to maintenance of certain levels of eligible receivables. At December 31, 1997, $30.6 million of the $40.0 million revolving credit facility was available to the Company based on the current level of eligible receivables. The revolving credit facility expires in September 2002.

  The Company's net cash flows from operating activities for the years ended December 31, 1995, 1996 and 1997 were $11.8 million, $29.1 million and $31.4 million, respectively. The increase of $2.3 million, or 7.8%, in 1997 over 1996 relates to a $9.2 million increase in net cash flows from operations, offset by an increase in the net change in operating assets and liabilities of $6.9 million. The increase of $17.3 million, or 147.3%, in 1996 over 1995 relates to a $14.4 million increase in net cash flows from operations and a decrease in the net change in operating assets and liabilities of $2.9 million.

  The Company's net cash flows used in investing activities totaled $117.4 million in 1997, compared to $14.7 million in 1996, an increase in $102.7 million. The increase between years relates primarily to the cash payments of $106.5 million for the SUMMITrak assets acquired in September 1997 and an increase of $6.6 million in capitalized software development costs between years, with these increases offset by proceeds of $8.6 million from the final disposition of Anasazi. The Company's net cash flow used in investing activities totaled $5.3 million in 1995. The increase of $9.4 million between 1995 and 1996 relates primarily to: (i) an increase of $3.0 million in 1996 for capital expenditures to support Company growth; (ii) acquisitions of business in 1996 of $4.9 million, which relates primarily to Bytel; and (iii) $3.5 million in capitalized software development costs in 1996. These increases were offset by $2.0 million of cash received from Anasazi for a note receivable in January 1996.

  The Company's net cash flows from financing activities was $100.7 million in 1997, compared to a use of net cash flows of $12.1 million in 1996, an increase of $112.8 million. The significant increase between years relates primarily to the net change in the Company's long-term debt between years. In 1997, the Company generated $150.0 million from a new debt agreement entered into primarily to fund the SUMMITrak asset acquisition, and repaid long-term debt of $47.5 million, which included: (i) $5.0 million of scheduled payments on the previous debt agreement; (ii) $27.5 million of existing debt which was refinanced as part of the new debt agreement; and (iii) an optional prepayment of $15.0 million on the new debt, which was made in December 1997. The net cash flows used in financing activities totaled $9.5 million for 1995. The increase of $2.6 million between 1995 and 1996 relates primarily to an increase in scheduled debt payments in 1995 over 1996. In addition, the Company sold 3,335,000 shares of Common Stock at an initial public offering price of $15 per share, resulting in net proceeds to the Company, after deducting underwriting discounts and offering expenses, of approximately $44.8 million. The net proceeds from the IPO were used to repay long-term debt of $40.3 million and to pay accrued dividends of $4.5 million on Preferred Stock. As of the closing of the IPO in March

1996, all of the 8,999,999 outstanding shares of the Preferred Stock were automatically converted into 17,999,998 shares of Common Stock, at which time the accrued dividends became payable.

  The Company financed the SUMMITrak asset acquisition in September 1997 with the $150.0 million Term Credit Facility, of which $27.5 million was used to retire the Company's previously outstanding debt. Interest rates under the new agreement are chosen at the option of the Company and are based on the LIBOR rate or the prime rate, plus an additional percentage spread, with the spread dependent upon the Company's leverage ratio. For the period from September 1997 through December 31, 1997, the spread on the LIBOR rate and prime rate was 1.75% and .5%, respectively. Based on the Company's leverage ratio as of December 31, 1997, the spread on the LIBOR rate and prime rate was reduced to 1.0% and 0%, respectively, effective January 1, 1998. As a result of this additional debt, the Company expects interest expense to increase in 1998 when compared to 1997. See Note 6 to the Consolidated Financial Statements for additional discussion of the Term Credit Facility.

  The Term Credit Facility requires maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on payment of dividends, a fixed charge coverage ratio, a leverage ratio and restrictions on capital expenditures. As of December 31, 1997, the Company was in compliance with all covenants. The payment of dividends or other types of distributions on any class of the Company's stock is restricted unless the Company's leverage ratio, as defined in the Term Credit Facility, is less than 1.50. As of December 31, 1997, the leverage ratio was 2.80.

  The purchase price for the SUMMITrak assets acquired in September 1997 includes up to $26.0 million in conversion incentive payments. The timing of the conversion incentive payments is based upon the achievement of certain milestones by TCI and the Company, as specified in the SUMMITrak asset acquisition agreement. The milestones are based principally upon the number of TCI's customers converted to, and the total number of TCI customers processed on, the Company's customer care and billing system. Based on the conversions scheduled as of December 31, 1997, the Company expects to pay $17.8 million to TCI in 1998 and $8.2 million in 1999.

  The Company believes that cash generated from operations, together with the current cash and cash equivalents and the amount available under the revolving credit facility, will be sufficient to meet its anticipated cash requirements for operations (including research and development expenditures), income taxes, debt service, conversion incentive payments and capital expenditures for both its short and long-term purposes.

YEAR 2000

  In 1995, the Company began efforts to identify and assess any issues associated with its software's ability to properly utilize dates and process data beyond the year 2000. The Company recognizes that the failure to properly and timely address issues surrounding the year 2000 could have a material impact on its operations, and as a result it appointed a project team to undertake a Company-wide study to determine the full scope and related costs to the Company of ensuring that its systems can continue to meet the Company's internal needs, as well as those of its customers. The Company's year 2000 project team is communicating with vendors and customers to coordinate year 2000 conversion and will provide the Company's management with a report that includes an estimate of costs to be incurred by the Company in properly addressing this issue. The Company currently believes that it will be able to effectively mitigate risks associated with the year 2000 and that its Company-wide year 2000 project will be substantially complete by the end of the fourth quarter of 1998. The Company does not expect the costs to make its systems year 2000 compliant to be material to its financial condition or results of operations.

                                   BUSINESS

GENERAL

  The Company is a leading provider of customer care and billing solutions for cable television and DBS providers, and also serves on-line services and telecommunications providers. The Company's products and services enable its clients to focus on their core businesses, improve customer service, and enter new markets and operate more efficiently. The Company offers its clients a full suite of processing and related services, and software and professional services which automate customer care and billing functions. These functions include set-up and activation of customer accounts, sales support, order processing, invoice calculation, production and mailing, management reporting, and customer analysis for target marketing. The Company's products and services combine the reliability and high volume transaction processing capabilities of a mainframe platform with the flexibility of client/server architecture. The Company generated revenue of $171.8 million in 1997 compared to $132.3 million in 1996, an increase of 29.9%, and revenue grew at a compound annual growth rate of 27.0% over the three year period ended December 31, 1997.

  The Company has established a leading presence by developing strategic relationships with major participants in the cable television and DBS industries, and derived approximately three-quarters of its revenues in 1997 from the U.S. cable television industry. The Company's U.S. clients include six of the ten largest cable television service providers, four RBOCs for video services, two DBS service providers, and an on-line services company. During 1997, the Company derived approximately 77% of its total revenues from processing and related services. At December 31, 1997, the Company was servicing client sites having an aggregate of 21.1 million customers in the U.S., compared to 19.2 million customers serviced as of December 31, 1996. The Company has contracts to convert a significant number of additional customers to its customer care and billing systems. From January 1, 1998 through February 28, 1998, the Company converted and processed approximately 1.6 million additional customers on its systems.

  The convergence of communications markets and growing competition are increasing the complexity and cost of managing the interaction between communications service providers and their customers. Customer care and billing systems coordinate all aspects of the customer's interaction with a service provider, from initial set-up and activation, to service activity monitoring, through billing and accounts receivable management. The growing complexity of communications services and the manner in which they are packaged and priced, has created increased demand for customer care and billing systems which deliver enhanced flexibility and functionality. Because of the significant level of technological expertise and capital resources required to develop and implement such systems successfully, the majority of cable television, DBS, and wireless service providers have elected to outsource customer care and billing.

  The Company entered into the TCI Contract during the third quarter of 1997. Subject to performance of the Company's obligations, the contract provides for: (i) the Company to be TCI's exclusive provider of customer care and billing solutions for analog and digital cable television, on-line services, wireline residential telephony, and print and mail services; and (ii) minimum financial commitments by TCI based on a minimum of 13.0 million TCI cable television customers, of which approximately 4 million were on the Company's system prior to the execution of the TCI Contract.

  The Company expanded its operations internationally through the acquisition of Bytel in June 1996. Bytel, established in 1992, is the leading provider of customer care and billing solutions in the United Kingdom to providers of combined cable television and telephony (business and residential) services. Bytel serves a total of approximately 1 million customers, approximately 75% of whom receive multiple services. During 1997, the Company derived 9.6% of its total revenues from international sources.

GROWTH STRATEGY

  The Company's growth strategy is designed to provide revenue and profit growth. The key elements of the strategy include:

  Expand Core Processing Business. The Company will continue to leverage its investment and expertise in high-volume transaction processing to expand its processing business. The processing business provides highly predictable recurring revenues through multi-year contracts with a client base which includes leading communications service providers in growing markets. The Company increased the number of customers processed on its systems from 16.4 million as of December 31, 1994 to 21.1 million as of December 31, 1997, with approximately 11 million additional customers under contract to be converted. The Company's approach to customer care and billing provides a full suite of products and services which combines the reliability and high volume transaction processing capabilities of a mainframe platform with the flexibility of client/server architecture.

  Introduce New Products and Services. The Company has a significant installed client base to which it can sell additional value-added products and services. Through the introduction of new client/server software applications, including ACSR, ESP and CSG VantagePoint, the Company has increased its annual revenue per customer from $5.30 in 1994 to $7.73 in 1997. The Company will continue to develop software applications, which will enhance and extend the functionality of its customer care and billing solution and also provide additional revenue opportunities.

  Enter New Markets. As communications markets converge, the Company's products and services can facilitate efficient entry into new markets by existing or new clients. For example, as the cable television providers expand into on-line services and telephony, the Company will continue to offer the customer care and billing solutions necessary to meet their needs. The Company also seeks to identify other industries, such as utilities, that with modifications to the Company's existing technology, could be served by the Company's customer care and billing solutions.

  Enhance Growth Through Focused Acquisitions. The Company follows a disciplined approach to acquire assets and businesses which provide the technology and technical personnel to expedite the Company's product development efforts, provide complementary products or services, or provide access to new markets or clients.

  Continue Technology Leadership. The Company believes that its technology in customer care and billing solutions gives communications service providers a competitive advantage. The Company's continuing investment in research and development is designed to position the Company to meet the growing and evolving needs of existing and potential clients.

  Pursue International Opportunities. The Company believes that privatization and deregulation in international markets presents new opportunities for customer care and billing providers. In the United Kingdom, Bytel is the leading provider of customer care and billing solutions to providers of combined cable television and telephony (business and residential) services. The Company expects to complete major project enhancements to Bytel's customer care and billing system in 1998, including UNIX/Oracle platform conversion and internationalization to accommodate various currencies, postal codes, and tax requirements. The Company intends to market the product in European and other international markets.

CSG SERVICES AND PRODUCTS

  The Company serves the converging communications markets through processing and related services (offered in a service bureau environment) and software products and professional services.

 Processing and Related Services

  The Company's primary processing and related services products are as follows:

  Communications Control System and Related Products. CCS is a customer care and billing system used primarily by clients in the cable television and DBS industries. The primary purpose of CCS is to provide the Company's clients with a complete set of customer management and information services, including enrollment of new customers, event ordering, scheduling of on-site installations and repairs, customer service support, and billing. Designed for high volume transaction processing, CCS is offered as a service bureau application, with clients accessing it through a telecommunications network via terminals or personal computers at the clients' location. The Company maintains all records and files for its clients and performs statement processing and invoice mailing in conjunction with the other services. The Company provides a wide variety of ancillary services to its clients, such as service activation, pay-per-view, and archival of data. The CCS system offers flexible reporting capabilities and interfaces with all major vendors so clients can utilize pay-per-view, automated number identification and audio response units. For the years ended December 31, 1995, 1996, and 1997, the Company generated 84.7%, 77.3%, and 76.7%, respectively, of its total revenues from CCS and related services and software products.

  Financial Services. The Company offers a comprehensive set of processing-related financial services (e.g., credit card processing, electronic funds transfer, automated refund check processing, and electronic lockbox service) designed to improve operational efficiencies by saving employee time and improving a client's cash flow.

  Statement Printing and Mailing. The Company provides statement printing and mailing services for all of its CCS clients. The Company also provides specialized printing and mailing for clients not on the Company's customer care and billing systems. The Company's statement processing center handles multiple billing cycles for all clients and, during the year ended December 31, 1997 printed and mailed in excess of 21 million pieces per month on average. The Company offers its clients a number of marketing services based on information contained in the client's CCS customer database, including insert design and printing, direct mailing, and data downloads used to support market research.

  Enhanced Statement Presentation. ESP enables clients to customize all aspects of their billing statements, create a unique identity, and build a stronger relationship with the customer. ESP enables clients to send specialized messages or coupons on monthly bills, depending on buying patterns, payment histories, and other customer specific information.

 Software Products and Professional Services

  The Company's currently available software products include the following:

  Advanced Customer Service Representative and related modules. ACSR is a client/server, front end to the CCS product that employs a graphical user interface. ACSR features include a customizable reference library, e-mail, a news bulletin board, and pull-down items and an icon toolbar that makes navigation easy. ACSR runs on a local area network at the client's service center, which is connected to the CCS mainframe. Customer Interaction Tracking ("CIT") is an add-on module to ACSR which allows customer service representatives, using a relational database management system, to track and recall automatically all interaction and activity with customers. ACSR provides clients with an integrated solution for billing and servicing telephony and on-line services customers independently or in conjunction with other business lines.

  CSG Vantage. CSG Vantage is a software product used in conjunction with CCS. Data is maintained by the Company in a specially designed database which is updated daily from CCS. Clients are provided with an ad hoc query and reporting tool that runs on local personal computers to access detailed information stored in the database allowing clients to analyze operations, identify trends, and target markets.

  CSG VantagePoint. CSG VantagePoint is the Company's data marketing and management warehouse product which can be licensed for use at the client's own facility. The database structure facilitates the analysis and identifications of the demographic, psychographic and transactional parameters of the client data. The product offers a modular approach, enabling a provider to select the applications most appropriate for its individual situation.

  CSG.web. CSG.web provides clients with a secure World Wide Web ("WWW") interactive interface for their customers. CSG.web enables customers to upgrade their services, order pay-per-view events, view information regarding available services, and view and pay their statements on-line via the WWW. CSG.web is incorporated into the client's web site, running on its web server, which is connected to the CCS mainframe.

  SMS. Bytel's SMS product provides a full range of business support software solutions for the cable television and telecommunications industries, primarily in the United Kingdom. The product's functionality includes customer care, tariffing, provisioning and activation, cable service activation, collections, equipment inventory, call record processing, rating, dispatch, trouble tickets, call record mediation, billing, fault management, sales and marketing, and management reporting. Bytel expects to complete major project enhancements to its SMS system in 1998, including year 2000 compliance, UNIX/Oracle platform conversion, and internationalization to accommodate various currencies, postal codes, and tax requirements.

  Professional Services. The Company offers professional services to address the needs of clients through specialized services such as technical consulting, custom application development, business process definition, project management, decision support systems, training, and software and systems integration. The Company supports clients in implementing the Company's solutions and enables clients to take advantage of the full range of functionality offered by the Company's products and services.

SOFTWARE MAINTENANCE AND SUPPORT

  The Company provides maintenance services on all of its software products. Maintenance fees are typically based upon a percentage of the software license fee paid by the customer. Virtually all new software customers purchase maintenance services. Maintenance services are typically sold for multi-year periods in conjunction with the software license. Maintenance services typically consist of enhancements and updates to the software products, as well as telephone support concerning the operation of the programs.

SOFTWARE PRODUCTS IN DEVELOPMENT

  The following software products are in development and not currently available:

  Acquisition of SUMMITrak Assets. In September 1997, and contemporaneously with the effectiveness of the TCI Contract, the Company acquired certain SUMMITrak assets, a client/server, open systems, in-house customer care and billing system in development. The assets purchased consisted primarily of software, hardware, assembled workforce and intellectual property. The total purchase price was approximately $159 million, with approximately $105 million allocated to purchased R&D and the remaining amount allocated to long-lived assets. Purchased R&D represents R&D of software technologies which had not reached technological feasibility as of the acquisition date, and had no other alternative future use. Purchased R&D was charged to operations in the fourth quarter of 1997.

  The Company intends to continue the development of certain software technologies acquired from TCI and integrate such technologies into its current products. The Company is currently developing several additional products using the SUMMITrak next-generation, open system technologies to increase the functionality of CCS. These products use a modern architecture with relational databases, UNIX servers, object-oriented logic, and graphical user interfaces, and are expected to be sold as optional add-on software components to CCS, and include CSG Dispatch, CSG TechNet, IVR Services, and Closed Loop Inventory. CSG Dispatch provides automated work order routing and technician assignment and provides the dispatcher with a geographic information system (GIS)-based method for monitoring and reassigning work orders throughout the day. CSG

TechNet is an optional add-on component to CSG Dispatch that provides two-way data communications to the technician in the field, allowing the technician to close work orders, send and receive messages, and perform other functions. IVR Services allows customers to make pay-per-view orders and perform other transactions over the telephone by interacting with an IVR. Closed Loop Inventory provides a method for tracking client equipment in the field, primarily the set top boxes that are used in the field for communication services. The Company expects to complete these products by the end of 1998 and early 1999.

  Usage Handling System. The Usage Handling System ("UHS") is a highly scalable, highly configurable rating component that allows usage events such as telephone calls and data connection events to be rated and billed via CCS.

  CSG Phoenix. The Company is developing CSG Phoenix, a customer care and billing system which uses a three-tier client/server architecture, composed of the graphical user interface, the business logic, and the database. CSG Phoenix uses an open systems approach including a UNIX operating system, C and C++ programming languages, APIs, and object-oriented design, analysis, and implementation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Non-Recurring Charges."


CLIENTS

  The Company's business is concentrated in the U.S. within the cable television, DBS and on-line services industries. Based on 1997 revenues, all of the Company's largest clients are cable television providers except Echostar
(DBS) and Prodigy Services Company (on-line services), and all of such clients are in the U.S. except Telewest and Bell Cable Media. The Company's largest clients based on 1997 revenues are listed below in alphabetical order:

    Bell Cable Media                     Prodigy Services Company
    Century Communications Corporation   TCI and TCI Satellite Entertainment,
    Comcast Corporation                  Inc.
    Echostar                             Telewest
    Falcon Cable TV                      Time Warner
                                         US West Media Group

  During the years ended December 31, 1995, 1996, and 1997, revenues from TCI represented approximately 25.2%, 25.9% and 32.9% of total revenues, and revenues from Time Warner represented approximately 27.9%, 22.9% and 20.1% of total revenues, respectively. The Company has separate processing agreements with multiple affiliates of Time Warner and provides products and services to them under separately negotiated and executed contracts. See "Risk Factors-- Dependence on Major Clients," "--Requirements of the TCI Contract," and "-- Renewal of Time Warner Contracts."

CLIENT AND PRODUCT SUPPORT

  The Company's clients typically rely on CSG for ongoing support and training needs relating to the Company's products. The Company has a multi-level support environment for its clients. The Company's Product Support Center operates 24 hours a day, seven days a week. Clients call an 800 number and through an automated voice response unit, direct their calls to the specific product support representative who can answer their question. In addition, each client has a dedicated account manager. This professional helps clients resolve strategic and business issues. The Company has a full-time training staff and conducts ongoing training sessions both in the field and at its training facility located in Omaha, Nebraska.

SALES AND MARKETING

  The Company has assembled a direct sales and sales support organization. The market for the Company's products and services is concentrated, with each existing and potential client representing multiple revenue opportunities. The Company has organized its sales efforts around senior level account managers who are responsible for new revenues and renewal of existing contracts within an account. Account managers are supported by direct sales and sales support personnel who are experienced in the various products and services that the Company provides.

FDC DATA PROCESSING FACILITY

  The Company outsources to FDC data processing and related services required for operation of the CCS system. The Company's proprietary software is run in FDC's facility to obtain the necessary mainframe computer capacity and support without making the substantial capital investment that would be necessary for the Company to provide this service internally. The Company's clients are connected to the FDC facility through a combination of private and commercially provided networks. FDC provides the services to the Company pursuant to a five year agreement which is scheduled to expire December 31, 2001. The Company believes it could obtain data processing services from alternative sources, if necessary.

RESEARCH AND DEVELOPMENT

  The Company's product development efforts are focused on developing new products and improving existing products. The Company believes that the timely development of new applications and enhancements is essential to maintaining its competitive position in the marketplace.

  The Company's total research and development expense, excluding purchased research and development, was $14.3 million, $20.2 million, and $22.6 million for the years ended December 31, 1995, 1996, and 1997, or 14.8%, 15.3%, and 13.2% of total revenues, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The market for customer care and billing systems in the converging communications industries is highly competitive. The Company competes with both independent providers and in-house developers of customer management systems. The Company believes its most significant competitors are USCS International, Inc. ("USCS"), Cincinnati Bell Information Systems ("CBIS"), and in-house systems. As the Company enters additional market segments, it expects to encounter additional competitors. Some of the Company's actual and potential competitors have substantially greater financial, marketing and technological resources than the Company.

  The Company believes that the principal competitive factors in its markets include time to market, flexibility and architecture of the system, breadth of product features, product quality, customer service and support, quality of research and development effort, and price. See "Risk Factors--Competition."

PROPRIETARY RIGHTS AND LICENSES

  The Company relies on a combination of trade secrets and copyright laws, patents, license agreements, non-disclosure and other contractual provisions, and technical measures to protect its proprietary rights. The Company distributes its products under service and software license agreements which typically grant clients non-exclusive licenses to use the products. Use of the software products is restricted and subject to terms and conditions prohibiting unauthorized reproduction or transfer of the software products. The Company also seeks to protect the source code of its software as a trade secret and as a copyrighted work. Despite these precautions, there can be no assurance that misappropriation of the Company's software products and technology will not occur. The Company also incorporates via licenses or reselling arrangements a variety of third party technology and software products that provide specialized functionality within its own products and services. Although the Company believes that its product and service offerings conform with such arrangements and do not infringe upon the intellectual property rights of the other parties to such arrangements or of other third parties, there can be no assurance that any third parties will not assert contractual or infringement claims against the Company.

EMPLOYEES

  As of December 31, 1997, the Company had a total of 1,141 employees, an increase of 249 from December 31, 1996. The Company's success is dependent upon its ability to attract and retain qualified employees. None of the Company's employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  In October 1996, a former senior vice president of CSG Systems filed a lawsuit against the Company and certain of its officers in the District Court of Arapahoe County, Colorado. The suit claims that certain amendments to stock agreements between the plaintiff and the Company are unenforceable, and that the plaintiff's rights were otherwise violated in connection with those amendments. The plaintiff is seeking damages of approximately $1.8 million, and in addition, seeks to have such damages trebled under certain Colorado statutes that the plaintiff claims are applicable. The Company denies the allegations and intends to vigorously defend the lawsuit at all stages. The trial is currently scheduled to commence in July 1998.

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. In the opinion of the Company's management, after consultation with outside counsel, the Company is not presently a party to any material pending or threatened legal proceedings except as described above.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company:

   NAME                  AGE                      POSITION
   ----                  ---                      --------
Neal C. Hansen..........  57 Chairman of the Board and Chief Executive Officer
John P. Pogge...........  44 President, Chief Operating Officer and Director
Greg A. Parker..........  39 Vice President and Chief Financial Officer
Larry G. Fendley........  56 Executive Vice President, Product Delivery Services
George F. Haddix,         59
 Ph.D...................     Director
Rockwell A. Schnabel....  61 Director
Frank V. Sica...........  47 Director
Royce J. Holland........  49 Director
Bernard W. Reznicek.....  61 Director
Janice Obuchowski.......  46 Director

  Mr. Hansen is a co-founder of the Company and has been the Chairman of the Board and Chief Executive Officer and a director of the Company since its inception in 1994. From 1991 until founding the Company, Mr. Hansen served as a consultant to several software companies, including FDC. From 1989 to 1991, Mr. Hansen was a General Partner of Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1985 to 1989, Mr. Hansen was Chairman and Chief Executive Officer of US WEST Applied Communications, Inc., and President of US WEST Data Systems Group.

  Mr. Pogge joined the Company in 1995 and has served as President, Chief Operating Officer and a director of the Company since September 1997. Prior to that time, Mr. Pogge was an Executive Vice President of the Company and General Manager, Business Units. From 1992 to 1995, Mr. Pogge was Vice President, Corporate Development for US WEST, Inc. From 1987 to 1991, Mr. Pogge served as Vice President and General Counsel of Applied Communications, Inc. Mr. Pogge holds a J.D. degree from Creighton University School of Law and a BBA in Finance from the University of Houston. Mr. Pogge and Mr. Parker are brothers-in-law.

  Mr. Parker assumed his current position on April 1, 1997, upon the retirement of David I. Brenner, the Company's former Executive Vice President and Chief Financial Officer. Mr. Parker joined the Company in July 1995 as Vice President, Finance. Previously, Mr. Parker was with Banc One for thirteen years and was Chief Financial Officer for Banc One in Houston and San Antonio. Mr. Parker received a BBA in Business Administration from the University of Iowa in 1980. Mr. Pogge and Mr. Parker are brothers-in-law.

  Mr. Fendley was named Executive Vice President of Product Delivery Services in December 1996. Mr. Fendley joined the Company in April 1996 as Executive Vice President of Systems Operations. From 1985 to 1996 Mr. Fendley held various domestic and international executive positions with Citibank. Mr. Fendley earned his Ph.D. and MSE degrees in Industrial Engineering at Arizona State University, and his Bachelor of Science in Industrial Engineering at Texas Technological University.

  Dr. Haddix is a co-founder of the Company and served as the President of the Company from its inception in 1994 until 1997. Dr. Haddix has been a director of the Company since its inception. Dr. Haddix currently serves as a consultant to the Company with respect to technology research and development. From 1989 to 1991, Dr. Haddix was a General Partner in Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1987 to 1988, Dr. Haddix served as President and Chief Executive Officer of US WEST Network Systems Inc. Dr. Haddix received a Ph.D. in Mathematics from Iowa State University in 1968 and has served on the faculties of three universities.

  Mr. Schnabel has served as a director of the Company since its inception in 1994. Mr. Schnabel has been a Co-Chairman of Trident Capital, Inc. since 1993. He served as the Acting Secretary of Commerce and the

Deputy Secretary of Commerce during the Bush administration and was the U.S. Ambassador to Finland from 1985 to 1989. From 1965 to 1983, Mr. Schnabel served in various positions, including president of Bateman, Eichler, Hill, Richards Group (Everen Securities), a member of the New York Stock Exchange. He presently serves on the Board of Directors of Cyprus Amax Minerals Co., International Game Technology, Inc. and Pegasus Systems, Inc.

  Mr. Sica has served as a director of the Company since its inception in 1994. Mr. Sica had been with Morgan Stanley & Co. Incorporated since 1981, originally in the Mergers and Acquisition Department, and since 1988 with the Merchant Banking Division. Mr. Sica has announced that on March 31, 1998 he will retire from his positions as a Managing Director of Morgan Stanley & Co. Incorporated and a Vice Chairman and a director of the general partner of MSCP III, L.P. and from his positions with certain entities affiliated with MSCP III, L.P. See "Principal and Selling Stockholders" and "Underwriters." He currently serves on the Board of Directors of Fort James Corporation and Kohl's Corporation.

  Mr. Holland was elected to the Company's Board of Directors in January 1997. Mr. Holland has been Chairman and Chief Executive Officer of Allegiance Telecom, Inc. since March 1997. Mr. Holland served as the President of MFS Communications Company, Inc., a competitive local exchange carrier, from 1990 until MFS's acquisition by WorldCom, Inc. at the end of 1996.

  Mr. Reznicek was elected to the Company's Board of Directors in January 1997. Mr. Reznicek has served as National Director of Utility Marketing for Central States Indemnity Company of Omaha, a Berkshire Hathaway company, since January 1997. Mr. Reznicek was Dean of the College of Business Administration at Creighton University from 1994 to 1996. Previously, Mr. Reznicek was Chairman and CEO of Boston Edison Company, an electric utility company, from 1987 to 1994. Mr. Reznicek is also a director of CalEnergy Co., Stone & Webster, Inc., Guarantee Life Insurance Co., and State Street Boston Corporation.

  Ms. Obuchowski was elected to the Company's Board of Directors in November 1997. Since December 1996, Ms. Obuchowski has been an Executive Vice President of Next Wave Telecom, Inc., a provider of wireless personal communications services utilizing digital CDMA technology. From 1992 to 1996, Ms. Obuchowski was the President of Freedom Technologies, Inc. Ms. Obuchowski served as Assistant Secretary for Communications and Information for the Department of Commerce and Administrator for the National Telecommunications and Information Administration during the Bush administration. Ms. Obuchowski presently serves on the Board of Directors for Orbital Sciences Corp.

COMPOSITION AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors is divided into three classes of directors and is comprised of eight persons as of the date of this Prospectus. Each class serves for a term of three years and consists, as nearly as possible, of one-third of the total number of directors fixed by the Board of Directors. The Board of Directors has a standing Audit Committee, composed of Mr. Schnabel (Chairman), Mr. Reznicek and Ms. Obuchowski. The Audit Committee's functions are to recommend to the Board of Directors the firm to be appointed as the Company's independent accountants, to review and approve the scope of the Company's annual audit, to review the audit report and recommendations to management of the Company's independent accountants, to consult with the Company's independent accountants concerning the Company's financial controls, accounting procedures, and internal auditing functions, and to consider and review such other matters relating to the financial and accounting affairs of the Company as the Audit Committee may deem appropriate. The Board of Directors also has a standing Compensation Committee, composed of Messrs. Sica (Chairman), Holland and Schnabel. The Compensation Committee's functions are to provide oversight with respect to the compensation and benefit policies, plans, and programs of the Company for the executive officers of the Company and, to the extent not otherwise determined by contract or formal plan, to review and recommend to the Board of Directors salaries, bonuses, and other benefits and compensation for the executive officers of the Company. The Compensation Committee also is responsible for the administration of and the granting of stock options, stock purchase rights, and other awards under the Company's stock incentive plans.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 28, 1998, by: (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock; (ii) each director of the Company; (iii) each of the Company's five most highly compensated executive officers; (iv) all directors and executive officers as a group; and (v) the Selling Stockholders. Except as indicated in the footnotes to this table, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                               SHARES                          SHARES
                            BENEFICIALLY                    BENEFICIALLY
                           OWNED PRIOR TO                  OWNED AFTER THE
                            THE OFFERING                      OFFERING
                          -----------------  SHARES       ---------------------
                           NUMBER             BEING
NAME                      OF SHARES PERCENT  OFFERED       NUMBER       PERCENT
----                      --------- ------- ---------     ---------     -------
General Motors            2,634,316  10.3%  2,243,464 (3)   390,852 (3)   1.5%
 Investment
 Management Corporation
 (1)....................
 767 Fifth Avenue
 New York, NY 10153
MSCP III, L.P. (2)......  1,829,860   7.2   1,121,505 (3)   708,355 (3)   2.8
 1221 Avenue of the
 Americas
 New York, NY 10020
Scott Halsted...........     26,482     *       6,187 (3)    20,295 (3)     *
 c/o Morgan Stanley,
 Dean
 Witter, Discover & Co.
 1221 Avenue of the
 Americas
 New York, NY 10020
AMVESCAP PLC (4)........  1,379,200   5.4         --      1,379,200       5.4
 11 Devonshire Square
 London EC24 4YR
 England
Neal C. Hansen (5)......  1,708,282   6.7      70,044     1,638,238       6.4
Larry G. Fendley (6)....     86,667     *         --         86,667         *
George F. Haddix          1,149,320   4.5      57,500     1,091,820       4.3
 (7)(8).................
Royce J. Holland (9)....      4,000     *         --          4,000         *
Janice I. Obuchowski....        --    --          --            --        --
Gregory A. Parker            39,175     *         --         39,175         *
 (8)(10)................
John P. Pogge (8)(11)...    170,300     *         --        170,300         *
Bernard W. Reznicek           5,500     *         --          5,500         *
 (12)...................
Rockwell A. Schnabel        273,381   1.1         --        273,381       1.1
 (13)...................
Frank V. Sica (14)......    120,841     *         --        120,841         *
All directors and
 executive officers as a
 group (10 persons)
 (15)...................  3,557,466  13.9     127,544     3,429,922      13.4

--------
*Less than 1% of the outstanding Common Stock.
 (1) General Motors Investment Management Corporation ("GMIMCo") has shared voting power and shared dispositive power with respect to 2,634,316 shares, of which Mellon Bank, N.A., as the trustee (the "Trustee") for the First Plaza Group Trust (the "Trust") has shared voting power and shared dispositive power with respect to 1,382,630 shares. The Trust is a trust formed under and for the benefit of one or more employee benefit plans (the "Plans") of General Motors Corporation ("GM") and its subsidiaries. GMIMCo is registered as an investment adviser under the Investment Advisers Act of 1940. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of the Plans and of certain direct and indirect subsidiaries of GM and associated entities.
   GMIMCo has the responsibility to select and terminate investment managers with respect to the Plans. It also itself manages certain assets of the Plans. Two investment managers acting with respect to the Plans are J.P. Morgan and Wall Street Associates (the "External Managers"). GMIMCo and the External Managers have discretionary voting and investment power with respect to shares of the Company included among such assets. Of the 2,634,316 shares, 41,600 shares are under management by the External Managers, which GMIMCo has the authority to terminate, and 2,592,716 shares are under management by GMIMCo, for the benefit of the Plans.
   Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.
 (2) MSCP III, L.P. holds 1,143,424 shares of Common Stock prior to the Offering. Certain entities affiliated with MSCP III, L.P. hold an aggregate of 686,436 shares of Common Stock as follows: MSCP III Holdings, Inc. holds 577,969 shares and Morgan Stanley Venture Capital II, Inc. holds 108,467 shares (including 3,572 shares held by its wholly-owned direct subsidiary, Morgan Stanley Administrator, N.V.). MSCP III, L.P. and such affiliated entities are each affiliated with Morgan Stanley & Co. Incorporated and Morgan Stanley & Co. International Limited, representatives of the U.S. Underwriters and the International Underwriters, respectively, in the Offering.
 (3) Assumes no exercise of the U.S. Underwriters' over-allotment option as to 524,805 shares of Common Stock held by certain Selling Stockholders. If the U.S. Underwriters' over-allotment option is exercised in full, an additional 82,124 shares will be sold by MSCP III, L.P., 77,855 shares will be sold by MSCP III Holdings, Inc. and 14,611 shares will be sold by Morgan Stanley Venture Capital II, Inc. (including 481 shares to be sold by Morgan Stanley Administrator, N.V.), 963 shares will be sold by Mr. Halsted and 349,252 shares will be sold by GMIMCo.
 (4) Based on a Schedule 13G dated February 9, 1998, which indicates that AMVESCAP PLC and its subsidiaries AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management and Research, Inc., and INVESCO Realty Advisers, Inc. have shared voting power and shared dispositive power with respect to all of these shares.
 (5) Includes 39,900 shares subject to currently exercisable options and 20,000 shares subject to options which are exercisable within 60 days after February 28, 1998. Also includes 700,000 shares owned by Hansen Partnership, Ltd. of which Mr. Hansen is General Partner, as well as 51,204 shares owned by Mr. Hansen's spouse. Mr. Hansen disclaims beneficial ownership of the shares owned by his spouse and, except to the extent of his pecuniary interest therein, the shares owned by Hansen Partnership, Ltd. Mr. Hansen's business address is 7887 East Belleview, Suite 1000, Englewood, Colorado 80111.
 (6) Includes 53,334 shares subject to currently exercisable options and 33,333 shares subject to options exercisable within 60 days after February 28, 1998 which are held by Mr. Fendley.
 (7) Includes 21,400 shares owned by Mr. Haddix and his spouse as joint tenants.
 (8) Certain shares were purchased by Messrs. Haddix (42,800), Parker (18,000) and Pogge (66,000), respectively, pursuant to stock purchase agreements with the Company and remain subject to a stock repurchase option on the part of the Company, effective upon termination of services as an employee of or a consultant to the Company. The shares are released from the repurchase option in equal increments over a five-year period; 60% of Mr. Haddix's shares and 40% of Messrs. Parker's and Pogge's shares originally purchased have been released from the repurchase option as of February 28, 1998.
 (9) Includes 4,000 shares subject to currently exercisable options which are held by Mr. Holland.
(10) Includes 9,175 shares subject to currently exercisable options which are held by Mr. Parker.
(11) Includes 20,300 shares subject to currently exercisable options which are held by Pogge.

(12) Includes 4,000 shares subject to currently exercisable options which are held by Mr. Reznicek.
(13) Excludes 2,214 shares owned by Trident Capital, L.P. and 2,045 shares owned by Trident Administrator, N.V. Mr. Schnabel is a Co-Chairman of Trident Capital, Inc. Trident Capital L.P. and Trident Administrator, N.V. are affiliates of Trident Capital, Inc., and Mr. Schnabel may be deemed to be the beneficial owner of such shares. Except to the extent of his pecuniary interest therein, Mr. Schnabel disclaims beneficial ownership with respect to such shares.
(14) Except for 108,283 shares held by MSCP III, L.P. which have been designated for but not yet distributed to Mr. Sica, excludes shares owned by MSCP III, L.P. and certain entities affiliated with MSCP III, L.P. Mr. Sica holds various positions with MSCP III, L.P. and certain affiliates of MSCP III, L.P., but has announced his retirement effective March 31, 1998. Except for such 108,283 shares, Mr. Sica disclaims beneficial ownership of the shares owned by MSCP III, L.P. and certain entities affiliated with MSCP III, L.P.
(15) Includes 130,709 shares subject to currently exercisable options and 53,333 shares subject to options exercisable within 60 days after February 28, 1998 which are held by all directors and officers as a group.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's Certificate of Incorporation ("Certificate of Incorporation") provides that the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

  As of January 31, 1998, there were 25,485,780 shares of Common Stock outstanding (excluding 2,540,835 shares of Common Stock issuable upon the exercise of all outstanding options). The outstanding shares were held of record by 253 stockholders.

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to preferences applicable to any preferred stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as the Board of Directors lawfully may declare from time to time. Upon the dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets remaining after payment of the Company's liabilities and subject to the liquidation preference of any outstanding preferred stock. Holders of Common Stock, as such, have no preemptive, subscription, redemption, or conversion rights. The outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue from time to time in the future.

PREFERRED STOCK

  The Board of Directors is authorized, subject to certain limitations prescribed by law, without any further stockholder approval, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, powers, preferences, and any qualifications, limitations, or restrictions on the shares of each such series thereof including the consideration to be received therefor, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, and the number of shares constituting any series or designation of such series. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of the Company.

REGISTRATION RIGHTS

  Certain rights with respect to registration under the Securities Act exist for holders of shares of Common Stock which were issued upon conversion of Preferred Stock (the "Registrable Securities") and their permitted transferees. The registration rights arise pursuant to an agreement between the Company and the holders of Registrable Securities entered into at the time of the sale of the Preferred Stock. Subject to certain limitations in the agreement, holders of greater than 40% of the outstanding Registrable Securities may demand that the Company register for sale not less than 15% of the then outstanding Registrable Securities. The Company is not required to effect more than four such registrations at the request of holders of Registrable Securities. Subject to certain limitations, at such time as the Company is eligible to register the Registrable Securities on Form S-3, holders of Registrable Securities may demand that the Company register the Registrable Securities on that form, provided that the reasonably anticipated aggregate offering price to the public would exceed $5,000,000. Furthermore, if the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, subject to certain limitations, the Company is required to notify holders of Registrable Securities and to include in such registration all the shares requested to be included by those holders. The Company is generally obligated to bear the expenses, other than underwriting discounts, selling commissions, and stock transfer taxes, of all these registrations and to indemnify each holder of Registrable Securities against certain liabilities, including liabilities under the Securities Act.

  In addition, the Company granted a TCI affiliate registration rights with respect to shares of Common Stock issuable upon the exercise of warrants granted to the TCI affiliate.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation provides that the directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision will not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care. The Company's Certificate of Incorporation further provides that if the General Corporation Law of the State of Delaware is amended to authorize a corporation to further eliminate or limit the liability of its directors, then a director of the Company, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

  The Company's By-Laws require the Company, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that the person is or was an agent of the Company. For purposes of this provision, a "director" or "officer" of the Company includes any person (i) who is or was a director or officer of the Company, (ii) who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, or (iii) who was a director or officer of a corporation that was a predecessor corporation of the Company or of another enterprise at the request of the predecessor corporation. The Company may, to the extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that the person is or was an agent of the Company. For purposes of this provision, an "employee" or "agent" of the Company (other than a director or officer) includes any person (i) who is or was an employee or agent of the Company, (ii) who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of the predecessor corporation. The Company maintains directors and officers liability insurance for the benefit of its directors and officers.

  The Company has entered into separate indemnification agreements with each of its directors and certain executive and other officers pursuant to which the Company agreed, among other things, and subject to certain limited exceptions: (i) to indemnify them to the fullest extent permitted by law against any claims and expenses incurred in connection therewith arising out of any event or occurrence relating to their status as director, officer, employee, agent, or fiduciary of the Company or of any other entity as to which they served at the request of the Company or by reason of any action or inaction while serving in such capacity, and (ii) to advance any such expenses no later than five days after demand.

  At present, except as disclosed in "Business--Legal Proceedings," there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Company's By-Laws. The Company is not aware of any other threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that the interested stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or
(iv) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. In addition, the provisions of Section 203 will not apply to restrict a business combination between the Company and an interested stockholder of the Company, if the interested stockholder became such prior to completion of the Initial Public Offering. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the company.

  Certain provisions of the Company's Certificate of Incorporation and By-laws also may have the effect of prohibiting or delaying a change of control of the Company. The Company's Certificate of Incorporation and By-laws provide that
(i) the Board of Directors be divided into three classes, as nearly equal in number as possible, each of whose members, after an interim arrangement, will serve for a term of three years, with the members of one class being elected each year; (ii) directors may be removed by the stockholders only for cause, and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company's capital stock entitled to vote in an election of directors, voting as a single class; (iii) any vacancy on the Board may be filled only by a majority vote of the remaining directors then in office, although less than a quorum; (iv) the Board shall consist of not fewer than five members and not more than thirteen members, with the exact number of members within such range to be determined by a majority vote of the total number of authorized directors most recently fixed by the Board; and (v) a stockholder desiring to nominate a person for election to the Board must deliver written notice thereof to the Secretary of the Company not less than 120 days in advance of the date which is one year later than the date of the proxy statement of the Company released to stockholders in connection with the previous year's annual meeting (or by other specified dates in certain circumstances, including a meeting which is not an annual meeting). Certain information must be provided to the Company with respect to stockholder nominees and the stockholder making the nomination.

  The Certificate of Incorporation requires the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company's capital stock then entitled to vote in an election of directors, voting as a single class, to alter, amend or repeal the provisions of the Certificate of Incorporation discussed above or to adopt any provision of the Certificate of Incorporation or By-laws inconsistent with the provisions discussed above.

  In addition, the Company's By-laws provide that (i) stockholders seeking to bring business before an annual meeting of stockholders must provide advance notice, (ii) special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President, and (iii) no business may be conducted at a special meeting of the stockholders other than business brought before the meeting by the Board of Directors, the Chairman of the Board or the President.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar of the Common Stock is Norwest Bank Minnesota, N.A.

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                             FOR NON-U.S. HOLDERS

GENERAL

  The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or persons holding Common Stock in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

  Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume, under current United States Treasury Regulations, that dividends paid on or before December 31, 1998 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under such Regulations, dividends paid on or before December 31, 1998 to a holder with an address within the United States generally will be presumed to be paid to a holder who is not a Non-U.S. Holder and will not be subject to the 30% withholding tax, unless the Company has actual knowledge that the holder is a Non-U.S. Holder.

  Recently finalized United States Treasury Regulations applicable to dividends paid after December 31, 1998 (the "Final Regulations") provide for certain presumptions (which differ from those described above) upon which the Company may generally rely to determine whether, in the absence of certain documentation, a holder should be treated as a Non-U.S. Holder for purposes of the 30% withholding tax described above. The presumptions would not apply for purposes of granting a reduced rate of withholding under a treaty. Under the Final Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder will generally be required either (i) to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty together with, in certain circumstances, additional information or (ii) satisfy certain other applicable certification requirements. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

  The Company will not withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a Form 4224 is properly filed with the Company or its paying agent. Whether a Non-U.S. Holder is deemed to be engaged in a U.S. trade or business is a question of facts and circumstances determined by reference to the nexus of business activity. Whether a dividend is effectively connected with such a business is also a question of facts and circumstances which examines the relationship of the dividend and the Non-U.S. Holder's trade or business. If a dividend is effectively connected, it will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. Effectively connected dividends may be subject to a different treatment under an applicable tax treaty depending on whether such dividends are attributable to a permanent establishment of the Non-U.S. Holder in the United States. The Final Regulations will replace Form 4224 with From W-8 and certain additional information. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" that is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by any applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

  A Non-U.S. Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service ("IRS").

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States; (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, and either the non-resident alien individual has a "tax home" in the United States or the sale is attributable to an office or other fixed place of business maintained by the non-resident alien individual in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates; or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period (the "determination period").

  A domestic corporation is a U.S. real property holding company ("USRPHC") if the fair market value of its U.S. real property interests ("USRPI") comprises a sufficiently large percentage of the corporation's overall assets. In particular, a domestic corporation is a USRPHC if the fair market value of its USRPIs exceeds 50% of the sum of the corporation's (i) USRPIs, (ii) interests in non-U.S. real property, and (iii) any other of the corporation's assets which are used or held for use in a trade or business. For purposes of these determinations, USRPIs are broadly defined to include, among other things, real property located in the United States as well as stock in a corporation which is itself a USRPHC.

  The Company believes that it is not, and is not likely to become, a U.S. real property holding corporation for federal income tax purposes. Even if the Company were a U.S. real property holding corporation for federal income tax purposes at any time during the determination period, the disposition of Common Stock by a Non-U.S. Holder that did not own more than five percent of the Common Stock during the determination period would not be treated as a disposition of an interest in a United States real property holding corporation if the Common Stock were treated as "regularly traded on an established securities market" during the calendar year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. The information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty or if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Under current United States Treasury Regulations, unless the Company has actual knowledge that a holder is a Non-U.S. Holder, dividends paid on or before December 31, 1998 to a holder at an address within the United

States may be subject to backup withholding at a rate of 31% and additional information reporting if the holder is not an "exempt recipient" as defined in Treasury Regulations (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. In addition, backup withholding and such additional information reporting will generally not apply to dividends paid on or before December 31, 1998 to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person) or to dividends paid on or before December 31, 1998 to Non-U.S. Holders that are either subject to the United States withholding tax (whether at 30% or a reduced rate) or that are exempt from such withholding because such dividends constitute effectively connected income. For dividends paid after December 31, 1998, the Final Regulations provide certain presumptions and other rules under which Non-U.S. Holders may be subject to backup withholding and related information reporting in the absence of required certifications.

  Under current United States Treasury Regulations, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock by a Non-U.S. Holder effected by or through a U.S. office of a broker unless the disposing holder certifies as to its name, address and status as a Non-U.S. Holder or otherwise establishes as exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where (a) the transaction is effected outside the United States by or through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iv) effective after December 31, 1998, certain brokers that are foreign partnerships with U.S. partners or that are engaged in a U.S. trade or business, and (b) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

  The value of an interest in the Common Stock will be included in the gross estate for U.S. federal estate tax purposes of any individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, that interest. The interest therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated and BT Alex. Brown Incorporated are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited and BT Alex. Brown International, a division of Bankers Trust International PLC, are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                     NUMBER OF
  NAME                                                                 SHARES
  ----                                                               ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.................................
  BT Alex. Brown Incorporated.......................................
                                                                     ---------
    Subtotal........................................................ 2,798,960
                                                                     ---------
International Underwriters:
  Morgan Stanley & Co. International Limited........................
  BT Alex. Brown International, a division of Bankers Trust
   International PLC................................................
                                                                     ---------
    Subtotal........................................................   699,740
                                                                     ---------
      Total......................................................... 3,498,700
                                                                     =========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $   a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in
excess of $   a share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  Certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 524,805 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

  The Company and certain of the Selling Stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of the Shares to the Underwriters, (y) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (z) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

  The Common Stock is listed on the Nasdaq National Market under the symbol "CSGS."

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Underwriters have agreed to pay all expenses, other than underwriting discounts and commissions, incurred in connection with the Offering.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  From time to time, certain of the Underwriters and their affiliates have provided, and continue to provide, investment and commercial banking services to the Company and certain of its affiliates.

  Affiliates of Morgan Stanley & Co. Incorporated and Morgan Stanley & Co. International Limited are selling shares in the Offering. Upon consummation of the Offering, such affiliates will own approximately 2.8% of the outstanding shares of Common Stock (2.1% if the U.S. Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

  In excess of 10% of the net proceeds of the Offering are intended to be paid to affiliates of Morgan Stanley & Co. Incorporated. Accordingly, the Offering is being made pursuant to the provisions of Section (c)(8) of Rule 2710 of the NASD Conduct Rules.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The financial statements included in this Prospectus, and the financial statements and schedule incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included and/or incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices maintained by the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006, on which the Company's Common Stock is quoted.

  The Company has filed with the Commission a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit or schedule to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and the Nasdaq National Market and may be obtained at the above locations.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents, heretofore filed by the Company with the Commission (File No. 0-27512) pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

  1.The Company's Annual Report on Form 10-K for the year ended December 31,
  1997.

  2. The description of the Common Stock as contained in the Company's Registration Statement on Form 8-A, dated January 11, 1996.

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Investor Relations, CSG Systems International, Inc., 7887 E. Belleview Avenue, Suite 1000, Englewood, Colorado 80111, telephone number
(303) 796-2850.

                         CSG SYSTEMS INTERNATIONAL, INC

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

                                                                          PAGE
                                                                          ----
Report of Independent Public Accountants................................. F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997............. F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1995, 1996 and 1997..................................................... F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1995, 1996 and 1997........................................ F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997..................................................... F-6
Notes to Consolidated Financial Statements............................... F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
CSG Systems International, Inc.:

  We have audited the accompanying consolidated balance sheets of CSG Systems International, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CSG Systems International, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Omaha, Nebraska
January 26, 1998

                        CSG SYSTEMS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
                          ASSETS
Current assets:
 Cash and cash equivalents................................ $  6,134  $  20,417
 Accounts receivable--
  Trade--
   Billed, net of allowance of $819 and $1,394............   33,141     45,122
   Unbilled...............................................    5,220      2,080
  Other...................................................    1,342      1,400
 Deferred income taxes....................................       45        443
 Other current assets.....................................    2,574      2,664
                                                           --------  ---------
    Total current assets..................................   48,456     72,126
                                                           --------  ---------
Property and equipment, net...............................   13,093     17,157
Investment in discontinued operations.....................      732        --
Software, net.............................................   13,629      1,959
Noncompete agreements and goodwill, net...................   25,730     13,938
Client contracts and related intangibles, net.............    9,752     64,640
Deferred income taxes.....................................    1,356      6,909
Other assets..............................................    2,162      3,064
                                                           --------  ---------
    Total assets.......................................... $114,910  $ 179,793
                                                           ========  =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt..................... $ 10,000  $   6,750
 Customer deposits........................................    6,450      7,002
 Trade accounts payable...................................   12,620     11,795
 Accrued liabilities......................................    8,627     11,023
 Deferred revenue.........................................    5,384     11,063
 Conversion incentive payments............................      --      17,768
 Accrued income taxes.....................................      945      3,207
                                                           --------  ---------
    Total current liabilities.............................   44,026     68,608
                                                           --------  ---------
Non-current liabilities:
 Long-term debt, net of current maturities................   22,500    128,250
 Deferred revenue.........................................    6,420      7,789
 Conversion incentive payments............................      --       8,232
                                                           --------  ---------
    Total non-current liabilities.........................   28,920    144,271
                                                           --------  ---------
Commitments and contingencies (Note 9)
Stockholders' equity (deficit):
 Preferred stock, par value $.01 per share; 10,000,000
  shares authorized; zero shares issued and outstanding...      --         --
 Common stock, par value $.01 per share; 100,000,000
  shares authorized; 2,890,522 and 5,996,563 shares
  reserved for common stock warrants, employee stock
  purchase plan and stock incentive plans; 25,488,876
  shares and 25,479,968 shares issued and outstanding.....      255        255
Common stock warrants; 1,500,000 warrants outstanding.....      --      26,145
Additional paid-in capital................................  111,367    112,870
Deferred employee compensation............................   (1,207)      (636)
Notes receivable from employee stockholders...............     (861)      (685)
Cumulative translation adjustments........................      573         (1)
Accumulated deficit.......................................  (68,163)  (171,034)
                                                           --------  ---------
    Total stockholders' equity (deficit)..................   41,964    (33,086)
                                                           --------  ---------
    Total liabilities and stockholders' equity............ $114,910  $ 179,793
                                                           ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CSG SYSTEMS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                              1995        1996        1997
                                            ---------  ----------  ----------
Revenues:
 Processing and related services........... $  96,343  $  113,422  $  131,399
 Software license and maintenance fees.....        57      14,736      26,880
 Professional services.....................         4       4,139      13,525
                                            ---------  ----------  ----------
   Total revenues..........................    96,404     132,297     171,804
                                            ---------  ----------  ----------
Expenses:
 Cost of revenues:
 Cost of processing and related services:
  Direct costs.............................    46,670      52,027      58,259
  Amortization of acquired software........    11,000      11,003      10,596
  Amortization of client contracts and
   related intangibles.....................     4,092       4,092       4,293
                                            ---------  ----------  ----------
   Total cost of processing and related
    services...............................    61,762      67,122      73,148
 Cost of software license and maintenance
  fees.....................................       --        5,040       9,787
 Cost of professional services.............       --        2,083       7,047
                                            ---------  ----------  ----------
   Total cost of revenues..................    61,762      74,245      89,982
                                            ---------  ----------  ----------
 Gross margin..............................    34,642      58,052      81,822
                                            ---------  ----------  ----------
 Operating expenses:
 Research and development:
  Research and development.................    14,278      20,206      22,586
  Charge for purchased research and
   development.............................       --          --      105,484
  Impairment of capitalized software
   development costs.......................       --          --       11,737
 Selling and marketing.....................     3,770       8,213      10,198
 General and administrative:
  General and administrative...............    11,406      13,702      19,385
  Amortization of noncompete agreements
   and goodwill............................     5,680       6,392       6,927
  Impairment of intangible assets..........       --          --        4,707
  Stock-based employee compensation........       841       3,570         449
 Depreciation..............................     5,687       5,121       6,884
                                            ---------  ----------  ----------
   Total operating expenses................    41,662      57,204     188,357
                                            ---------  ----------  ----------
Operating income (loss)....................    (7,020)        848    (106,535)
                                            ---------  ----------  ----------
 Other income (expense):
 Interest expense..........................    (9,070)     (4,168)     (5,324)
 Interest income...........................       663         844       1,294
 Other.....................................       --          --          349
                                            ---------  ----------  ----------
   Total other.............................    (8,407)     (3,324)     (3,681)
                                            ---------  ----------  ----------
Loss before income taxes, extraordinary
 item and discontinued operations..........   (15,427)     (2,476)   (110,216)
 Income tax (provision) benefit............       --          --          --
                                            ---------  ----------  ----------
Loss before extraordinary item and
 discontinued operations...................   (15,427)     (2,476)   (110,216)
 Extraordinary loss from early
  extinguishment of debt...................       --       (1,260)       (577)
                                            ---------  ----------  ----------
Loss from continuing operations............   (15,427)     (3,736)   (110,793)
                                            ---------  ----------  ----------
Discontinued operations:
 Loss from operations......................    (3,093)        --          --
 Gain (loss) from disposition..............      (660)        --        7,922
                                            ---------  ----------  ----------
   Total gain (loss) from discontinued
    operations.............................    (3,753)        --        7,922
                                            ---------  ----------  ----------
Net loss................................... $ (19,180) $   (3,736) $ (102,871)
                                            =========  ==========  ==========
Net loss per common share (basic and
 diluted):
 Loss attributable to common stockholders.. $   (5.51) $     (.14) $    (4.32)
 Extraordinary loss from early
  extinguishment of debt...................       --         (.06)       (.02)
 Gain (loss) from discontinued operations..     (1.09)        --          .31
                                            ---------  ----------  ----------
Net loss attributable to common
 stockholders.............................. $   (6.60) $     (.20) $    (4.03)
                                            =========  ==========  ==========
Weighted average common shares (basic and
 diluted).................................. 3,450,415  21,872,860  25,497,033
                                            =========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CSG SYSTEMS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         NOTES
                                                                       RECEIVABLE                              TOTAL
                                      COMMON  ADDITIONAL   DEFERRED       FROM     CUMULATIVE              STOCKHOLDERS'
                    PREFERRED COMMON  STOCK    PAID-IN     EMPLOYEE     EMPLOYEE   TRANSLATION ACCUMULATED    EQUITY
                      STOCK   STOCK  WARRANTS  CAPITAL   COMPENSATION STOCKHOLDERS ADJUSTMENTS   DEFICIT     (DEFICIT)
                    --------- ------ -------- ---------- ------------ ------------ ----------- ----------- -------------
BALANCE, DECEMBER
 31, 1994.........    $ --     $ 26  $   --    $    549    $   --        $ --         $ --      $ (41,004)   $ (40,429)
Issuance of
 1,655,500 shares
 of common stock
 under employee
 stock purchase
 plan (ranging
 from $.22 to
 $4.25 per
 share)...........      --       16      --       7,171     (5,809)       (976)         --            --           402
Amortization of
 deferred stock-
 based employee
 compensation
 expense..........      --      --       --         --         841         --           --            --           841
Accretion of
 redeemable
 convertible
 preferred stock..      --      --       --         --         --          --           --            (36)         (36)
Accrued dividends
 on redeemable
 convertible
 preferred stock..      --      --       --         --         --          --           --         (3,586)      (3,586)
Net loss..........      --      --       --         --         --          --           --        (19,180)     (19,180)
                      -----    ----  -------   --------    -------       -----        -----     ---------    ---------
BALANCE, DECEMBER
 31, 1995.........      --       42      --       7,720     (4,968)       (976)         --        (63,806)     (61,988)
Issuance of
 3,335,000 shares
 of common stock
 for cash pursuant
 to initial public
 offering, net of
 issuance costs
 ($13.43 per
 share)...........      --       33      --      44,761        --          --           --            --        44,794
Accrued dividends
 on redeemable
 convertible
 preferred stock..      --      --       --         --         --          --           --           (614)        (614)
Conversion of
 8,999,999 shares
 of redeemable
 convertible
 preferred stock
 into 17,999,998
 shares of common
 stock............      --      180      --      58,929        --          --           --            --        59,109
Amortization of
 deferred stock-
 based employee
 compensation
 expense..........      --      --       --         --       3,570         --           --            --         3,570
Purchase and
 cancellation of
 105,600 shares of
 common stock
 (ranging from
 $.22 per share to
 $.45 per share)..      --      --       --        (221)       191           5          --            --           (25)
Issuance of 5,925
 shares of common
 stock as
 compensation ($15
 per share) ......      --      --       --          89        --          --           --            --            89
Exercise of stock
 options for 4,800
 shares of common
 stock (ranging
 from $1.25 per
 share to $3.25
 per share).......      --      --       --           6        --          --           --            --             6
Purchase of 5,753
 shares of common
 stock pursuant to
 employee stock
 purchase plan
 (ranging from
 $13.07 per share
 to $17.21 per
 share)...........      --      --       --          83        --          --           --            --            83
Accretion of
 redeemable
 convertible
 preferred stock..      --      --       --         --         --          --           --             (7)          (7)
Payment of note
 receivable from
 employee
 stockholder......      --      --       --         --         --          110          --            --           110
Translation
 adjustments......      --      --       --         --         --          --           573           --           573
Net loss..........      --      --       --         --         --          --           --         (3,736)      (3,736)
                      -----    ----  -------   --------    -------       -----        -----     ---------    ---------
BALANCE, DECEMBER
 31, 1996.........      --      255      --     111,367     (1,207)       (861)         573       (68,163)      41,964
Issuance of 1,683
 shares of common
 stock for
 purchase of
 assets ($44.56
 per share).......      --      --       --          75        --          --           --            --            75
Issuance of
 1,500,000 common
 stock warrants,
 granted as part
 of the SUMMITrak
 asset acquisition
 (exercise price
 of $24 per
 share)...........      --      --    26,145        --         --          --           --            --        26,145
Amortization of
 deferred stock-
 based employee
 compensation
 expense..........      --      --       --         --         449         --           --            --           449
Purchase and
 cancellation of
 104,550 shares of
 common stock
 (ranging from
 $.22 per share to
 $4.25 per
 share)...........      --      --       --        (344)       122         176          --            --           (46)
Exercise of stock
 options for
 74,300 shares of
 common stock
 (ranging from
 $1.25 per share
 to $29.75 per
 share)...........      --      --       --       1,018        --          --           --            --         1,018
Purchase of 19,659
 shares of common
 stock pursuant to
 employee stock
 purchase plan
 (ranging from
 $14.34 per share
 to $34.00 per
 share)...........      --      --       --         439        --          --           --            --           439
Translation
 adjustments......      --      --       --         --         --          --          (574)          --          (574)
Tax benefit of
 stock options
 exercised........      --      --       --         315        --          --           --            --           315
Net loss..........      --      --       --         --         --          --           --       (102,871)    (102,871)
                      -----    ----  -------   --------    -------       -----        -----     ---------    ---------
BALANCE, DECEMBER
 31, 1997.........    $ --     $255  $26,145   $112,870    $  (636)      $(685)       $  (1)    $(171,034)   $ (33,086)
                      =====    ====  =======   ========    =======       =====        =====     =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CSG SYSTEMS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1995      1996      1997
                                                  --------  --------  ---------
Cash flows from operating activities:
 Net loss.......................................  $(19,180) $ (3,736) $(102,871)
 Adjustments to reconcile net loss to net cash
  provided by operating activities--
  Depreciation..................................     5,687     5,121      6,884
  Amortization..................................    21,686    22,180     23,035
  Deferred income taxes.........................      (296)   (1,455)    (5,891)
  Charge for purchased research and
   development..................................       --        --     105,484
  Impairment of capitalized software development
   costs........................................       --        --      11,737
  Impairment of intangible assets...............       --        --       4,707
  Stock-based employee compensation.............       841     3,570        449
  Extraordinary loss from early extinguishment
   of debt......................................       --      1,260        577
  Loss (gain) from discontinued operations......     3,753       --      (7,922)
  Changes in operating assets and liabilities:
   Trade accounts and other receivables, net....    (3,108)  (12,090)    (9,511)
   Other current and noncurrent assets..........       179    (2,914)        11
   Trade accounts payable and other
    liabilities.................................     2,215    17,194      4,723
                                                  --------  --------  ---------
     Net cash provided by operating activities..    11,777    29,130     31,412
                                                  --------  --------  ---------
Cash flows from investing activities:
 Purchases of property and equipment, net.......    (5,202)   (8,181)    (9,389)
 Acquisition of TCI related assets..............       --        --    (106,500)
 Acquisition of businesses, net of cash
  acquired......................................       --     (4,918)       --
 Additions to software..........................       --     (3,553)   (10,185)
 Proceeds from disposition of discontinued
  operations....................................       (92)    2,000      8,654
                                                  --------  --------  ---------
     Net cash used in investing activities......    (5,294)  (14,652)  (117,420)
                                                  --------  --------  ---------
Cash flows from financing activities:
 Proceeds from issuance of common stock.........       402    44,883      1,457
 Payment of note receivable from employee
  stockholder...................................       --        110        --
 Purchase and cancellation of common stock......       --        (25)       (46)
 Payment of dividends for redeemable convertible
  preferred stock...............................       --     (4,497)       --
 Proceeds from long-term debt...................       --        --     150,000
 Payments on long-term debt.....................    (9,932)  (52,568)   (47,500)
 Payment of deferred financing costs............       --        --      (3,181)
                                                  --------  --------  ---------
     Net cash provided by (used in) financing
      activities................................    (9,530)  (12,097)   100,730
                                                  --------  --------  ---------
Effect of exchange rate fluctuations on cash....       --        150       (439)
                                                  --------  --------  ---------
Net increase (decrease) in cash and cash
 equivalents....................................    (3,047)    2,531     14,283
Cash and cash equivalents, beginning of period..     6,650     3,603      6,134
                                                  --------  --------  ---------
Cash and cash equivalents, end of period........  $  3,603  $  6,134  $  20,417
                                                  ========  ========  =========
Supplemental disclosures of cash flow
 information:
 Cash paid (received) during the period for--
  Interest......................................  $  8,463  $  4,000  $   4,767
  Income taxes..................................  $  1,176  $   (655) $   3,357

Supplemental disclosure of noncash investing and financing activities:

    During 1995, the Company issued common stock in connection with an employee stock purchase plan and received full recourse promissory notes from employees totaling $1.0 million.

    During 1996, the Company converted 8,999,999 shares of redeemable convertible preferred stock into 17,999,998 shares of common stock.

    During 1997, the Company granted 1.5 million common stock warrants, valued at $26.1 million, and recorded a liability for $26.0 million for conversion incentive payments as part of the purchase price for the SUMMITrak asset acquisition.

  The accompanying notes are an integral part of these consolidated financial statements.

                        CSG SYSTEMS INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  CSG Systems International, Inc. (the "Company" or "CSG"), a Delaware corporation, was formed on October 17, 1994, for the purpose of acquiring all of the outstanding shares of Cable Services Group, Inc. from First Data Corporation ("FDC"). The Company acquired all of the outstanding shares of Cable Services Group, Inc. on November 30, 1994 (the "Acquisition") (Note 3). Subsequent to the Acquisition, Cable Services Group, Inc.'s name was changed to CSG Systems, Inc. ("CSG Systems"). The Company did not have any substantive operations prior to the acquisition of Cable Services Group, Inc. Contemporaneously with the Acquisition, the Company purchased all of the outstanding shares of Anasazi Inc. ("Anasazi") (Note 10). On June 28, 1996, the Company purchased all of the outstanding shares of Bytel Limited ("Bytel") (Note 3).

  The Company is a leading provider of customer care and billing solutions for cable television and direct broadcast satellite providers, and also serves on-line services and telecommunications providers. The Company's products and services enable its clients to focus on their core businesses, improve customer service, and enter new markets and operate more efficiently. The Company offers its clients a full suite of processing and related services, and software and professional services which automate customer care and billing functions. These functions include set-up and activation of customer accounts, sales support, order processing, invoice calculation, production and mailing, management reporting, and customer analysis for target marketing. The Company's products and services combine the reliability and high volume transaction processing capabilities of a mainframe platform with the flexibility of client/server architecture.

  The Company operates in one business segment, generating 88.8 percent, 76.6 percent, and 73.1 percent of its total revenues from U.S. cable television providers during the years ended December 31, 1995, 1996 and 1997, respectively. The Company generated zero percent, 8.1 percent, and 9.6 percent of its total revenues from sources outside the U.S., primarily in Europe, during the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company derived approximately 84.8 percent, 77.3 percent and 76.7 percent of its total revenues in the years ended December 31, 1995, 1996 and 1997, respectively, from its core product, Communications Control System ("CCS") and related products and ancillary services.

  The Company has two significant clients which, in the aggregate, represented approximately 53.1 percent, 48.8 percent, and 53.0 percent of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. The largest single client contributed approximately 27.9 percent, 25.9 percent and
32.9 percent of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company completed an initial public offering ("IPO") of its Common Stock in March 1996. The Company sold 3,335,000 shares of Common Stock at an initial public offering price of $15 per share, resulting in net proceeds to the Company, after deducting underwriting discounts and offering expenses, of approximately $44.8 million. As of the closing of the IPO, all of the 8,999,999 outstanding shares of Redeemable Convertible Series A Preferred Stock ("Preferred Stock") were automatically converted into 17,999,998 shares of Common Stock. The Company used IPO proceeds to repay $40.3 million of outstanding bank indebtedness (Note 6) and to pay $4.5 million of accrued dividends on the Preferred Stock (Note 5).

  In September 1997, the Company acquired certain SUMMITrak assets from Tele-Communications, Inc. ("TCI") and entered into a 15-year processing contract with TCI (Note 4).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and CSG Systems for all periods presented and the accounts of Bytel since June 28, 1996. All material intercompany accounts and transactions have been eliminated.

                        CSG SYSTEMS INTERNATIONAL, INC.

 Use of Estimates in Preparation of Consolidated Financial Statements

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Revenue Recognition

  Processing and related services are recognized as the services are performed. Processing fees are typically billed based on the number of client's customers serviced, ancillary services are typically billed on a per transaction basis, and certain customized print and mail services are billed on a usage basis. Software license fees consist of both one-time perpetual licenses and term licenses. Perpetual license fees are typically recognized upon delivery, depending upon the nature and extent of the installation and/or customization services, if any, to be provided by the Company. Term license fees and maintenance fees are recognized ratably over the contract term. Professional services are recognized as the related services are performed.

  In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 is effective for software transactions entered into by the Company beginning in fiscal year 1998. The Company believes that its current revenue recognition accounting policies are in compliance with SOP 97-2.

  Payments received for revenues not yet recognized are reflected as deferred revenue in the accompanying consolidated balance sheets.

 Property and Equipment

  Property and equipment are recorded at cost and are depreciated over their estimated useful lives ranging from two to ten years. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation for income tax purposes is computed using accelerated methods.

  Property and equipment at December 31 consists of the following (in thousands):

                                                               1996      1997
                                                             --------  --------
     Computer equipment..................................... $ 15,546  $ 21,734
     Leasehold improvements.................................    1,205     2,347
     Operating equipment....................................    4,156     5,205
     Furniture and equipment................................    1,971     3,834
     Construction in process................................      857       358
     Other..................................................       22        22
                                                             --------  --------
                                                               23,757    33,500
     Less-accumulated depreciation..........................  (10,664)  (16,343)
                                                             --------  --------
     Property and equipment, net............................ $ 13,093  $ 17,157
                                                             ========  ========

                        CSG SYSTEMS INTERNATIONAL, INC.

 Realizability of Long-Lived and Intangible Assets

  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived and intangible assets may warrant revision or that the remaining balance of these assets may not be recoverable. The Company evaluates the recoverability of its long-lived and intangible assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived and intangibles assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their estimated fair values.

 Software

  Software at December 31 consists of the following (in thousands):

                                                               1996      1997
                                                             --------  --------
     Acquired software...................................... $ 33,422  $ 33,516
     Internally developed software..........................    3,131     2,547
                                                             --------  --------
                                                               36,553    36,063
     Less-accumulated amortization..........................  (22,924)  (34,104)
                                                             --------  --------
     Software, net.......................................... $ 13,629  $  1,959
                                                             ========  ========

  Acquired software resulted from the Acquisition and is stated at cost. Amortization expense related to acquired software for the years ended December 31, 1995, 1996 and 1997 was $11.0 million, $11.0 million and $10.6 million, respectively.

  The Company capitalizes certain software development costs when the resulting products reach technological feasibility and begins amortization of such costs upon the general availability of the products for licensing. The Company capitalized costs of $3.1 million and $9.7 million for 1996 and 1997, which included $2.5 million and $8.4 million of internal development costs and $0.6 million and $1.3 million of purchased software, respectively.

  Amortization of internally developed software and acquired software costs begins when the products are available for general release to clients and is computed separately for each product as the greater of a) the ratio of current gross revenue for a product to the total of current and anticipated gross revenue for the product or b) the straight-line method over the remaining estimated economic life of the product. Currently, estimated lives of two to five years are used in the calculation of amortization. Amortization expense related to capitalized software development costs for the years ended December 31, 1995, 1996 and 1997 was zero, $0.01 million and $0.6 million, respectively.

  The Company continually evaluates the carrying value of its unamortized capitalized software development costs. The amount by which the unamortized capitalized costs exceed the net realizable value of the asset is expensed. During the fourth quarter of 1997, the Company recorded a charge of $11.7 million related to certain CSG Phoenix(TM) assets. After the consideration of multiple factors and events, consisting primarily of an increase in demand for the Company's outsourced processing services and previously announced delays on the delivery of CSG Phoenix, such assets were reduced to their estimated net realizable value as of December 31, 1997. The charge primarily includes previously capitalized internal development costs and purchased software incorporated into the product.

                        CSG SYSTEMS INTERNATIONAL, INC.

 Noncompete Agreements and Goodwill

  Noncompete agreements and goodwill as of December 31 are as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
     Noncompete agreements.................................. $ 26,812  $ 25,340
     Goodwill...............................................   11,490     8,088
                                                             --------  --------
                                                               38,302    33,428
     Less-accumulated amortization..........................  (12,572)  (19,490)
                                                             --------  --------
     Noncompete agreements and goodwill, net................ $ 25,730  $ 13,938
                                                             ========  ========

  The noncompete agreements resulted from acquisitions and are being amortized on a straight-line basis over the terms of the agreements, ranging from three to five years. Goodwill resulted from acquisitions and is being amortized over seven to ten years on a straight-line basis (Note 3).

  During the fourth quarter of 1997, the Company recorded a charge of $4.7 million for the impairment of certain intangible assets related to software systems which the Company has decided to no longer market and support. This impairment charge relates principally to the Company's CableMAX product. CableMAX is a personal computer based customer management system that is targeted at smaller cable systems of 2,500 customers or less. During the fourth quarter of 1997, the Company decided not to invest the resources necessary to make the software year 2000 compliant, resulting in the impairment to the CableMAX intangible assets. The estimated fair value of the CableMAX intangible assets was based upon an analysis of expected future cash flows and a quoted purchase price from an independent buyer.

 Client Contracts and Related Intangibles

  Client contracts and client conversion methodologies from the Acquisition are being amortized over their estimated lives of five and three years, respectively. The value assigned to the TCI processing contract (Note 4) is being amortized over the 15-year life of the contract in proportion to the guaranteed processing revenues under the contract. As of December 31, 1996 and 1997, accumulated amortization for client contracts and related intangibles was $8.5 million and $12.8 million, respectively.

 Customer Deposits

  The Company requires postage and communications deposits from its clients based on contractual arrangements. These amounts are reflected as current liabilities regardless of the contract period.

 Financial Instruments with Market Risk and Concentrations of Credit Risk

  In the normal course of business, the Company is exposed to credit risk resulting from the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The Company regularly monitors credit risk exposures and takes steps to mitigate the likelihood of these exposures resulting in a loss. The primary counterparties to the Company's accounts receivable and sources of the Company's revenues consist of cable television providers throughout the United States. The Company generally does not require collateral or other security to support accounts receivable.

 Financial Instruments

  The Company's balance sheet financial instruments as of December 31, 1996 and 1997 include cash and cash equivalents, accounts receivable, accounts payable, conversion incentive payments, and long-term debt.

                        CSG SYSTEMS INTERNATIONAL, INC.

Because of their short maturities, the carrying amounts of cash equivalents, accounts receivable, accounts payable, and conversion incentive payments approximate fair value. The carrying amount of the Company's long-term debt (including current maturities) approximates fair value due to its variable interest rates.

  In December 1997, the Company entered into a three-year interest rate collar with a major bank to manage its risk from its variable rate long-term debt. The underlying notional amount covered by the collar agreement is $75.0 million as of December 31, 1997, and decreases over the three-year term in relation to the scheduled principal payments on the long-term debt. Any payment on the 4.9 percent (LIBOR) interest rate floor, or receipt on the 7.5 percent (LIBOR) interest rate cap component of the collar, would be recognized as additional interest expense or as a reduction to interest expense, respectively, in the period incurred. There are no amounts due or receivable under this agreement as of December 31, 1997, and the agreement had no effect on the Company's interest expense for 1997. The fair value of the collar agreement at December 31, 1997, based on a quoted market price, was not significant.

 Translation of Foreign Currency

  The Company's foreign subsidiary, Bytel, uses the British pound as its functional currency. Bytel's assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the period. Translation gains and losses are included as a component of stockholders' equity. Transaction gains and losses related to intercompany accounts are not material and are included in the determination of net loss.

 Net Loss Per Common Share

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). SFAS 128 is effective for periods ending after December 15, 1997, and requires retroactive restatement of EPS for all prior periods presented. The statement replaces the previous "primary earnings per share" computation with a "basic earnings per share" and redefines the "diluted earnings per share" computation. Basic EPS is computed by dividing income attributable to Common Stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is consistent with the calculation of basic EPS while giving effect to any dilutive potential common shares outstanding during the period.

  A reconciliation of the net loss attributable to common stockholders in total dollars (in thousands) and on a per share basis is as follows:

                                               YEAR ENDED DECEMBER 31
                                           ---------------------------------
                                             1995        1996        1997
                                           ---------  ----------  ----------
   Loss before extraordinary item and
    discontinued operations............... $ (15,427) $   (2,476) $ (110,216)
   Preferred stock dividends..............    (3,586)       (614)        --
                                           ---------  ----------  ----------
   Loss attributable to common
    stockholders..........................   (19,013)     (3,090)   (110,216)
   Extraordinary item.....................       --       (1,260)       (577)
   Gain (loss) from discontinued
    operations............................    (3,753)        --        7,922
                                           ---------  ----------  ----------
   Net loss attributable to common
    stockholders.......................... $ (22,766) $   (4,350) $ (102,871)
                                           =========  ==========  ==========
   Loss before extraordinary item and
    discontinued operations............... $   (4.47) $     (.11) $    (4.32)
   Preferred stock dividends..............     (1.04)       (.03)        --
                                           ---------  ----------  ----------
   Loss attributable to common
    stockholders..........................     (5.51)       (.14)      (4.32)
   Extraordinary item.....................       --         (.06)       (.02)
   Gain (loss) from discontinued
    operations............................     (1.09)        --          .31
                                           ---------  ----------  ----------
   Net loss attributable to common
    stockholders.......................... $   (6.60) $     (.20) $    (4.03)
                                           =========  ==========  ==========
   Weighted average common shares......... 3,450,415  21,872,860  25,497,033
                                           =========  ==========  ==========

                        CSG SYSTEMS INTERNATIONAL, INC.

  The following weighted average dilutive potential common shares are excluded from the diluted EPS calculation as their effect was antidilutive.

                                                       YEAR ENDED DECEMBER 31
                                                    ----------------------------
                                                       1995      1996     1997
                                                    ---------- --------- -------
   Redeemable convertible preferred stock.......... 17,999,998 3,115,384     --
   Common stock options............................     82,465   305,818 571,967
   Common stock warrants...........................        --        --  152,718
                                                    ---------- --------- -------
   Total dilutive potential common shares.......... 18,082,463 3,421,202 724,685
                                                    ========== ========= =======

  In previously reported periods, the Company followed Staff Accounting Bulletin ("SAB") No. 83 in calculating EPS for the periods prior to the Company's IPO. Pursuant to SAB No. 83, all preferred and common stock and options outstanding for periods prior to the IPO had been treated as if they were outstanding for all periods presented, including periods in which the effect was antidilutive. SAB No. 98, released in February 1998, requires that SFAS 128 now be followed in determining the outstanding shares for purposes of calculating EPS for all periods. As a result, the Company has restated its EPS (and all other per share computations) for the periods prior to and including the IPO following the guidelines of SFAS 128. The changes in the weighted average common shares and the EPS are as follows:

                                                         YEAR ENDED DECEMBER
                                                                 31
                                                        ----------------------
                                                           1995        1996
                                                        ----------  ----------
   Previously reported weighted average common
    shares............................................  22,494,748  24,988,244
   Restated weighted average common shares............   3,450,415  21,872,860
   Previously reported net loss per share attributable
    to common stockholders............................  $     (.86) $     (.15)
   Restated net loss per share attributable to common
    stockholders......................................  $    (6.60) $     (.20)

 Stock-Based Compensation

  The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, and follows the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). See Note 12 for the required disclosures under SFAS 123.

 Increase in Authorized Shares and Stock Split

  In January 1996, the Company completed a two-for-one stock split of its Common Stock effected as a stock dividend. Accordingly, all share and per share amounts have been retroactively adjusted. In March 1996, the Company amended its Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 and to authorize 10,000,000 shares of preferred stock.

 Reclassification

  Certain December 31, 1995 and 1996 amounts have been reclassified to conform to the December 31, 1997 presentation.

3. BUSINESS ACQUISITIONS

 CSG Systems

  On November 30, 1994, the Company acquired all of the outstanding shares of CSG Systems for approximately $137 million in cash. The Acquisition was funded primarily from proceeds from the issuance of common and Preferred Stock (Note
5) and long-term debt (Note 6).

                        CSG SYSTEMS INTERNATIONAL, INC.

  The Acquisition was recorded using the purchase method of accounting. Of the $137 million purchase price, $13 million was allocated to net tangible assets, with property and equipment of $10.2 million being the primary component. The cost in excess of the fair value of the net tangible assets was allocated to the following intangible assets (in thousands):

                                                                      ASSET LIFE
                                                              AMOUNT   (YEARS)
                                                             -------- ----------
     Purchased research and development..................... $ 40,953    --
     Acquired software......................................   33,000      3
     Noncompete agreement and goodwill:
       Noncompete agreement.................................   25,000      5
       Goodwill.............................................    6,812     10
     Client contracts and related intangibles:
       Client contracts.....................................   15,000      5
       Client conversion methodologies......................    3,280      3
                                                             --------
                                                             $124,045
                                                             ========

  Purchased research and development represents research and development of software technologies which had not reached technological feasibility as of the Acquisition date, and had no other alternative future use. Purchased research and development was charged to operations as of the Acquisition date.

  Acquired software represents the value assigned to existing software products, the noncompete agreement is with FDC and has a five-year term, client contracts represent the value assigned to existing client contracts as of the Acquisition date, and client conversion methodologies represent the value assigned to documented conversion methods, systems, materials and procedures that enable the Company to efficiently convert clients to the Company's systems.

 Bytel Limited

  On June 28, 1996, the Company acquired all of the outstanding shares of Bytel for approximately $3.1 million in cash and assumption of certain liabilities of $1.6 million (the "Bytel Acquisition"). The Bytel Acquisition was recorded using the purchase method of accounting. The cost in excess of the fair value of the net tangible assets acquired of $4.2 million was allocated to goodwill. Bytel is a United Kingdom company which provides customer management software to the cable and telecommunications industries in the United Kingdom.

  The following represents the unaudited pro forma results of operations as if the Bytel Acquisition had occurred on January 1 (in thousands, except per share amounts):

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
     Total revenues.................................  $   105,275  $   136,536
     Loss attributable to common stockholders.......      (21,246)      (4,464)
     Pro forma loss per share attributable to common
      stockholders (basic and diluted)..............        (6.16)        (.20)

  The pro forma financial information shown above does not purport to be indicative of results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented or of the future results of operations.

                        CSG SYSTEMS INTERNATIONAL, INC.

4. SUMMITRAK ASSET ACQUISITION

  On August 10, 1997, the Company signed a 15-year exclusive contract with a TCI affiliate to consolidate 13.0 million TCI customers onto the Company's customer care and billing system (the "TCI Contract"). On August 10, 1997, the Company also entered into an agreement with TCI affiliates to acquire certain SUMMITrak assets, a client/server, open systems, in-house customer care and billing system in development (the "SUMMITrak Acquisition"). The SUMMITrak assets purchased consisted primarily of software, hardware, assembled workforce and intellectual property. Both the SUMMITrak Acquisition and the TCI Contract closed and became effective September 19, 1997. The purchase price for the SUMMITrak Acquisition was determined as follows (in thousands):

     Cash paid at closing............................................. $106,000
     Transaction-related costs........................................      500
     Common Stock warrants granted....................................   26,145
     Conversion incentive payments....................................   26,000
                                                                       --------
       Total purchase price........................................... $158,645
                                                                       ========

  The conversion incentive payments represent payments to TCI to i) incent TCI to timely convert its customers to the Company's system, and ii) reimburse TCI for the cost of converting to the Company's system. TCI will receive a monthly payment $0.15 per customer for the first 24 months after the customer is converted to the Company's system (total of $3.60 per customer), up to a total of $14.0 million. A total of 3.89 million TCI customers converted to the Company's systems equates to the $14.0 million. TCI will be paid an additional $12.0 million when the Company processes a total of 13.0 million TCI customers on its system. Based on the conversions scheduled as of December 31, 1997, the Company expects to pay TCI $17.8 million and $8.2 million in 1998 and 1999, respectively.

  The Company granted 1.5 million warrants to TCI as part of the overall purchase price. The warrants have a five-year life with a $24 per share exercise price. The fair value of the warrants included in the purchase price was estimated as of the date of the grant using the Black-Scholes pricing model. TCI will be able to exercise 1.0 million of the warrants when the Company processes a total of 13.0 million TCI customers on its customer care and billing system. The remaining 0.5 million warrants are exercisable at various increments as additional TCI customers are converted to the Company's systems. The total 1.5 million warrants are exercisable when the total number of TCI customers processed on the Company's systems reaches 14.25 million.

  The Company has included the conversion incentive payments and the estimated fair value of the warrants in the overall purchase price as the Company believes that such consideration is assured beyond a reasonable doubt as i) TCI currently has the necessary customers under its control to meet the milestones described above, ii) the Company believes it has the means to timely convert the necessary customers to its systems to meet the milestones described above, iii) both the Company and TCI are financially incented to timely convert the necessary customers to the Company's system to meet the milestones described above and iv) TCI's minimum financial commitments are based on a minimum of 13.0 million customers.

  The Company engaged an independent party to assist in the allocation of the purchase price to the assets acquired. The Company allocated the purchase price as follows (in thousands):

     Purchased research and development............................... $105,000
     15-Year Contract.................................................   51,575
     Other assets.....................................................    2,070
                                                                       --------
     Total allocated purchase price................................... $158,645
                                                                       ========

                        CSG SYSTEMS INTERNATIONAL, INC.

  Purchased research and development represents research and development of software technologies which had not reached technological feasibility as of the acquisition date, and had no other alternative future use. Purchased research and development was charged to operations in the fourth quarter of 1997. The value assigned to the 15-Year Contract will be amortized over the life of the contract in proportion to the guaranteed processing revenues under the contract. The other assets will be depreciated over their estimated useful lives of three years.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The following table represents the Preferred Stock activity (in thousands, except share and per share amounts):

     Balance, at inception (October 17, 1994)......................... $    --
      Issuance of 8,999,999 shares for cash ($6.56 per share).........   59,062
      Accretion.......................................................        4
      Accrued dividends...............................................      297
                                                                       --------
     Balance, December 31, 1994.......................................   59,363
      Accretion.......................................................       36
      Accrued dividends...............................................    3,586
                                                                       --------
     Balance, December 31, 1995.......................................   62,985
      Accretion.......................................................        7
      Accrued dividends...............................................      614
      Payment of accrued dividends....................................   (4,497)
      Conversion into 17,999,998 shares of Common Stock...............  (59,109)
                                                                       --------
     Balance, December 31, 1996....................................... $    --
                                                                       ========

  In conjunction with the Acquisition (Note 3), the Company sold for cash 8,999,999 shares of Preferred Stock with a par value of $.01 per share. Total proceeds, net of issuance costs of $0.4 million, were $59.1 million ($6.56 per share). The holders of Preferred Stock were entitled to vote on all matters and were entitled to the number of votes equivalent to the number of shares of Common Stock into which such shares of Preferred Stock were converted. All Preferred Stock converted into 17,999,998 shares of the Company's Common Stock upon completion of the IPO in March 1996.

  Prior to completion of the IPO, the holders of the outstanding shares of Preferred Stock were entitled to receive cumulative annual dividends of $.3967 per share, prior to any dividends being paid on the Company's Common Stock. Upon completion of the IPO and the resulting conversion into Common Stock, the Company paid dividends on the Preferred Stock of $4.5 million.

  Prior to completion of the IPO, the Company was required to redeem Preferred Stock on November 30, 2005. The redemption price was payable in cash and was equal to $6.61 per share plus any accrued and unpaid dividends. The excess of the redemption value over the carrying value was being accreted through periodic charges to accumulated deficit over the life of the issue.

6. DEBT

  The Acquisition discussed in Note 3 was partially funded with debt placed through a $100.0 million debt agreement with a bank (the "1994 Debt"). The 1994 Debt consisted of term loans of $95.0 million, and a revolving credit facility in the amount of $5.0 million. The Company made early payments on the 1994 Debt of $2.4 million and $2.0 million in 1995 and 1996, respectively. In conjunction with the IPO, the Company

                        CSG SYSTEMS INTERNATIONAL, INC.

refinanced its 1994 Debt with its bank in April 1996. The Company repaid approximately $40.6 million of the outstanding 1994 Debt, principally with IPO proceeds. The remaining balance of the 1994 Debt was refinanced with a single $40.0 million term note with the bank (the "1996 Debt"). In conjunction with this refinancing, the Company recorded an extraordinary loss of $1.3 million for the write-off of deferred financing costs. The Company did not recognize any income tax benefit related to the extraordinary loss. Under the 1996 Debt agreement, the Company retained its $5.0 million revolving credit facility. The Company paid an annual commitment fee of .375 percent on its unused portion of the revolving credit facility. Interest rates for the 1994 and 1996 Debt were based on an adjusted LIBOR rate or the bank's prime rate and were chosen at the option of the Company.

  In conjunction with the SUMMITrak Acquisition, the Company entered into a $190.0 million debt agreement with a bank in September 1997 (the "1997 Debt"), which consists of a $150.0 million term facility (the "Term Credit Facility") and a $40.0 million revolving credit facility. The proceeds from the Term Credit Facility were used to pay the $106.0 million cash purchase price for the SUMMITrak assets, retire the Company's existing 1996 Debt of $27.5 million, and pay transaction costs of $3.4 million. The remaining proceeds were used for general corporate purposes. In conjunction with this refinancing, the Company recorded an extraordinary loss of $0.6 million for the write-off of deferred financing costs. The Company did not recognize any income tax benefit related to the extraordinary loss. In December 1997, the Company made an optional principal payment on the Term Credit Facility of $15.0 million.

  Interest rates for the 1997 Debt, including the term and revolving credit facilities, are chosen at the option of the Company and are based on the LIBOR rate or the prime rate, plus an additional percentage spread, with the spread dependent upon the Company's leverage ratio. For the period from September 1997 through December 31, 1997, the spread on the LIBOR rate and prime rate was 1.75% and 0.5%, respectively. Based on the Company's leverage ratio as of December 31, 1997, the spread on the LIBOR rate and prime rate was reduced to 1.0% and 0%, respectively, effective January 1, 1998. As required by the 1997 Debt agreement, the Company entered into an interest rate collar agreement in December 1997 to manage its risk from the variable rate features of the 1997 Debt agreement (Note 2).

  The 1997 Debt agreement is collateralized by all of the Company's assets and the stock of its subsidiaries. The 1997 Debt agreement requires maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on payment of dividends, a fixed charge coverage ratio, a leverage ratio, and restrictions on capital expenditures. As of December 31, 1997, the Company was in compliance with all covenants. The payment of dividends or other types of distributions on any class of the Company's stock is restricted unless the Company's leverage ratio, as defined in the 1997 Debt agreement, is under 1.50. As of December 31, 1997, the leverage ratio was 2.80.

  Long-term debt as of December 31 consists of the following (in thousands):

                                                              1996      1997
                                                            --------  --------
Term Credit Facility, due September 2002, quarterly
 payments beginning June 30, 1998, ranging from $2.3
 million to $18.0 million, interest at adjusted LIBOR plus
 1.75 percent (7.4375 percent at December 31, 1997)........ $    --   $135,000
1996 Debt, due December 2000, quarterly principal payments
 ranging from $1.6 million to $2.5 million, interest at
 adjusted LIBOR plus 1.0 percent (6.375 percent at December
 31, 1996).................................................   32,500       --
Revolving credit facilities, due September 2002, interest
 at adjusted LIBOR plus 1.75 percent (7.4375 percent at
 December 31, 1997)........................................      --        --
                                                            --------  --------
                                                              32,500   135,000
Less-current portion.......................................  (10,000)   (6,750)
                                                            --------  --------
Long-term debt, net of current maturities.................. $ 22,500  $128,250
                                                            ========  ========

                        CSG SYSTEMS INTERNATIONAL, INC.

  There were no borrowings made on the revolving credit facilities during the years ended December 31, 1995, 1996 and 1997. Under the 1997 Debt agreement, the Company pays an annual commitment fee on the used portion of the revolving credit facility, based upon the Company's leverage ratio. For the period from September 1997 through December 31, 1997, the fee was .375 percent. The Company's ability to borrow under the current revolving credit facility is subject to maintenance of certain levels of eligible receivables. At December 31, 1997, $30.6 million of the $40.0 million revolving credit facility was available to the Company based on the level of eligible receivables.

  As of December 31, 1996 and 1997, unamortized deferred financing costs were $0.9 million and $2.9 million, respectively. Deferred financing costs are amortized to interest expense over the related term of the debt agreement using a method which approximates the effective interest rate method. Interest expense for the years ended December 31, 1995, 1996 and 1997, includes amortization of deferred financing costs of approximately $0.9 million, $0.6 million, and $0.5 million, respectively.

  As of December 31, 1997, scheduled maturities of the Company's long-term debt for each of the years ending December 31 are (in thousands):

     1998.............................................................. $  6,750
     1999..............................................................   19,125
     2000..............................................................   29,250
     2001..............................................................   34,875
     2002..............................................................   45,000
                                                                        --------
                                                                        $135,000
                                                                        ========

7. INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 is an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in the Company's Consolidated Financial Statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of or changes in the tax law or rates.

  Income tax provision (benefit) consists of the following (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995     1996      1997
                                                     -------  -------  --------
     Current:
      Federal....................................... $   249  $ 1,225  $  4,466
      State.........................................      47      230       615
      Foreign.......................................     --       --        810
                                                     -------  -------  --------
                                                         296    1,455     5,891
                                                     -------  -------  --------
     Deferred:
      Federal.......................................  (6,329)  (2,305)  (38,298)
      State.........................................  (1,188)    (433)   (5,276)
      Foreign.......................................     --       503       393
                                                     -------  -------  --------
                                                      (7,517)  (2,235)  (43,181)
                                                     -------  -------  --------
     Change in valuation allowance..................   7,221      780    37,290
                                                     -------  -------  --------
     Net income tax provision (benefit)............. $   --   $   --   $    --
                                                     =======  =======  ========

                        CSG SYSTEMS INTERNATIONAL, INC.

  The difference between the income tax benefit computed at the statutory federal income tax rate and the financial statement provision (benefit) for income taxes is summarized as follows (in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------
                                                   1995     1996      1997
                                                  -------  -------  --------
     Benefit at federal rate of 34 percent in
      1995 and 1996, and 35 percent in 1997...... $(6,521) $(1,270) $(36,005)
     Change in valuation allowance...............   6,656    1,283    37,290
     Effective state income taxes................    (694)    (134)   (3,030)
     Basis differences from acquisition..........     --    (1,346)      --
     Amortization of nondeductible goodwill......     227      231     1,582
     Stock-based employee compensation...........     286    1,214       157
     Other.......................................      46       22         6
                                                  -------  -------  --------
                                                  $   --   $   --   $    --
                                                  =======  =======  ========

  The deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial reporting purposes. The sources of these differences at December 31 are as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
     Current deferred tax assets (liabilities):
      Accrued expenses and reserves......................... $    744  $  1,325
      Deferred revenue......................................      --      3,033
                                                             --------  --------
                                                                  744     4,358
      Valuation allowance...................................     (699)   (3,915)
                                                             --------  --------
                                                             $     45  $    443
                                                             ========  ========
     Noncurrent deferred tax assets (liabilities):
      Purchased research and development.................... $ 13,040  $ 51,224
      Software..............................................    4,743     8,345
      Investment in discontinued operations.................    2,053       --
      Client contracts and related intangibles..............    1,766     1,508
      Noncompete agreements.................................    2,467     3,965
      Property and equipment................................     (262)      443
      Other.................................................      883    (1,168)
                                                             --------  --------
                                                               24,690    64,317
      Valuation allowance...................................  (23,334)  (57,408)
                                                             --------  --------
                                                             $  1,356  $  6,909
                                                             ========  ========

  As part of the Bytel Acquisition, the Company acquired certain net deferred tax assets and established a valuation allowance of approximately $1.0 million against those net deferred tax assets as of the acquisition date.

  At December 31, 1997, management evaluated its recent operating results, as well as projections for 1998 and concluded that it was more likely than not that certain of the deferred tax assets would be realized. Accordingly, the Company has recognized a deferred tax asset of $7.4 million. The Company has recorded a valuation allowance against the remaining deferred tax assets since realization of these future benefits is not sufficiently assured as of December 31, 1997.

                        CSG SYSTEMS INTERNATIONAL, INC.

8. EMPLOYEE RETIREMENT BENEFIT PLANS

 Defined Benefit Retirement Plan

  Effective December 1, 1994, as part of the Acquisition, the Company established a replacement plan for certain former employees of FDC which transferred their service credit to CSG. No new participants were allowed to enter this plan after December 1, 1994. Benefits under the plan are based on years of service and the employees' compensation during employment. Contributions to the plan are determined by an independent actuary on the basis of periodic valuations using the projected unit cost method. The Company's general funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. The periodic pension expense for the years ended December 31, 1995, 1996 and 1997, was $0.2 million each year. The net pension liability recognized in the accompanying consolidated balance sheets as of December 31, 1996 and 1997 is $0.2 million and $0.3 million, respectively.

 Incentive Savings Plan

  The Company sponsors a defined contribution plan covering substantially all employees of the Company. Participants may contribute up to 15 percent of their annual wages, subject to certain limitations, as pretax, salary deferral contributions. The Company makes certain matching and service related contributions to the plan. The Company's matching and service related contributions for the years ended December 31, 1995, 1996 and 1997, were approximately $1.3 million, $1.5 million and $2.0 million, respectively.

 Deferred Compensation Plan

  The Company established a non-qualified deferred compensation plan during 1996 for certain Company executives which allows the participants to defer a portion of their annual compensation. The Company provides a 25 percent matching contribution of the participant's deferral, up to a maximum of $6,250 per year. The Company also credits the participant's deferred account with a specified rate of return on an annual basis. The Company records the actuarially-determined present value of the obligations expected to be paid under the plan. As of December 31, 1996 and 1997, the Company has recorded a liability for this obligation of $0.1 million and $0.6 million, respectively. The Company's expense for this plan for the years ended December 31, 1996 and 1997, which includes Company contributions and interest expense, was $0.02 million and $0.1 million, respectively. The plan is unfunded.

9. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases certain office and production facilities under operating leases which run through 2007. Future aggregate minimum lease payments under these agreements for the years ending December 31, including a lease entered into subsequent to December 31, 1997, are as follows (in thousands):

     1998............................................................... $ 3,949
     1999...............................................................   3,884
     2000...............................................................   3,191
     2001...............................................................   2,653
     2002...............................................................   2,320
     Thereafter.........................................................   6,516
                                                                         -------
                                                                         $22,513
                                                                         =======

                        CSG SYSTEMS INTERNATIONAL, INC.

  Total rent expense for the years ended December 31, 1995, 1996 and 1997, was approximately $1.8 million, $1.9 million and $3.4 million, respectively.

 Service Agreements

  The Company has service agreements with FDC and subsidiaries for data processing services, communication charges and other related services. FDC provides data processing and related services required for the operation of the Company's CCS System.

  Prior to 1997, the Company was charged a usage-base fee per customer for data processing and related services. The other services were charged based on usage and/or actual costs. Effective January 1, 1997, the Company renegotiated its services agreement with FDC and its subsidiaries. The new agreement expires December 31, 2001, and is cancelable at the Company's option with a) notice of six months any time after January 1, 2000, and b) payment of a termination fee equal to 20 percent of the fees paid in the twelve months preceding the notification of termination. Under the new agreement, the Company is charged based on usage and/or actual costs, and is subject to certain limitations as to the amount of increases or decreases in usage between years. The total amount paid under the service agreements for the years ended December 31, 1995, 1996 and 1997, was approximately $16.9 million, $19.6 million and $19.2 million, respectively. The Company believes it could obtain data processing services from alternative sources, if necessary.

 Legal Proceedings

  In December 1996, CSG settled claims for indemnification against FDC arising from CSG's acquisition from FDC of CSG Systems. The claims related to certain patents held by Ronald A. Katz Technology Licensing Partnership L.P. ("RAKTL") which allegedly were infringed by the use of certain CSG products. The terms of the settlement were not material to CSG. In connection with the settlement, CSG entered into a non-exclusive patent license agreement with RAKTL, the terms of which are not expected by CSG to have a material effect on its business or future results of operations.

  In October 1996, a former senior vice president of CSG Systems filed a lawsuit against the Company and certain of its officers in the District Court of Arapahoe County, Colorado. The suit claims that certain amendments to stock agreements between the plaintiff and the Company are unenforceable, and that the plaintiff's rights were otherwise violated in connection with those amendments. The plaintiff is seeking damages of approximately $1.8 million, and in addition, seeks to have such damages trebled under certain Colorado statutes that the plaintiff claims are applicable. The Company denies the allegations and intends to vigorously defend the lawsuit at all stages. The trial is currently scheduled to commence in July 1998.

  In addition, from time to time, the Company is involved in other litigation relating to claims arising out of its operations in the normal course of business. In the opinion of the Company's management, after consultation with outside legal counsel, the ultimate dispositions of such matters will not have a materially adverse effect on the Company's consolidated financial position or results of operations.

10. DISCONTINUED OPERATIONS

  Contemporaneously with the Acquisition, the Company purchased all of the outstanding shares of Anasazi on November 30, 1994, for $6 million in cash. Anasazi provides central reservation systems and services for the hospitality and travel industry. On August 31, 1995, the company completed a tax-free reorganization of Anasazi. Stockholders of the Company purchased a controlling interest in Anasazi as part of the reorganization. As part of the reorganization, the Company received $2.0 million cash, surrendered all of its ownership rights in Anasazi's Common Stock and forgave a portion of a note receivable from Anasazi. In return for such

                        CSG SYSTEMS INTERNATIONAL, INC.

consideration, the Company received a $2.7 million note receivable and shares of convertible preferred stock representing less than a 20 percent ownership interest in Anasazi. In January 1996, the Company received a $2.0 million principal payment on this note, reducing the principal balance of the note to $0.7 million. In June 1996, the Company converted the remaining $0.7 million note balance into convertible preferred stock and stock warrants of Anasazi. In September 1997, the Company sold its remaining interest in Anasazi for $8.6 million cash.

  The Company accounted for its ownership in Anasazi as discontinued operations after its acquisition in 1994. As a result, the loss from discontinued operations included in the Company's Consolidated Financial Statements consists of the net losses of Anasazi prior to September 1, 1995. The loss of $0.7 million in August 1995, and the gain of $7.9 million in September 1997 relates to the Company's partial and then final disposition of its ownership interest in Anasazi. Revenues from Anasazi's operations for the eight months ended August 31, 1995 were $5.8 million. The Company did not recognize any income tax benefit or provision related to the loss or gain from discontinued operations.

11. COMMON STOCK

  In connection with its formation, the Company reserved 4,500,000 shares of Common Stock for sale to executive officers and other employees of the Company. At the time of the Acquisition, the Company sold 2,587,500 shares of Common Stock to executive officers for $575,000 in cash ($.22 per share):
1,150,000 shares under stock purchase agreements and 1,437,500 shares under performance stock purchase agreements. Of the remaining reserved shares, 1,655,500 shares were reserved for sale under the Company's Employee Stock Purchase Plan, and 257,000 shares were reserved for issuance under the Company's 1995 Incentive Stock Plan (Note 12).

  The following table represents the activity for Common Stock of the Company acquired under employee stock purchase agreements since inception (October 17, 1994) through December 31, 1997:

                          STOCK PURCHASE   RESTRICTED  PERFORMANCE    TOTAL
                         AGREEMENT SHARES STOCK SHARES STOCK SHARES  SHARES
                         ---------------- ------------ ------------ ---------
Shares outstanding,
 inception (October 17,
 1994)..................          --            --            --          --
  Shares issued during
   the period...........    1,150,000           --      1,437,500   2,587,500
                            ---------       -------     ---------   ---------
Shares outstanding,
 December 31, 1994......    1,150,000           --      1,437,500   2,587,500
  Shares issued during
   the year.............          --        593,000     1,062,500   1,655,500
                            ---------       -------     ---------   ---------
Shares outstanding,
 December 31, 1995......    1,150,000       593,000     2,500,000   4,243,000
  Shares repurchased and
   canceled in 1996.....          --        (25,600)      (80,000)   (105,600)
                            ---------       -------     ---------   ---------
Shares outstanding,
 December 31, 1996......    1,150,000       567,400     2,420,000   4,137,400
  Shares repurchased and
   canceled in 1997.....          --        (44,400)      (60,150)   (104,550)
                            ---------       -------     ---------   ---------
Shares outstanding,
 December 31, 1997......    1,150,000       523,000     2,359,850   4,032,850
                            =========       =======     =========   =========
Shares subject to
 repurchase, December
 31, 1997...............          --        165,640       369,360     535,000
                            =========       =======     =========   =========

  The 1,437,500 shares purchased under the performance stock purchase agreements for the period from inception (October 17, 1994) through December 31, 1994, were subject to a repurchase option of the Company at $.005 per share, exercisable upon termination of employment with the Company. These shares were originally scheduled to be released from the repurchase option not later than November 30, 2001. Upon completion of the IPO, these shares were no longer subject to the repurchase option.

                        CSG SYSTEMS INTERNATIONAL, INC.

 Employee Stock Purchase Plan

  The Company reserved 1,655,500 shares of Common Stock for sale to certain employees pursuant to the Employee Stock Purchase Plan (the "Plan"). During the year ended December 31, 1995, the Company sold 1,655,500 shares of Common Stock under the Plan for $1,378,000 (ranging from $.22 to $4.25 per share), consisting of $402,000 cash and $976,000 in full recourse promissory notes. Of the shares sold, 593,000 shares were sold under restricted stock agreements ("Restricted Stock") and 1,062,500 shares were sold under performance stock agreements.

    Restricted Stock. The Restricted Stock shares are subject to certain conditions and restrictions as prescribed by the Restricted Stock agreements. The Company has the option to repurchase the shares upon termination of employment, for the greater of the original purchase price or book value, as defined, depending upon the termination circumstances. These shares were originally scheduled to be released from the repurchase option not later than November 30, 2001. Upon completion of the IPO, 160,000 shares owned by certain executive officers were no longer subject to the repurchase option. In addition, the repurchase option for the remaining number of shares decreased to 20 percent annually over a five-year period, commencing on the later of an employee's hire date or November 30, 1994. During 1996 and 1997, the Company repurchased 25,600 unvested shares and 44,400 unvested shares, respectively, from terminated employees.

    Performance Stock. The shares sold under performance stock agreements are subject to certain conditions and restrictions as prescribed by the agreements. The Company has the option to repurchase the shares for the original purchase price upon termination of employment. These shares were originally scheduled to be released from the repurchase option not later than November 30, 2001. Upon completion of the IPO, the repurchase option for these shares decreased to 20 percent annually over a five-year period, commencing on the later of an employee's hire date or November 30, 1994. During 1996 and 1997, the Company repurchased 80,000 unvested shares and 60,150 unvested shares, respectively, from terminated employees.

  Certain Company employees financed a portion of their Common Stock purchases under the Plan with full recourse promissory notes. The notes accrue interest at seven percent annually and have terms of approximately five years. As of December 31, 1996 and 1997, the outstanding balance of the promissory notes is approximately $861,000 and $685,000, respectively, and is reflected as a component of stockholders' equity.

 Stock-Based Employee Compensation Expense

  The structure of the performance stock agreements required "variable" accounting for the related shares until the performance conditions were removed on October 19, 1995, thereby establishing a measurement date. At that date, the Company recognized total deferred compensation of $5.8 million which represents the difference between the price paid by the employees and the estimated fair value of the stock at October 19, 1995. The fair value of the stock was estimated by the Company to be $2.75 per share at that date. Prior to the completion of the IPO, the deferred compensation was being recognized as stock-based employee compensation expense on a straight-line basis from the time the shares were purchased through November 30, 2001. Upon completion of the IPO, 1,437,500 of performance stock shares owned by certain executive officers of the Company were no longer subject to the repurchase option. In addition, the repurchase option for the remaining performance stock shares decreased to 20 percent annually over a five-year period, commencing on the later of an employee's hire date or November 30, 1994. As a result, approximately $3.2 million of stock-based employee compensation expense was recorded in the month the IPO was completed. Stock-based employee compensation expense for the years ended December 31, 1995, 1996 and 1997, was $0.8 million, $3.6 million and $0.4 million, respectively. Deferred compensation of $1.2 million and $0.6 million, respectively, as of December 31, 1996 and 1997, is reflected as a component of stockholders' equity. Amortization of the stock-based deferred compensation subsequent to 1997 will be approximately $0.3 million per year.

                        CSG SYSTEMS INTERNATIONAL, INC.

  For discussion of outstanding rights to acquire additional Common Stock, see Notes 4 and 12.

12. STOCK-BASED COMPENSATION PLANS

 Stock Incentive Plans

  During 1995, the Company adopted the Incentive Stock Plan (the "1995 Plan") whereby 257,000 shares of the Company's Common Stock have been reserved for issuance to eligible employees of the Company in the form of stock options. The stock options are granted at prices set by the Board of Directors or a Committee of the Board (the "Board"), provided the minimum exercise price is no less than the fair market value of the Company's Common Stock at the date of the grant. The term of the outstanding options is 10 years. The 170,400 options outstanding under the 1995 Plan at December 31, 1997, vest annually over 5 years.

  During 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan") whereby 2,400,000 shares of the Company's Common Stock have been reserved for issuance to eligible employees of the Company in the form of stock options, stock appreciation rights, performance unit awards, restricted stock awards, or stock bonus awards. In December 1997, upon shareholder approval, the number of shares authorized for issuance under the 1996 Plan was increased to 4,000,000. As of December 31, 1997, 100,000, 947,150 and 810,560
options outstanding under the 1996 Plan vest annually over 3, 4 and 5 years, respectively.

  During 1997, the Company adopted the Stock Option Plan for Non-Employee Directors (the "Director Plan") whereby 100,000 shares of the Company's Common Stock have been reserved for issuance to non-employee Directors of the Company in the form of stock options. Stock options under the Director Plan are granted at prices set by the Board, provided the minimum exercise price is no less than the fair market value of the Company's Common Stock at the date of the grant. The term of the outstanding options is 10 years. The vesting periods of the options are determined under the discretion of the Board. The 48,000 options outstanding under the Director Plan at December 31, 1997, vest annually over 3 years.

  A summary of the stock options issued under the 1996 Plan, the Director Plan, and 1995 Plan and changes during the years ending December 31 are as follows:

                                                 YEAR ENDED DECEMBER 31,
                         --------------------------------------------------------------------------
                                  1995                    1996                      1997
                         ---------------------- ------------------------- -------------------------
                                    WEIGHTED                  WEIGHTED                  WEIGHTED
                                    AVERAGE                   AVERAGE                   AVERAGE
                         SHARES  EXERCISE PRICE  SHARES    EXERCISE PRICE  SHARES    EXERCISE PRICE
                         ------- -------------- ---------  -------------- ---------  --------------
Outstanding, beginning
 of year................     --      $  --        251,750     $  1.35     1,434,730     $ 18.62
 Granted................ 251,750       1.35     1,223,380       21.78     1,111,700       23.21
 Exercised..............     --         --         (4,800)       1.33       (74,300)      13.59
 Forfeited..............     --         --        (35,600)       7.36      (396,020)      20.70
                         -------     ------     ---------     -------     ---------     -------
Outstanding, end of
 year................... 251,750     $ 1.35     1,434,730     $ 18.62     2,076,110     $ 20.86
                         =======     ======     =========     =======     =========     =======
Options exercisable at
 year-end...............     --                    42,150                   265,076
                         =======                =========                 =========
Weighted average fair
 value of options
 granted during the
 year................... $   .30                $    9.77                 $    9.20
                         =======                =========                 =========
Options available for
 grant..................   5,250                1,211,545                 2,195,865
                         =======                =========                 =========

                        CSG SYSTEMS INTERNATIONAL, INC.

  The following table summarizes information about the Company's stock options as of December 31, 1997:

                                     OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                         ------------------------------------------- --------------------------
                                         WEIGHTED
                                         AVERAGE         WEIGHTED                   WEIGHTED
        RANGE OF           NUMBER       REMAINING        AVERAGE       NUMBER       AVERAGE
    EXERCISE PRICES      OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE EXERCISABLE EXERCISE PRICE
    ---------------      ----------- ---------------- -------------- ----------- --------------
$ 1.25-$ 3.75...........    170,400        7.65          $  1.37        58,350      $  1.40
$15.00-$22.125..........  1,254,450        8.83            18.17       111,500        17.33
$23.50-$29.875..........    514,760        8.81            29.17        95,226        29.27
$33.56-$46.75...........    136,500        9.82            38.62           --           --
                          ---------        ----          -------       -------      -------
$ 1.25-$46.75...........  2,076,110        8.79          $ 20.86       265,076      $ 18.11
                          =========        ====          =======       =======      =======

  In January 1998, the Company granted 489,300 options at a weighted average price per share of $42.22 under the 1996 Plan, with 468,000 shares and 21,300 shares vesting over four and two years, respectively. These options are not reflected in the above tables as they were granted subsequent to December 31, 1997.

 1996 Employee Stock Purchase Plan

  During 1996, the Company adopted the 1996 Employee Stock Purchase Plan whereby 250,000 shares of the Company's Common Stock have been reserved for sale to employees of the Company and its subsidiaries through payroll deductions. The price for shares purchased under the plan is 85% of market value on the last day of the purchase period. Purchases are made at the end of each month. During 1996 and 1997, respectively, 5,753 shares and 19,659 shares have been purchased under the plan for $83,000 ($13.07 to $17.21 per share) and $439,000 ($14.34 to $34.00 per share).

 Stock-Based Compensation Plans

  At December 31, 1997, the Company had four stock-based compensation plans, as described above. The Company accounts for these plans under APB Opinion No. 25, under which no compensation expense has been recognized in 1995, 1996 or 1997, except for $89,000 recognized in 1996 for 5,925 shares granted as stock bonus awards under the 1996 Plan.

  Had compensation expense for the Company's four stock-based compensation plans been based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net loss and net loss per share attributable to common stockholders for 1995, 1996 and 1997 would approximate the pro forma amounts as follows (in thousands, except per share amounts):

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995     1996      1997
                                                  --------  -------  ---------
     Net loss:
      As reported...............................  $(22,766) $(4,350) $(102,871)
      Pro forma.................................   (22,770)  (5,263)  (104,776)
     Net loss per common share (basic and dilut-
      ed):
      As reported...............................     (6.60)    (.20)     (4.03)
      Pro forma.................................     (6.60)    (.24)     (4.11)

  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1995, 1996 and 1997, respectively: risk-free interest rates of 6.3 percent, 6.1 percent and 6.3 percent; dividend yield of zero percent for

                        CSG SYSTEMS INTERNATIONAL, INC.

all years; expected lives of 4.0, 5.0, and 3.9 years; and volatility of zero percent, 40.0 percent, and 40.0 percent. Consistent with SFAS 123, the Company assumed zero volatility for all options granted prior to the date the Company qualified as a public entity.

  The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 applies only to 1995, 1996 and 1997, and additional awards in future years are anticipated.

13. UNAUDITED QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                   QUARTER ENDED
                                     -------------------------------------------
                                     MARCH 31  JUNE 30  SEPTEMBER 30 DECEMBER 31
                                     --------  -------  ------------ -----------
1996:
 Total revenues..................... $26,757   $30,431    $35,320     $  39,789
 Gross margin.......................  10,153    12,288     15,722        19,889
 Operating income (loss)(1)(2)......  (4,992)      (82)     1,541         4,381
 Income (loss) attributable to
  common stockholders...............  (7,117)     (696)       948         3,775
  Extraordinary item(1).............  (1,260)      --         --            --
 Net income (loss) attributable to
  common stockholders...............  (8,377)     (696)       948         3,775
 Net income (loss) per share (basic
  and diluted):
  Income (loss) attributable to
   common stockholders..............    (.65)     (.03)       .04           .15
  Extraordinary item................    (.11)      --         --            --
  Net income (loss) attributable to
   common stockholders..............    (.76)     (.03)       .04           .15
1997:
 Total revenues..................... $38,582   $41,030    $43,278     $  48,914
 Gross margin.......................  16,094    18,862     21,235        25,631
 Operating income (loss)(4).........   1,327     2,117      3,740      (113,719)
 Income (loss) attributable to
  common stockholders...............   1,164     1,731      3,113      (116,224)
  Extraordinary item(3).............     --        --        (577)          --
  Discontinued operations(3)........     --        --       7,922           --
 Net income (loss) attributable to
  common stockholders...............   1,164     1,731     10,458      (116,224)
 Net income (loss) per share (basic
  and diluted):
  Income (loss) attributable to
   common stockholders..............     .05       .07        .12         (4.56)
  Extraordinary item................     --        --        (.02)          --
  Discontinued operations...........     --        --         .30           --
  Net income (loss) attributable to
   common stockholders..............     .05       .07        .40         (4.56)

--------
(1) The first quarter of 1996 includes a $3.2 million non-recurring charge, or $0.29 per share, to record stock-based compensation expense for certain employees vesting in their performance stock purchase agreements effective with the closing of the IPO (Note 11). In addition, the first quarter of 1996 includes a $1.3 million extraordinary charge for early extinguishment of debt (Note 6).

(2) During the fourth quarter of 1996, the Company recorded a reduction in operating expenses of approximately $1.4 million, or $0.05 per share, related to favorable pricing adjustments for processing services previously recorded as expense ratably over the first three quarters of 1996.

(3) The third quarter of 1997 includes a $0.6 million extraordinary charge for early extinguishment of debt (Note 6). In addition, the third quarter of 1997 includes a $7.9 million gain on disposition of discontinued operations (Note 10).

(4) The fourth quarter of 1997 includes the following non-recurring items:
    (a) The Company recorded a $105.5 million charge, or $4.14 per share, for purchased research and development related primarily to the SUMMITrak asset acquisition (Note 4).
    (b) The Company recorded a $11.7 million charge, or $0.46 per share, for impairment of certain capitalized software development costs (Note 2). This charge includes internal software development costs of $8.4 million which were previously capitalized over the first three quarters of 1997 at $2.8 million per quarter.
    (c) The Company recorded a $4.7 million charge, or $0.18 per share, for impairment of certain intangible assets (Note 2).

                                      LOGO

                      [ALTERNATE INTERNATIONAL COVER PAGE]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject To Completion)
Issued March 17, 1998

                                3,498,700 Shares

                                      LOGO

                        CSG SYSTEMS INTERNATIONAL, Inc.
                                  COMMON STOCK

                                  -----------

ALL OF  THE 3,498,700  SHARES OF  COMMON STOCK BEING  OFFERED HEREBY  ARE BEING
 SOLD BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF
  COMMON STOCK BY THE SELLING STOCKHOLDERS. OF THE 3,498,700 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 699,740 SHARES ARE BEING OFFERED INITIALLY
   OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND 2,798,960 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES
    AND CANADA  BY THE  U.S. UNDERWRITERS.  SEE "UNDERWRITERS."  THE COMMON
     STOCK OF THE COMPANY IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CSGS." ON MARCH 16, 1998, THE REPORTED LAST SALE PRICE OF
      THE COMMON  STOCK ON  THE NASDAQ  NATIONAL MARKET  WAS $39 3/4  PER
      SHARE.

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                 UNDERWRITING     PROCEEDS TO
                                       PRICE TO  DISCOUNTS AND      SELLING
                                        PUBLIC  COMMISSIONS (1) STOCKHOLDERS (2)
                                       -------- --------------- ----------------
Per Share.............................   $           $                 $
Total (3).............................  $           $                 $

-----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
(2) See "Underwriters" for information relating to the payment of expenses in connection with the Offering.
(3) Certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 524,805 additional Shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
    commissions and proceeds to selling stockholders will be $      , $
    and $      , respectively. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about     , 1998 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER                          BT ALEX. BROWN INTERNATIONAL

     , 1998

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following represents the Registrant's estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and the NASD filing fees, all amounts are estimates. The Underwriters have agreed to pay all expenses, other than underwriting discounts and commissions, incurred in connection with the offering.

                                                                       ESTIMATED
           TYPE OF EXPENSE                                              AMOUNT
           ---------------                                             ---------
   Securities and Exchange Commission Registration Fee................ $ 44,439
   National Association of Securities Dealers, Inc. Filing Fee........   15,564
   Transfer Agent Fees and Expenses...................................   10,000
   Legal Fees and Expenses............................................  175,000
   Accounting Fees and Expenses.......................................   80,000
   Printing and Engraving Expenses....................................  100,000
   Miscellaneous......................................................   24,997
                                                                       --------
     Total............................................................ $450,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, the Registrant's By-Laws require the Registrant, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, to indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. For purposes of this provision, a "director" or "officer" of the Registrant includes any person (i) who is or was a director or officer of the Registrant, (ii) who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation that was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation. The Registrant may, to the extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. For purposes of this provision, an "employee" or "agent" of the Registrant (other than a director or officer) includes any person (i) who is or was an employee or agent of the Registrant, (ii) who is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

  The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers. The Registrant has entered into separate indemnification agreements with each of its directors and certain executive and other officers. See "Description of Capital Stock--Limitation of Liability and Indemnification." Under a registration rights agreement between the Registrant and certain of its stockholders, the Registrant agreed to indemnify each stockholder selling his or her shares thereunder in connection with any expenses, losses, claims, damages or liabilities arising out of certain acts or omissions of the Registrant. The Registrant has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
    1.01*     Underwriting Agreement
    2.01(1)   Agreement of Merger among CSG Holdings, Inc., CSG Acquisition
              Corporation, Cable Services Group, Inc. and First Data Resources
              Inc., dated October 26, 1994
    (2.02 intentionally omitted)
    2.03(1)   Amendment Agreement between First Data Corporation, First Data
              Resources Inc., CSG Holdings, Inc., CSG Systems, Inc. and Anasazi
              Inc., dated April 27, 1995
    (2.04-2.06 intentionally omitted)
    2.07(1)   Founder Stock Purchase Agreement between CSG Holdings, Inc. and
              Neal C. Hansen, dated November 30, 1994
    2.08(1)   Founder Stock Purchase Agreement between CSG Holdings, Inc. and
              George Haddix, dated November 30, 1994
    2.09(1)   Founder Performance Stock Purchase Agreement between CSG
              Holdings, Inc. and Neal C. Hansen, dated November 30, 1994, and first and second amendments thereto
    2.10(1)   Founder Performance Stock Purchase Agreement between CSG
              Holdings, Inc. and George Haddix, dated November 30, 1994, and first and second amendments thereto
    2.11(1)   Series A Preferred Stock Purchase Agreement among CSG Holdings,
              Inc. and the purchasers listed on the Schedule of Purchasers attached thereto, dated November 30, 1994
    2.12(1)   Stockholders Agreement among CSG Holdings, Inc. and each of the investors listed on the Schedule of Investors attached thereto, dated November 30, 1994
    (2.13-2.15 intentionally omitted)
    2.16(2)   Share Purchase Agreement among Cray Systems Ltd., Digital
              Equipment Company Ltd. and CSG Systems International, Inc. dated
              June 28, 1996
    2.17(2)   Administration and Development Services Agreement between Cray
              Systems Ltd. and Bytel Limited dated June 28, 1996
    (2.18 intentionally omitted)
    2.19(3)** Restated and Amended CSG Master Subscriber Management System
              Agreement between CSG Systems, Inc. and TCI Cable Management
              Corporation dated August 10, 1997
    2.20(3)   Asset Purchase Agreement between CSG Systems International, Inc.
              and TCI SUMMITrak of Texas, Inc., TCI SUMMITrak, L.L.C., and TCI
              Technology Ventures, Inc., dated August 10, 1997
    2.21(3)   Contingent Warrant to Purchase Common Stock between CSG Systems
              International, Inc. and TCI Technology Ventures, Inc., dated
              September 19, 1997
    2.22(3)   Royalty Warrant to Purchase Common Stock between CSG Systems
              International, Inc. and TCI Technology Ventures, Inc., dated
              September 19, 1997
    2.23(3)   Registration Rights Agreement between CSG Systems International,
              Inc. and TCI Technology Ventures, Inc., dated September 19, 1997
    2.24(3)   Loan Agreement among CSG Systems, Inc. and CSG Systems
              International, Inc. as co-borrowers, and certain lenders and
              Banque Paribas, as Agent, dated September 18, 1997
    2.25(4)   First Amendment to Loan Agreement among CSG Systems, Inc. and CSG
              Systems International, Inc. as co-borrowers, and certain lenders and Banque Paribas, as Agent, dated November 21, 1997

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------
    4.01(1) Form of Common Stock Certificate
    5.01    Opinion of Baker & McKenzie
   23.01    Consent of Arthur Andersen LLP
   23.02    Consent of Baker & McKenzie (see Exhibit 5.01)
   24.01    Power of Attorney (contained in Signature Page)
   99.01(4) Safe Harbor for Forward-Looking Statements under the Private
            Securities Litigation Reform Act of 1995--Certain Cautionary
            Statements and Risk Factors

--------
(1) Incorporated by reference to the exhibit of the same number to the Registration Statement No. 333-244 on Form S-1.
(2) Incorporated by reference to the exhibit of the same number to the Registrant's Current Report on Form 8-K dated July 9, 1996.
(3) Incorporated by reference to the exhibit of the same number to the Registrant's Current Report on Form 8-K dated October 6, 1997.
(4) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
 * To be filed by amendment.
 ** Portions of the exhibit have been omitted pursuant to an application for confidential treatment, and the omitted portions have been filed separately with the Commission.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON MARCH 17, 1998.

                                          CSG Systems International, Inc.

                                                    /s/ Neal C. Hansen
                                          By: _________________________________
                                              NEAL C. HANSEN, CHIEF EXECUTIVE
                                               OFFICER (PRINCIPAL EXECUTIVE
                                                         OFFICER)

                               POWER OF ATTORNEY

  WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF CSG HOLDINGS, INC., HEREBY SEVERALLY AND INDIVIDUALLY CONSTITUTE AND APPOINT, NEAL C. HANSEN, JOHN P. POGGE, GREG A. PARKER, AND RANDY WIESE, AND EACH OF THEM, THE TRUE AND LAWFUL ATTORNEYS AND AGENTS OF EACH OF US TO EXECUTE IN THE NAME, PLACE AND STEAD OF EACH OF US (INDIVIDUALLY AND IN ANY CAPACITY STATED BELOW) ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT ON FORM S-3 AND ANY ADDITIONAL REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AND ALL INSTRUMENTS NECESSARY OR ADVISABLE IN CONNECTION THEREWITH AND TO FILE THE SAME WITH THE SECURITIES AND EXCHANGE COMMISSION, EACH OF SAID ATTORNEYS AND AGENTS TO HAVE POWER TO ACT WITH OR WITHOUT THE OTHER AND TO HAVE FULL POWER AND AUTHORITY TO DO AND PERFORM IN THE NAME AND ON BEHALF OF EACH OF THE UNDERSIGNED EVERY ACT WHATSOEVER NECESSARY OR ADVISABLE TO BE DONE IN THE PREMISES AS FULLY AND TO ALL INTENTS AND PURPOSES AS ANY OF THE UNDERSIGNED MIGHT OR COULD DO IN PERSON, AND WE HEREBY RATIFY AND CONFIRM OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS AND AGENTS AND EACH OF THEM TO ANY AND ALL SUCH AMENDMENT AND AMENDMENTS.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                NAME                            TITLE                DATE

         /s/ Neal C. Hansen            Chairman of the Board    March 17, 1998
_____________________________________   of Directors and
           NEAL C. HANSEN               Chief Executive
                                        Officer (Principal
                                        Executive Officer)

          /s/ John P. Pogge            President, Chief         March 17, 1998
_____________________________________   Operating Officer and
            JOHN P. POGGE               Director

         /s/ Greg A. Parker            Vice President and       March 17, 1998
_____________________________________   Chief Financial
           GREG A. PARKER               Officer (Principal
                                        Financial Officer)

                NAME                             TITLE               DATE

           /s/ Randy Wiese              Controller (Principal   March 17, 1998
_____________________________________    Accounting Officer)
             RANDY WIESE

        /s/ George F. Haddix            Director                March 17, 1998
_____________________________________
          GEORGE F. HADDIX

      /s/ Rockwell A. Schnabel          Director                March 17, 1998
_____________________________________
        ROCKWELL A. SCHNABEL

          /s/ Frank V. Sica             Director                March 17, 1998
_____________________________________
            FRANK V. SICA

        /s/ Royce J. Holland            Director                March 17, 1998
_____________________________________
          ROYCE J. HOLLAND

       /s/ Bernard W. Reznicek          Director                March 17, 1998

_____________________________________
        /s/ Janice Obuchowski           Director                March 17, 1998
         BERNARD W. REZNICEK
_____________________________________
          JANICE OBUCHOWSKI

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
    1.01*     Underwriting Agreement
    2.01(1)   Agreement of Merger among CSG Holdings, Inc., CSG Acquisition
              Corporation, Cable Services Group, Inc. and First Data Resources
              Inc., dated October 26, 1994
    (2.02 intentionally omitted)
    2.03(1)   Amendment Agreement between First Data Corporation, First Data
              Resources Inc., CSG Holdings, Inc., CSG Systems, Inc. and Anasazi
              Inc., dated April 27, 1995
    (2.04-2.06 intentionally omitted)
    2.07(1)   Founder Stock Purchase Agreement between CSG Holdings, Inc. and
              Neal C. Hansen, dated November 30, 1994
    2.08(1)   Founder Stock Purchase Agreement between CSG Holdings, Inc. and
              George Haddix, dated November 30, 1994
    2.09(1)   Founder Performance Stock Purchase Agreement between CSG
              Holdings, Inc. and Neal C. Hansen, dated November 30, 1994, and first and second amendments thereto
    2.10(1)   Founder Performance Stock Purchase Agreement between CSG
              Holdings, Inc. and George Haddix, dated November 30, 1994, and first and second amendments thereto
    2.11(1)   Series A Preferred Stock Purchase Agreement among CSG Holdings,
              Inc. and the purchasers listed on the Schedule of Purchasers attached thereto, dated November 30, 1994
    2.12(1)   Stockholders Agreement among CSG Holdings, Inc. and each of the investors listed on the Schedule of Investors attached thereto, dated November 30, 1994
    (2.13-2.15 intentionally omitted)
    2.16(2)   Share Purchase Agreement among Cray Systems Ltd., Digital
              Equipment Company Ltd. and CSG Systems International, Inc. dated
              June 28, 1996
    2.17(2)   Administration and Development Services Agreement between Cray
              Systems Ltd. and Bytel Limited dated June 28, 1996
    (2.18 intentionally omitted)
    2.19(3)** Restated and Amended CSG Master Subscriber Management System
              Agreement between CSG Systems, Inc. and TCI Cable Management
              Corporation dated August 10, 1997
    2.20(3)   Asset Purchase Agreement between CSG Systems International, Inc.
              and TCI SUMMITrak of Texas, Inc., TCI SUMMITrak, L.L.C., and TCI
              Technology Ventures, Inc., dated August 10, 1997
    2.21(3)   Contingent Warrant to Purchase Common Stock between CSG Systems
              International, Inc. and TCI Technology Ventures, Inc., dated
              September 19, 1997
    2.22(3)   Royalty Warrant to Purchase Common Stock between CSG Systems
              International, Inc. and TCI Technology Ventures, Inc., dated
              September 19, 1997
    2.23(3)   Registration Rights Agreement between CSG Systems International,
              Inc. and TCI Technology Ventures, Inc., dated September 19, 1997
    2.24(3)   Loan Agreement among CSG Systems, Inc. and CSG Systems
              International, Inc. as co-borrowers, and certain lenders and
              Banque Paribas, as Agent, dated September 18, 1997
    2.25(4)   First Amendment to Loan Agreement among CSG Systems, Inc. and CSG
              Systems International, Inc. as co-borrowers, and certain lenders and Banque Paribas, as Agent, dated November 21, 1997

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------
    4.01(1) Form of Common Stock Certificate
    5.01    Opinion of Baker & McKenzie
   23.01    Consent of Arthur Andersen LLP
   23.02    Consent of Baker & McKenzie (see Exhibit 5.01)
   24.01    Power of Attorney (contained in Signature Page)
   99.01(4) Safe Harbor for Forward-Looking Statements under the Private
            Securities Litigation Reform Act of 1995--Certain Cautionary
            Statements and Risk Factors

--------
(1) Incorporated by reference to the exhibit of the same number to the Registration Statement No. 333-244 on Form S-1.
(2) Incorporated by reference to the exhibit of the same number to the Registrant's Current Report on Form 8-K dated July 9, 1996.
(3) Incorporated by reference to the exhibit of the same number to the Registrant's Current Report on Form 8-K dated October 6, 1997.
(4) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
  * To be filed by amendment.
 ** Portions of the exhibit have been omitted pursuant to an application for confidential treatment, and the omitted portions have been filed separately with the Commission.